As filed with the Securities and Exchange Commission on December 2, 2005

Registration No. 333-126007

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

E-FUTURE INFORMATION TECHNOLOGY INC.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	7371	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

or

e-Future Information Technology Inc. No. 10 Building BUT Software Park No. 1 Disheng North Street BDA, Yizhuang District Beijing 100176, People’s Republic of China 86-10-51650988	Offshore Incorporations (Cayman) Limited Group Scotia Centre P.O. Box 2804 GT Grand Cayman, Cayman Islands 345-945-7388	Mr. Ming Zhu c/o RMCC International, Inc. 6724 Patterson Avenue Richmond, Virginia 23226 804-288-3720
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Haneberg, Esq.

Kaufman & Canoles

III James Center, 1051 East Cary Street, 12th Floor

Richmond, Virginia 23219

(804) 771-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary Shares	$9,000,000	—
Total	$9,000,000	$1,060

(1)	Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 2, 2005

e-Future Information Technology Inc.

1,000,000 Ordinary Share Minimum Offering

1,500,000 Ordinary Share Maximum Offering

This is the initial public offering of e-Future Information Technology Inc., a Cayman Islands corporation. We are offering a minimum of 1,000,000 ordinary shares and a maximum of 1,500,000 ordinary shares. Our officers and directors may, but have made no commitment, nor indicated they intend to, purchase shares in the offering. Purchases by our officers and directors may be made in order to reach the minimum offering amount. We have not placed a limit on the number of shares our officers and directors may purchase in this offering.

We expect that the offering price will be $6.00 per share. No public market currently exists for our shares. We have applied for approval for quotation on the NASDAQ Capital Market under the symbol “EFUT” for the ordinary shares we are offering. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NASDAQ Capital Market.

Investing in these ordinary shares involves significant risks. See “ Risk Factors” beginning on page 4 of this prospectus.

	Per Ordinary Share	Maximum Offering	Minimum Offering
Public Offering Price	$6.00	$9,000,000	$6,000,000
Underwriting Commission	$0.48	$720,000	$480,000
Proceeds to us, before expenses	$5.52	$8,280,000	$5,520,000

We expect total cash expenses for this offering to be approximately $275,000. The underwriter must sell the minimum number of securities offered (1,000,000 ordinary shares) if any are sold. The underwriter is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our underwriter after which the minimum offering is sold or (ii) December 31, 2005. We will only accept subscriptions from investors in California and Texas if they meet the suitability standards described in this prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Anderson & Strudwick,

Incorporated

Prospectus dated [                        ], 2005

Unless we indicate otherwise, all information in this prospectus reflects conversion of all outstanding preferred shares to ordinary shares upon the closing of this offering.

Except where the context otherwise requires and for purposes of this prospectus only:

•	the terms “we,” “us,” “our company,” “our” and “e-Future” refer to e-Future Information Technology Inc., and its operating subsidiary, e-Future (Beijing) Tornado Information Technology, Inc. (“e-Future Beijing”);

•	“shares” and “ordinary shares” refer to our ordinary shares;

•	“China” and “PRC” refer to the People’s Republic of China, and for the purpose of this prospectus only, excluding Taiwan, Hong Kong and Macau; and

•	all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars,” “U.S.$” and “$” are to the legal currency of the United States.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Unless otherwise stated, the translations of RMB into U.S. dollars have been made at the single rate of exchange of U.S. $1.00 to RMB 8.2765, the exchange rate at December 31, 2004. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. See “Risk Factors – Fluctuation of the Renminbi could materially affect our financial condition and results of operations.” for discussions of the effects of fluctuating exchange rates on the value of our shares. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

SUITABILITY FOR CALIFORNIA INVESTORS ONLY

In order to purchase our ordinary shares, a California investor must have:

•	a minimum net worth of at least $75,000 (excluding the value of your home, home furnishings and automobiles); and

•	gross income of not less than $50,000; or

•	a liquid net worth of $150,000.

In neither case, may your investment in our ordinary shares exceed ten (10%) of your net worth. Any California investor, however, may purchase up to $2,500 of our ordinary shares without restriction.

SUITABILITY FOR TEXAS INVESTORS ONLY

In order to purchase our ordinary shares, a Texas investor must have:

•	a minimum annual gross income of $65,000 and a minimum net worth of $65,000, exclusive of automobiles, home and home furnishings; or

•	a minimum net worth of $150,000, exclusive of automobiles, home and home furnishings.

SUITABILITY FOR WASHINGTON INVESTORS ONLY

In order to purchase our ordinary shares, a Washington investor must qualify as an “accredited investor,” as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended.

ii

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

We are a holding company for e-Future (Beijing) Tornado Information Technology Inc., our wholly-owned operating subsidiary in China. We are a leading provider of integrated software and professional services for participants in China’s supply chain front market. These participants include manufacturers, distributors, wholesalers, logistics companies and retailers throughout China. At the present time, our customers are centered in four industries: retail, automobile, general household appliance and consumer goods. Our software products, however, can optimize the operations of businesses in a wide variety of industries. We expect to broaden our scope of customers over time. See “Our Business – General”.

Our solutions are specifically designed to optimize demand processes from finished goods to customer checkout, and to address supply chain management, business processes, decision support, inventory optimization, collaborative planning and forecasting requirements. Our software solutions business is enhanced and supported by our consulting services and ongoing maintenance on existing software installations. Our principal executive offices are located at No. 10 Building, BUT Software Park, No. 1 Disheng North Street, BDA, Yizhuang District, Beijing 100176, People’s Republic of China. Our telephone number is 86-10-51650988. Our website address is www.e-future.com.cn. Information contained on the website is substantially in Chinese. Information contained on our website or any other website is not a part of this prospectus.

Our Corporate Structure

We were established as an offshore company incorporated in the Cayman Islands on November 2, 2000. In March 2001, we acquired e-Future (Beijing) Tornado Technology Inc. (“e-Future Beijing”), and created a holding company structure by which we were the parent company and e-Future Beijing was our operating subsidiary in China. e-Future Beijing was formed in January 2000 and has been focused on software development since its foundation. See “Our Corporate Structure.”

The Offering

Shares offered:	1,500,000 ordinary shares

Shares to be outstanding, if maximum offering is sold:	3,000,000 ordinary shares

Shares to be outstanding, if minimum offering is sold:	2,500,000 ordinary shares

Proposed NASDAQ Capital Market symbol:	“EFUT”

Risk factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in the shares.

Gross proceeds, if maximum offering is sold: Gross proceeds, if minimum offering is sold:	$9,000,000 $6,000,000

Closing of offering:	The offering contemplated by this prospectus will terminate upon the earlier of: (i) a date mutually acceptable to us and our underwriter after which the minimum offering is sold or (ii) December 31, 2005.

Summary Financial Information

In the table below, we provide you with historical selected financial data for the fiscal years ended December 31, 2004, 2003, 2002, and 2001 and the periods ended June 30, 2004 and 2003. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	RMB							USD
	For the Year ended December 31,					For the Period Ended June 30,		For the Year Ended December 31, 2004
	2000	2001	2002	2003	2004	2004	2005
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)	(Unaudited)
Total Sales	—	26,401,734	36,176,310	28,453,099	34,703,297	14,358,497	11,546,165	4,192,991
Income (Loss) From Operations	(3,457,789)	(20,541,377)	(5,825,259)	(661,552)	5,379,543	437,038	221,021	649,979
Net Income (Loss)	(5,530,811)	(20,817,794)	(6,140,366)	(1,025,929)	4,706,971	156,785	55,570	568,716
Basic Earnings (Loss) Per Share	(6.00)	(22.58)	(6.66)	(1.11)	5.11	0.17	0.05	0.62
Diluted Earnings (Loss) Per Share	(6.00)	(22.58)	(6.66)	(1.11)	3.01	0.10	0.04	0.36

	RMB						USD
	As of December 31,					June 30, 2005	As of December 31, 2004
	2000	2001	2002	2003	2004
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Total Assets	22,909,481	51,454,905	31,637,536	35,250,228	27,272,199	30,466,881	3,295,135
Total Current Liabilities	(13,950,141)	(44,835,236)	(31,591,125)	(35,705,675)	(22,674,579)	(25,675,338)	(2,739,413)
Net Assets	8,959,340	6,619,669	46,411	(455,447)	4,597,620	4,791,543	555,722
Capital Stock (Excluding Long Term Debt and Redeemable Preferred Stock)	—	576,817	576,817	576,817	576,817	938,550	69,693

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face, but represent the material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

Our customers are Chinese companies engaged in retail, distribution and logistics industries, and, consequently, our financial performance is dependent upon the economic conditions of these industries.

We have derived most of our revenues to date from the license of software products and related services to the Chinese retail, distribution and logistics industries, and our future growth is critically dependent on increased sales to these particular industries. The success of our customers is intrinsically linked to economic conditions in these industries, which in turn are subject to intense competitive pressures and are affected by overall economic conditions. We believe the license of our software solutions and the purchase of our related services is discretionary and generally involves a significant commitment of capital. As a result, although we believe our products can assist China’s retailers, distributors, wholesalers, and logistics companies in a competitive environment, demand for our products and services could be disproportionately affected by instability or downturns the retailing, distribution, wholesaling and logistics industries which may cause customers to exit the industry or delay, cancel or reduce any planned expenditures for information management systems and software products. We have previously experienced this effect in connection with the impact that severe acute respiratory syndrome, or SARS, placed upon China’s retailing industry in recent years. There can be no assurance that we will be able to continue our historical revenue growth or sustain our profitability on a quarterly or annual basis or that our results of operations will not be adversely affected by continuing or future downturns in these industries. Any adverse change in the Chinese retail, distribution and logistics industries could adversely affect the level of software expenditure by the participants in these industries, which, in turn, could result in a material reduction in our sales. See “Our Business – Market Background.”

Although we achieved profitability for the first time in 2004, since our formation we have generated a significant shareholders’ deficit, and we cannot provide any assurance that our recent profitability will continue.

We earned RMB 4,706,971 in 2004. As of December 31, 2004, however, we had a shareholders’ deficit of RMB 25,986,373; however, RMB 30,583,993 was attributable to the issuance of mandatorily redeemable, convertible preferred stock in 2001 which was classified for accounting purposes as a long-term liability. The holders of these preferred shares converted them into ordinary shares on June 16, 2005. As such, as of June 30, 2005, our shareholders’ deficit was replaced with shareholders’ equity of RMB 4,791,543. While we have recently achieved profitability, there can be no assurance, however, that we will be able to continue our growth or profitability. See “Financial Statements.”

Between 2002 and 2004, revenues from the sales of our software solutions more than doubled, and such growth will require our officers to manage our business efficiently while recruiting a significant number of new employees to assist in further development and implementation of our software.

From 2002 to 2004, we released three of our eight software solutions while the revenues we generated from the sales of our software increased 104.5%. The growth in the size and complexity of our business has placed and is expected to continue to place a significant strain on our management and operations. Continued growth, will require us to recruit and hire a substantial number of new employees, including consulting and product development personnel. In particular, our ability to undertake new projects and increase license revenues is substantially dependent on the availability of our consulting personnel to assist in the licensing and implementation of our software solutions. We will not be able to continue to increase our business at historical rates without adding significant numbers of personnel skilled in software implementation and integration. Although we have not incurred significant difficulty in the hiring and training of skilled employees to date, there can be no assurance that we will effectively locate, retain or train additional personnel in the future. In the event we are unable to sufficiently increase our integration and implementation workforce over time, we may be required to forego licensing opportunities. Our ability to compete effectively and to manage future growth, if any, also will depend on our ability to continue to implement and improve operational, financial and management information systems on a timely basis. See “Our Business – Employees.”

We are heavily dependent upon the services of technical and managerial personnel that possess skills to develop and implement supply chain management software, and we may have to actively compete for their services.

We are heavily dependent upon our ability to attract, retain and motivate skilled technical, managerial and consulting personnel, especially highly skilled engineers involved in ongoing product development and consulting personnel. Our ability to install, maintain and enhance our supply chain management software is substantially dependent upon our ability to locate, hire and train qualified personnel. As supply chain management concepts have only recently been adopted in China, the number of qualified technical, managerial and consulting personnel is limited. Many of our technical, managerial and consulting personnel possess skills that would be valuable to all companies engaged in software development, and the Chinese software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. Consequently, we expect that we will have to actively compete with other Chinese software developers for these employees. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our technical, managerial and consulting personnel. Although we have not experienced difficulty locating, hiring, training or retaining our employees to date, there can be no assurance that we will be able to retain our current personnel, or that we will be able to attract, assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the quality of our software products and the effectiveness of installation and training could be materially impaired. See “Our Business – Employees.”

Competition within the Chinese market for our software products is significant.

We believe that while the Chinese market for supply chain management software is subject to intense competition, the number of significant competitors is relatively limited. In 2004, total revenues for software and maintenance in the Chinese enterprise application software market were approximately $33,000,000. During that year, we generated approximately $3,600,000. As such, while we effectively compete in our market, our competitors occupy a substantial competitive position. There can be no assurance that we will be able to effectively compete in our industry.

Our financial performance is dependent upon the sale and implementation of supply chain management software and related services, a single, concentrated group of products.

We derive all of our revenues from the license and implementation of eight software applications for the Chinese supply chain industry, an industry that did not effectively exist in China in recent years and consulting services. The life cycle of our software is difficult to estimate due in large measure to the potential effect of new software, applications and enhancements, including those we introduce, the maturation in the Chinese retail distribution, wholesaling and logistics industries. To the extent we are unable to continually improve our supply chain management software to address the changing needs of the Chinese supply chain front market, we may experience a significant decline in the demand for our programs. In such a scenario, our revenues may significantly decline. See “Our Business – e-Future Solutions.”

The market for supply chain management software is intensely competitive.

We believe the principal competitive factors in our markets are:

•	product quality;

•	reliability;

•	performance;

•	price;

•	vendor and product reputation;

•	financial stability;

•	features and functions;

•	ease of use; and

•	quality of support.

A number of companies offer competitive products addressing certain of our target markets. In the enterprise systems market, we compete with in-house systems developed by our targeted customers and with third-party developers. In addition, we believe that new market entrants may attempt to develop fully integrated enterprise-level systems targeting the Chinese supply chain. Many of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than we do. We cannot guaranty that we will be able to compete successfully against current or future competitors. As a result of this product concentration and uncertain product life cycles, we may not be as protected from new competition or industry downturns as a more diversified competitor. See “Our Business – Competition.”

Our financial performance is directly related to our ability to adapt to technological change and evolving standards when developing and improving our supply chain management software products.

The software development industry is subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing software obsolete. In addition, as the Chinese economy has only recently begun to incorporate various Western economic factors, the concept of supply chain management has only recently been adopted by Chinese businesses. As a result, our position in the Chinese supply chain management software industry could be eroded rapidly by the speed with which Chinese businesses continue to adopt Western business practices and technological advancements that we do not embrace. The life cycles of our software is difficult to estimate. Our software products must keep pace with technological developments, conform to evolving industry standards and address the increasingly sophisticated needs of Chinese retailers, wholesalers, distributors and logistics companies. In particular, we believe that we must continue to respond quickly to users’ needs for broad functionality. While we attempt to upgrade our software every one to two years, we cannot guaranty that our software will continue to enjoy market acceptance. To the extent we are unable to develop and introduce products in a timely manner, we believe that participants in the Chinese supply chain will obtain products from our competitors promptly and our sales will correspondingly suffer. In addition, we strive to achieve compatibility between our products and retailing systems platforms that we believe are or will become popular and widely adopted. We invest substantial resources in development efforts aimed at achieving this compatibility. If we fail to anticipate or respond adequately to technology or market developments, we could incur a loss of competitiveness or revenue. See “Our Business – e-Future Solutions.”

We are substantially dependent upon our key personnel, particularly Adam Yan, our Chairman and Chief Executive Officer.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, the services of:

•	Adam Yan, our Chairman and Chief Executive Officer,

•	Qicheng Yang, our Chief Technology Officer,

•	Hongjun Zou, our Chief Operating Officer,

•	Johnson Li, our Vice President, and

•	Kefu Zhou, our Chief Architecture Officer

would be difficult to replace. We do not have in place “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to successfully implement our existing supply chain management software and develop new programs and enhancements. See “Our Business – Employees” and “Management.”

As a software-oriented business, our ability to operate profitably is directly related to our ability to develop and protect our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure and copyright law to protect our supply chain management software, which may afford only limited protection. Although the Chinese government has issued us 16 copyrights on our software, we cannot guaranty that competitors will be unable to develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties, including customers, may attempt to reverse engineer or copy aspects of our software products or to obtain and use information that we regard proprietary. Although we are currently unaware of any unauthorized use of our technology, in the future, we cannot guaranty that others will not use our technology without proper authorization.

We develop our software products on third-party middleware software programs that are licensed by our customers from third parties, generally on a non-exclusive basis. We currently utilize six major suppliers of these middleware programs. Considering the fact that we believe that there are a number of widely available middleware programs available, we do not currently anticipate that our customers will experience difficulties obtaining these programs. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in our ability to ship certain of our products while we seek to implement technology offered by alternative sources. Nonetheless, while it may be necessary or desirable in the future to obtain other licenses, there can be no assurance that they will be able to do so on commercially reasonable terms or at all.

In the future, we may receive notices claiming that we are infringing the proprietary rights of third parties. While we believe that we do not infringe and have not infringed upon the rights of others, we cannot guaranty that we will not become the subject of infringement claims or legal proceedings by third parties with respect to our current programs or future software developments. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time consuming, result in costly litigation, cause product shipment delays or force us to enter into royalty or license agreements rather than dispute the merits of such claims, thereby impairing our financial performance by requiring us to pay additional royalties and/or license fees to third parties. We have not been the subject of an intellectual property claim since our formation. See “Our Business – e-Future Solutions” and “–Proprietary Rights.”

Our supply chain management software may contain integration challenges, design defects or software errors that could be difficult to detect and correct.

Implementation of our software may involve a significant amount of systems developed by third parties. Although we have not experienced a material number of defects associated with our software to date, despite extensive testing, we may, from time to time, discover defects or errors in our software only after use by a customer. We may also experience delays in shipment of our software during the period required to correct such errors. In addition, we may, from time to time, experience difficulties relating to the integration of our software products with other hardware or software in the customer’s environment that are unrelated to defects in our software products. Such defects, errors or difficulties may cause future delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or impair customer satisfaction with our software. Since our software are used by our customers to perform mission-critical functions, design defects, software errors, misuse of our products, incorrect data from external sources or other potential problems within or out of our control that may arise from the use of our products could result in financial or other damages to our customers. To date, however, we have not had significant difficulties integrating our software into our customers’ existing systems. We do not maintain product liability insurance. Although our license agreements with customers contain provisions designed to limit our exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect us against such claims and the liability and costs associated therewith. To the extent we are found liable in a product liability case, we could be required to pay substantial amount of damages to an injured customer, thereby impairing our financial condition. See “Our Business – e-Future Solutions.”

We may not pay dividends.

We have not previously paid any cash dividends nor do we anticipate paying any dividends on our ordinary shares. Although we achieved profitability in 2004, we cannot assure you that our operations will continue to result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. Under Cayman law, we may only pay dividends from profits or credit from the share premium account (the amount paid over par value, which is $0.0756 in this offering), and we must be solvent before and after the dividend payment. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiary. See “Dividend Policy.”

Foreign Operational Risks

A slowdown in the Chinese economy may slow down our growth and profitability.

The Chinese economy has grown at an approximately 9 percent rate for more than 25 years, making it the fastest growing major economy in recorded history. Much of this growth has occurred in our customers’ industries. For example:

•	in the last 10 years, the number of supermarkets in China increased from zero to more than 60,000;

•	retail sales in China increased 10.2% in 2004;

•	industrial growth in China increased 16.7% in 2004;

•	enterprise software revenues for all industry participants generated from Chinese wholesale and retail customers increased 32.5% from $22.52 million in 2002 to $27.16 million in 2003; and

•	enterprise software revenues for all industry participants generated from Chinese manufacturing customers increased 15.9% from $140.3 million in 2002 to $162.5 million in 2003.

We cannot assure you that growth of the Chinese economy will be steady or that any slowdown will not have a negative effect on our business. Several years ago, the Chinese economy experienced deflation, which may recur in the foreseeable future. More recently, the Chinese government announced its intention to use macroeconomic tools and regulations to slow the rate of growth of the Chinese economy, the results of which are difficult to predict. Adverse changes in the Chinese economy will likely impact the financial performance of the retailing, distribution, logistics and manufacturing industries in China. Consequently, under such circumstances, our customers may opt to delay discretionary expenditures like those for our software, which, in turn, could result in a material reduction in our sales. See “Our Business – Market Background.”

We do not have business interruption, litigation or natural disaster insurance.

The insurance industry in China is still at an early state of development. In particular PRC insurance companies offer limited business products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. investors.

Based upon the nature of our business activities, we may be classified as a passive foreign investment company, or PFIC, by the U.S. Internal Revenue Service, or IRS, for U.S. federal income tax purposes. Such characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. For example, if we are a PFIC, a U.S. investor will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for U.S. tax purposes if either:

•	75% or more of our gross income in a taxable year is passive income; or

•	the average percentage of our assets by value in a taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%.

The calculation of the value of our assets is based, in part, on the then market value of our ordinary shares, which is subject to change. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We cannot assure you that we will not be a PFIC for any taxable year. See “Taxation – United States Federal Income Taxation – Passive Foreign Investment Company.”

Any recurrence of severe acute respiratory syndrome, or SARS, pandemic avian influenza or another widespread public health problem, could adversely affect the Chinese economy as a whole and our ability to profitably develop and install our software products.

A renewed outbreak of SARS, pandemic avian influenza or another widespread public health problem in China, where all of our revenues are derived, and in Beijing, where our operations are headquartered, could have a negative effect on our operations. Our operations may be affected by a number of health-related factors, including the foregoing:

•	quarantines or closures of some or our offices which would severely disrupt our operations;

•	the sickness or death of our key officers and employees; and

•	a general slowdown in the Chinese economy.

The possible quarantine of our offices or the sickness or death of our key officers and employees would restrict our ability to develop and implement our software products, thereby negatively impacting our sales. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our markets or our ability to operate profitably. A slowdown of the Chinese economy as a whole could reduce the level of discretionary expenditures by Chinese business in the retailing, distribution, logistics and manufacturing industries, thereby resulting in a material reduction in the demand for our products.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could limit our PRC subsidiary’s ability to distribute dividends and/or pursue any acquisition strategy that we may implement in the future.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interest to foreign entities, such as us, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice clarifying the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents had been confirmed by a Foreign Investment Enterprise Certificate prior to the issuance of the January notice, each of the PRC residents is required to submit a registration form to the local SAFE branch to register his or her respective ownership interests in the offshore company. The PRC resident must also amend such registration form if there is a material event affecting the offshore company, such as, among other things, a change to share capital, a transfer of shares, or if such company is involved in a merger and an acquisition or a spin-off transaction or uses its assets in China to guarantee offshore obligations. SAFE indicated that these registration provisions applied retroactively to offshore restructurings, like ours, that were completed prior to the initial public notice of the new requirements in January 2005. However, SAFE did not impose any time limit within which PRC residents must complete the mandated registration.

On October 21, 2005, SAFE issued a new public notice concerning PRC residents’ investments through offshore investment vehicles. This notice took effect on November 1, 2005 and replaces prior SAFE notices on this topic. According to the November 2005 notice:

•	any PRC resident that created an off-shore holding company structure prior to the effective date of the November notice must submit a registration form to a local SAFE branch to register his or her ownership interest in the offshore company on or before March 31, 2006;

•	any PRC resident that purchases shares in a public offering of a foreign company would also be required to register such shares an notify SAFE of any change of their ownership interest; and

•	following the completion of an off-shore financing, any PRC shareholder may transfer proceeds from the financing into China for use within China.

In accordance with the April 2005 notice, on September 25, 2005, our PRC shareholders previously filed appropriate registration materials with their local SAFE offices. We have received verbal confirmation from our local SAFE office that our September 25, 2005 filings meet the requirements of the October 21, 2005 notice. We are unaware of SAFE’s written approval of any PRC resident’s registration materials, including those of our shareholders. The failure or inability of our PRC resident shareholders to obtain registration that is recognized by the Chinese government may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiary’s ability to distribute dividends to our company.

As a result of the newness of these SAFE notices, lack of implementing rules and uncertainty concerning the reconciliation of theses SAFE notices with other approval requirements, it remains unclear how these SAFE notices, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We are committed to complying, and to ensuring that our shareholders who are subject to these notices comply, with the relevant rules. See “Our Company – Regulations on Foreign Exchange – Regulation of foreign exchange in certain onshore and offshore transactions.”

e-Future Beijing is subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the Cayman Islands and do not have any assets or conduct any business operations other than our investment in e-Future Beijing, our subsidiary. As a result of our holding company structure, we rely entirely on the dividends payments from e-Future Beijing. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. See “Our Business – Regulations on Foreign Exchange – Dividend Distribution.” e-Future Beijing may also be required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “—Government control of currency conversion may affect the value of your investment.” Furthermore, if e-Future Beijing incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiary are unable to receive all of the revenues from our operations through these arrangements, we may be unable to pay dividends on our ordinary shares.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our income is derived from dividend payments from our PRC subsidiary. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiary to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at is discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. See “Our Business – Regulations on Foreign Exchange.”

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the Renminbi against the U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. We rely entirely on dividends and other fees paid to us by our subsidiary in China. Any significant revaluation of Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, an appreciation of Renminbi against the U.S. dollar would make any new Renminbi denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Renminbi for such purposes. An appreciation of Renminbi against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into Renminbi, as the Renminbi is our reporting currency. See “Exchange Rate Information.”

Changes in China’s political and economic policies could harm our business.

The economy of China has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD. These differences include:

•	economic structure;

•	level of government involvement in the economy;

•	level of development;

•	level of capital reinvestment;

•	control of foreign exchange;

•	methods of allocating resources; and

•	balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries. See “Our Business – Market Background.”

If PRC law were to phase out the preferential tax benefits currently being extended to foreign invested enterprises and “new or high-technology enterprises” located in a high technology zone, we would have to pay more taxes, which could have a material and adverse effect on our financial condition and results of operations.

Under PRC laws and regulations, a foreign invested enterprise may enjoy preferential tax benefits if it is registered in a high-technology zone and also qualifies as “new or high-technology enterprise”. As a foreign invested enterprise as well as a certified “new or high-technology enterprise” located in a high-technology zone in Beijing, we are entitled to a three-year exemption from enterprise income tax beginning from our first year of operation, a 7.5% enterprise income tax rate for another three years followed by a 15% tax rate so long as we continue to qualify as a “new or high-technology enterprise.” Furthermore, we may apply for a refund of the 5% business tax levied on our total revenues derived from our technology consulting services. If the PRC law were to phase out preferential tax benefits currently granted to “new or high-technology enterprises” and technology consulting services, we would be subject to the standard statutory tax rate, which currently is 33%, and we would be unable to obtain business tax refunds for our provision of technology consulting services.

China’s legal system embodies uncertainties that could adversely affect our ability to engage in the development and integration of the supply chain management software.

Since 1979, the Chinese government has promulgated many new laws and regulations covering general economic matters. Despite this activity to develop a legal system, China’s system of laws is not yet complete. Even where adequate law exists in China, enforcement of existing laws or contracts based on existing law may be uncertain or sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary, in many cases, creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Noting that our business is substantially dependent upon laws protecting intellectual property rights, any ambiguity in the interpretation or implementation of such laws may negatively impact our business, its financial condition and results of operation. Our activities in China will also be subject to administration review and approval by various national and local agencies of China’s government. Because of the changes occurring in China’s legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities. Although we have obtained all required governmental approval to operate our business as currently conducted, to the extent we are unable to obtain or maintain required governmental approvals, the Chinese government may, in its sole discretion, prohibit us from conducting our business. See “Our Business – Market Background.”

Shareholder rights under Cayman Islands law may differ materially from shareholder rights in the United States, which could adversely affect the ability of us and our shareholders to protect our and their interests.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2004 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law in this area may not be as clearly established as they would be under statutes or judicial precedent in existence in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate laws. Moreover, our company could be involved in a corporate combination in which dissenting shareholders would have no rights comparable to appraisal rights which would otherwise ordinarily be available to dissenting shareholders of United States corporations. Also, our Cayman Islands counsel is not aware of a significant number of reported class actions or derivative actions having been brought in Cayman Islands courts. Such actions are ordinarily available in respect of United States corporations in U.S. courts. Finally, Cayman Islands companies may not have standing to initiate shareholder derivative action before the federal courts of the United States. As a result, our public shareholders may face different considerations in protecting their interests in actions against the management, directors or our controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States, and our ability to protect our interests may be limited if we are harmed in a manner that would otherwise enable us to sue in a United States federal court. See “Description of Share Capital - Differences in Corporate Law.”

As we are a Cayman Islands company and most of our assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in China.

We are a Cayman Islands exempt company, and our corporate affairs are governed by our Memorandum and Articles of Association and by the Cayman Islands Companies Law (2004 Revision) and other applicable Cayman Islands laws. Certain of our directors and officers reside outside of the United States. In addition, the Company’s assets will be located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States’ courts, including judgments relating to United States federal securities laws. In addition, there is uncertainty as to whether the courts of the Cayman Islands and of other offshore jurisdictions would recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands or other offshore jurisdictions predicated upon the securities laws of the United States or any state thereof. Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. See “Enforceability of Civil Liabilities.”

There can be no guarantee that China will comply with the membership requirements of the World Trade Organization.

Due in part to the relaxation of trade barriers following World Trade Organization accession in January 2002, we believe China will become one of the world’s largest markets by the middle of the twenty-first century. As a result, we believe the Chinese market presents a significant opportunity for both domestic and foreign companies. With the Chinese accession to the World Trade Organization, Chinese industries are gearing up to face the new regimes that are required by World Trade Organization regulation. The Chinese government has begun to reduce its average tariff on imported goods. We believe that a tariff reduction on imported goods combined with increasing consumer demand in China may lead to increased demand for our logistics programs. China has also agreed that foreign companies will be allowed to import most products into any part of China. Current trading rights and distribution restrictions are to be phased out over a three-year period. In the sensitive area of intellectual property rights, China has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. As our business is dependent upon the protection of our intellectual property in China and throughout the world, China’s decision to implement intellectual property protection standards that coordinate with other major economies is of critical importance to our business and its ability to generate profits. However, there can be no assurances that China will implement any or all of the requirements of its membership in the World Trade Organization in a timely manner, if at all. See “Our Company – Market Background.”

Risks Associated with this Offering

There may not be an active, liquid trading market for our ordinary shares.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market for our ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our stock is not active. The initial public offering price was determined by negotiations between us and the underwriter based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds subscribed, with no right of return, during the offering period.

We cannot assure you that all or any shares will be sold. Anderson & Strudwick, our underwriter, is offering our shares on a “best efforts, minimum-maximum basis.” We have no firm commitment from anyone, including our affiliates, to purchase all or any of the shares offered. If subscriptions for a minimum of 1,000,000 shares are not received on or before December 31, 2005, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds. Our directors, to the extent they are U.S. citizens and residents, may, but have made no commitment, nor indicated they intend to, purchase shares in the offering. We have not placed a limit on the number of shares such such directors may purchase in this offering. Any purchases by such directors will be made for investment purposes only and not for resale, but may be made in order to reach the minimum offering amount.

The market price for our ordinary shares may be volatile, which could result in substantial losses to investors.

The market price for our ordinary shares is likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	announcements of the development of new software or services by us or our competitors;

•	changes in the Chinese supply chain management software market;

•	changes in the Chinese economy;

•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; or

•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our ordinary shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guaranty that shareholders will not lose some of their entire investment in our ordinary shares.

If our financial condition deteriorates, we may be delisted by the NASDAQ Capital Market and our shareholders could find it difficult to sell our ordinary shares.

Upon completion of this offering, we expect our ordinary shares to trade on the NASDAQ Capital Market. In order to qualify for listing on the NASDAQ Capital Market upon the completion of this offering, we must meet the following criteria:

•	(i) Our stockholders’ equity must be at least $5,000,000; or (ii) the market value of our ordinary shares must be at least $50,000,000; or (iii) our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $750,000;

•	The market value of our ordinary shares held by non-affiliates must be at least $1,000,000;

•	The market value of our ordinary shares must be at least $5,000,000;

•	The minimum bid price for our ordinary shares must be at least $4.00 per share;

•	We must have at least 300 shareholders;

•	We must have at least 3 market makers;

•	(i) We must have been in operation for at least one year; or (ii) the market value of our listed securities must be at least $50,000,000; and

•	We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

The NASDAQ Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. In order to qualify for continued listing on the NASDAQ Capital Market, we must meet the following criteria:

•	(i) Our stockholders’ equity must be at least $2,500,000; or (ii) the market value of our listed securities must be at least $35,000,000; (iii) our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $500,000;

•	The market value of our ordinary shares held by non-affiliates must be at least $500,000;

•	The market value of our ordinary shares must be at least $1,000,000;

•	The minimum bid price for our ordinary shares must be at least $1.00 per share;

•	We must have at least 300 shareholders;

•	We must have at least 2 market makers; and

•	We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

Although we believe that our ordinary shares will trade on the NASDAQ Capital Market, investors should be aware that they will be required to commit their investment funds prior to the approval or disapproval of our listing application by the NASDAQ Capital Market. If our shares not so listed or are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our ordinary shares. If our ordinary shares are delisted from the NASDAQ Capital Market at some later date, we may apply to have our ordinary shares quoted on NASDAQ’s Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our ordinary shares are not so listed or are delisted at some later date, our ordinary shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our ordinary shares might decline. If our ordinary shares are not so listed or are delisted from the NASDAQ Capital Market at some later date or were to become subject to the penny stock regulations it is likely that the price of our ordinary shares would decline and that our shareholders would find it difficult to sell their shares.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and NASDAQ, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We estimate that our costs for SEC reporting and continued listing on the NASDAQ Capital Market to be approximately $50,000 per year.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2006, 2007 and 2008. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders. See “Management – Board of Directors and Board Committees.”

Future sales of our ordinary shares may depress our stock price.

The market price of our ordinary shares could decline as a result of sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of ordinary shares. There will be an aggregate of 1,500,000 ordinary shares outstanding before the consummation of this offering and 3,000,000 ordinary shares outstanding immediately after this offering, if the maximum offering is raised. All of the ordinary shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act. The remaining ordinary shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our ordinary shares is expected to be substantially higher than the pro forma net tangible book value per share of our ordinary shares. Therefore, assuming the completion of the maximum offering, if you purchase ordinary shares in this offering, you will incur immediate dilution of approximately $3.36 approximately 56% in the pro forma net tangible book value per ordinary share from the price per share that you pay for the ordinary shares. Assuming the completion of the minimum offering, if you purchase ordinary shares in this offering, you will incur immediate dilution of approximately $3.92 or approximately 65% in the pro forma net tangible book value per ordinary share from the price per share that you pay for the ordinary shares. Accordingly, if you purchase ordinary shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We have not determined a specific use for a significant portion of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

Our directors and officers will control a majority of our capital stock, decreasing your influence on shareholder decisions.

Assuming the sale of the maximum offering, our officers and directors will, in the aggregate, beneficially own approximately 49.6% of our outstanding ordinary shares. Assuming the sale of the minimum offering, our officers and directors will, in the aggregate, beneficially own approximately 59.2% of our outstanding ordinary shares. As a result, our officers and directors, will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. See “Principal Shareholders.”

We will have an ongoing relationship with our underwriter that may impact our ability to obtain additional capital.

In connection with this offering, we will sell our underwriter warrants to purchase up to 150,000 ordinary shares for a nominal amount. These warrants are exercisable for a period of five years from the date of issuance at a price of $7.20 per ordinary share (120% of the price of the ordinary shares in this offering). During the term of the warrants, the holders thereof will be given the opportunity to profit from a rise in the market price of our ordinary shares, with a resulting dilution in the interest of our other shareholders. The term on which we could obtain additional capital during the life of these warrants may be adversely affected because the holders of these warrants might be expected to exercise them when we are able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the warrants. See “Underwriting.”

We will have an ongoing relationship with our underwriter that may impact our shareholders’ ability to impact decisions related to our operations.

In connection with this offering, we have agreed to nominate a slate containing up to two persons selected by our underwriter to serve on our Board of Directors (at least one of which shall be independent) so long as:

•	the investors that purchase ordinary shares in this offering beneficially own 10% or more of our outstanding ordinary shares; or

•	the trading price per ordinary share is less than $24.00 per share for any consecutive 15 trading day period.

Our underwriter’s ability to require such nomination may impact the final composition of our Board of Directors. Directors nominated at our underwriter’s direction may significantly influence the outcome of matters submitted to the Board of Directors for approval. As of the date of this prospectus, Mr. Downs and Mr. Zhu are serving as our underwriter’s representatives on our Board of Directors. See “Management – Board of Directors Representation.”

We have granted registration rights to our venture investors and our underwriter, and the exercise of those rights could adversely affect the prevailing market price of our ordinary shares.

We have entered into a registration rights agreement with C Tech Fund and e-millennium Limited as of July 20, 2005. Mr. Wu, one of our directors, serves as a partner of Shanghai NewMargin Ventures, the venture capital firm that serves as the managing entity of C Tech Fund and e-millennium Limited. Pursuant to this Agreement, these shareholders are entitled to require us, on a single occasion, to register the 578,124 ordinary shares held by them after this offering. In addition, in connection with this offering, we have entered into a Warrant Agreement with our underwriter. Pursuant to this agreement, our underwriter is entitled to require us, on a single occasion, to register the ordinary shares underlying the warrant. Assuming the closing of the maximum offering, such registration rights will cover 150,000 ordinary shares. The sale, or availability for sale, of a substantial amount of ordinary shares in the public market subsequent to this offering, could adversely affect the prevailing market price of our ordinary shares by increasing the supply thereof. See “Related Party Transactions – Registration Rights.”

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	the timing of the development of future software products;

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements regarding the capabilities and capacities of our business operations;

•	statements of expected future economic performance; and

•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss many of these risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OUR CORPORATE STRUCTURE

e-Future (Beijing) Tornado Information Technology Inc.

e-Future (Beijing) Tornado Information Technology Inc. (“e-Future Beijing”) was established as a domestic Chinese company in January 2000 with total share capital of RMB 500,000, of which Hainan Future Computer Company Limited (“Hainan Future”) contributed RMB 400,000 (80%) and Dafu Zou contributed RMB 100,000 (20%). In July 2000, Mr. Zou transferred his shares to Johnson Li, our Vice President for RMB 100,000. In July 2000, e-Future Beijing was reorganized and its capital was increased to RMB 5,000,000. In connection with the recapitalization, Hainan Future increased its investment in e-Future Beijing to RMB 4,000,000, and Mr. Li increased his investment to RMB 1,000,000. Since its inception in January 2000, e-Future Beijing has developed and integrated software for China’s supply chain front market.

e-Future Information Technology Inc.

We were established as an offshore company incorporated in the Cayman Islands on November 2, 2000. At the time of our formation, Adam Yan, our Chairman and Chief Executive Officer, purchased 20,000 ordinary shares for $0.01 per share, which represented the par value of the shares at the time. On April 25, 2001, we issued 4,016,610 Series A preferred shares in a private placement of preferred securities to two venture capital firms for a price of $0.6224 per share. Such price resulted from an arm’s length negotiation with such investors. In addition, on that date, we also issued an aggregate of 6,945,000 ordinary shares to our executive officers at a price equal to $0.01 per share, which represented the par value of the shares at the time. The price and amount of the ordinary shares that we issued to our executive officers resulted from an arm’s length negotiation with our venture investors. The securities and share prices referenced in this paragraph do not reflect our contemplated 1-for-7.560678 reverse stock split effected as of June 16, 2005.

Our Holding Company Structure

In March 2001, Hainan Future and Mr. Li transferred all shares in e-Future Beijing to us for an aggregate of RMB 5,000,000. Pursuant to an approval from the Beijing Municipal Government, e-Future Beijing became a wholly foreign owned enterprise with an operating period of 20 years. We were created by e-Future Beijing and its shareholders as a holding company in an effort to maintain intellectual property within China while creating a corporate structure that could more easily access foreign capital. e-Future Beijing has previously and will continue to conduct all of our software development operations.

Hainan Future Computer Company Limited

Hainan Future was established as a domestic Chinese company in April 1997 with registered capital of RMB 1,500,000. At the time of its formation, Hainan Future was owned by Mr. Yan (75%) and Qicheng Yang, our Chief Technology Officer (25%). Hainan Future developed a software program with particular use in the Chinese supply chain management industry. In an effort to create a company that would qualify for preferential tax treatments associated with businesses in the high-technology industry, Hainan Future agreed to sell its software program and all related rights to e-Future Beijing in 2000 for RMB 5,160,000. In connection with this transaction, Hainan Future agreed to provide e-Future technical support and development services related to the program for one year. On May 24, 2001, the PRC National Copyright Bureau issued e-Future Beijing a certificate approving the transfer of the software and granting e-Future Beijing the sole right to exploit the copyright. e-Future Beijing named the acquired software “e-Future ONE POS-ERP.”

Following the sale of its software to e-Future Beijing in 2000, Hainan Future’s operations were limited to the completion of existing contracts and the collection of existing accounts receivable. Consequently, its operations reduced dramatically. In May 2005, Mr. Yan transferred all of his shares in Hainan Future to Xuejun Zhang for ¥ 225,000 and Mr. Yang transferred all of his shares in Hainan Future to Ling Zhang for ¥ 75,000. The aggregate consideration paid by Messrs. Zhang of ¥ 300,000 was equal to the book value of Hainan Future’s assets at the time of the transaction. Xuejun Zhang serves as the manager of our administration department. Ling Zhang serves as an employee in our accounting and finance department. While not executive officers, these individuals are senior employees who actively participate in our day-to-day operations. Noting the limited number of employees in our company, they may possess the potential to influence our executive officers, and, thereby, our business and its operations.

As of December 31, 2001, we had advanced ¥3,195,956 to Hainan Future. The balance arose as the result of payments to suppliers on behalf of Hainan Future, cash advances to Hainan Future, Hainan Future’s collection of cash receipts from our customers, and the sale of an investment in a company to Hainan Future, less the collection of cash receipts from Hainan Future’s customers, less Hainan Future’s payments to suppliers on our behalf, less the cost of software purchased from Hainan Future and less the purchase of two real estate parcels from Hainan Future. Hainan Future had no operations or employees from December 31, 2001. As a result, we made payments to, provided services to and collected cash receipts from Hainan Future’s customers during the years ended December 31, 2002, 2003 and 2004 and during the six months ended June 30, 2005. Those transactions along with the resulting balances receivable from Hainan Future were as follows:

	For the Years Ended December 31,			For the Six Months Ended June 30, 2005
	2002	2003	2004
Payments of (refunds from) Hainan suppliers	¥163,309	¥23,500	¥155,307	¥(146,700)
Services provided to Hainan	1,600,000	1,000,000
Collection of cash receipts from Hainan’s customers	(1,219,278)	(744,800)	(1,500,700)

Balance at End of Period	¥3,739,987	¥4,018,687	¥2,673,294	¥2,526,594

We owed Mr. Li and Hainan Future ¥1,000,000 ($120,824) and ¥4,000,000 ($483,296), respectively, for the acquisition of the Company’s equity interest in e-Future Beijing. The balances due were unsecured, had no fixed terms of repayment and were considered due on demand. On August 12, 2005, we paid Hainan Future ¥575,722 towards the amount due to Hainan Future. On September 25, 2005, Hainan Future acquired Mr. Li’s receivable from our company. On November 18, 2005, we entered into an agreement with Hainan Future whereby ¥1,897,683 of the payable to Hainan Future was forgiven by Hainan Future and the remaining balance payable to Hainan Future of ¥2,526,594 was offset against the receivable from Hainan Future of the same amount. This transaction was approved by our Board of Directors and the Board of Directors of Hainan Future. We will recognize this forgiveness of debt from this related party as a contribution to capital.

As of the closing of this offering, our ownership structure will be as follows:

USE OF PROCEEDS

After deducting the estimated underwriting discount and offering expenses payable by us, we expect to receive net proceeds of approximately $5,245,000 from this offering if the minimum offering is sold and $8,005,000 if the maximum offering is sold.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority. We do not expect that our priorities for fund allocation would change if the amount we raise in this offering exceeds the size of the minimum offering but is less than the maximum offering. To the extent we raise an amount between the maximum offering and the minimum offering, we expect to utilize our offering proceeds in order of such priority. Although we have tentatively allocated certain funds to the possible acquisition of an independent software vendor or other complimentary business, as of the date of this prospectus, we do not have any agreements, arrangements or understandings with potential acquisition targets.

	Maximum Offering		Minimum Offering
Description of Use	Dollar Amount	Percentage of Net Proceeds	Dollar Amount	Percentage of Net Proceeds
Sales force development	$1,769,000	22.1%	$1,765,000	33.6%
Marketing	991,500	12.4	989,500	18.9%
Development of current product upgrades	320,500	4.0	320,000	6.1%
Development of new efficient consumer response (ECR) and vendor managed inventory software development (VMI) projects	404,000	5.0	405,000	7.7%
Development of multi-format retail enterprise resources planning solution (POS-ERP) products	881,500	11.0	879,500	16.8%
Development of logistics resources planning solution (LRP) product	405,000	5.1	405,000	7.7%
Development of a short messaging service (SMS CRM)	556,000	6.9	481,000	9.2%
Development of a public supply chain management (SCM) platform	808,500	10.1	—	—
General working capital	1,162,500	14.5	—	—
Possible acquisitions of an Independent software vendor or other complimentary business	706,500	8.8	—	—
Totals	$8,005,000	100%	$5,245,000	100%

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations. These investments may have a material adverse effect on the U.S. federal income tax consequences of an investment in our ordinary shares. It is possible that we may become a passive foreign investment company for U.S. federal income taxpayers, which could result in negative tax consequences to you. These consequences are described in more detail in “Taxation.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant. Payments of dividends by our subsidiary in China to our company are subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the Cayman Islands.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2005 on a pro forma as adjusted basis giving effect to the sale of the minimum offering and maximum offering at a public offering price of $6.00 per share and to reflect the application of the proceeds after deducting the estimated underwriting discounts and our estimated offering expenses.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Capital Stock.”

Maximum Offering (1,500,000 Ordinary Shares)

U.S. Dollars

(unaudited)

	Balance as of June 30, 2005	Pro Forma IPO adjustment (1)	Total
Ordinary Shares
Shares	1,500,000	1,500,000	3,000,000
Amount	$113,400	$113,400	$226,800
Additional Paid-In Capital	$3,817,600	$7,891,600	$11,709,200
Statutory Reserves	$191,470	$—	$191,470
Subscriptions Receivable	$(69,561)	$—	$(69,561)
Retained Deficit	$(3,473,976)	$—	$(3,473,976)
Total	$578,933	$8,005,000	$8,583,933

Minimum Offering (1,000,000 Ordinary Shares)

U.S. Dollars

(unaudited)

	Balance as of June 30, 2005	Pro Forma IPO adjustment (1)	Total
Ordinary Shares
Shares	1,500,000	1,000,000	2,500,000
Amount	$113,400	$75,600	$189,000
Additional Paid-In Capital	$3,817,600	$5,169,400	$8,987,000
Statutory Reserves	$191,470	$—	$191,470
Subscriptions Receivable	$(69,561)	$—	$(69,561)
Retained Deficit	$(3,473,976)	$—	$(3,473,976)
Total	$578,933	$5,245,000	$5,823,933

(1)	Adjusted to give effect to the sale of the minimum offering and the maximum offering, as applicable, at a public offering price of $6.00 per share and to reflect the application of the proceeds after deducting the estimated underwriting discounts and our estimated offering expenses.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then current exchange rates, for the convenience of the readers. The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB 8.2765 to US$1.00, the noon buying rate in effect as of December 31, 2004. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On December 1, 2005, the noon buying rate was RMB 8.0798 to US$1.00. The Company does not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

Period	Noon Buying Rate
	Period-End	Average (1)	Low	High
	(RMB per US Dollar)
2000	8.2774	8.2784	8.2799	8.2768
2001	8.2766	8.2770	8.2786	8.2676
2002	8.2800	8.2770	8.2800	8.2669
2003	8.2767	8.2772	8.2800	8.2765
2004	8.2765	8.2768	8.2771	8.2765
2005
June	8.2765	8.2765	8.2765	8.2765
July	8.1056	8.2264	8.2765	8.1056
August	8.0998	8.1016	8.0954	8.1090
September	8.0949	8.0922	8.0871	8.0956
October	8.0920	8.0895	8.0840	8.0924
November	8.0804	8.0840	8.0796	8.0860
December (through December 1st)	8.0798	8.0798	8.0798	8.0798

(1)	Annual averages are calculated using the average of month-end rates of the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant period.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to ordinary shareholders at December 31, 2004 was $(3,772,844), or $(4.09) per ordinary share. Net tangible book value per ordinary share as of December 31, 2004 represents the amount of total tangible assets less goodwill, acquired intangible assets net, and total liabilities, divided by the number of ordinary shares outstanding. Our pro forma net tangible book value at December 31, 2004 was $(77,563), or $(0.05) per ordinary share. Pro forma net tangible book value per ordinary share represents the amount of total tangible assets less goodwill, acquired intangible assets, net and total liabilities, divided by the number of ordinary shares outstanding after giving effect to the conversion of all outstanding shares of our Series A preferred shares into our ordinary shares.

If the minimum offering is sold, we will have 2,500,000 ordinary shares outstanding upon completion of the minimum offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2004, will be approximately $5,204,753 or $2.08 per ordinary share. This would result in dilution to investors in this offering of approximately $3.92 per ordinary share or approximately 65% from the offering price of U.S. $6.00 per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present stockholders from $6.17 per share attributable to the purchase of the ordinary shares by investors in this offering.

If the maximum offering is sold, we will have 3,000,000 ordinary shares outstanding upon completion of the maximum offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2004, will be approximately $7,934,753 or $2.64 per ordinary share. This would result in dilution to investors in this offering of approximately $3.36 per ordinary share or approximately 56% from the offering price of $6.00 per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $6.74 per share attributable to the purchase of the ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing ordinary shares based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering (1)	Maximum Offering (2)
Offering price of ordinary shares (per share)	$6.00	$6.00
Net tangible book value per ordinary share before the offering (unaudited)	$(4.09)	$(4.09)
Increase per ordinary share attributable to payments by new investors	$6.17	$6.74
Pro forma net tangible book value per ordinary share after the offering	$2.08	$2.64
Dilution per ordinary share to new investors	$3.92	$3.36

(1)	Assumes gross proceeds from offering of 1,000,000 ordinary shares.

(2)	Assumes gross proceeds from offering of 1,500,000 ordinary shares.

Comparative Data

The following charts illustrate our pro forma proportionate ownership. Upon completion of the offering under alternative minimum and maximum offering assumptions, of present shareholders and of investors in this offering, compared to the relative amounts paid and comparative to our capital by present shareholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price Per Share
MINIMUM OFFERING	Amount	Percent	Amount	Percent
Existing stockholders	1,500,000	60%	$2,569,700	30.0%	$1.71
New investors	1,000,000	40%	$6,000,000	70.0%	$6.00
Total	2,500,000	100%	$8,569,700	100.0%	$3.43
	Shares Purchased		Total Consideration		Average Price Per Share
MAXIMUM OFFERING	Amount	Percent	Amount	Percent
Existing stockholders	1,500,000	50.0%	$2,569,700	22.2%	$1.71
New investors	1,500,000	50.0%	$9,000,000	77.8%	$6.00
Total	3,000,000	100%	$11,569,700	100.0%	$3.86

The discussion and tables above assume no exercise of stock options outstanding as of June 30, 2005. As of the consummation of this offering, we expect to have options outstanding to purchase a total of 62,499 ordinary shares, all of which are exercisable as of the consummation of this offering with a weighted average exercise price of approximately $4.705 per ordinary share. To the extent that any of these options are exercised, there will be further dilution to new investors.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL AND OPERATING DATA

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus. The selected statements of operations data are for the fiscal years ended 2004, 2003, 2002, and 2001 and the six-month periods ended June 30, 2004 and June 30, 2005. The selected balance sheet data set forth below, are as of December 31, 2004, 2003, 2002, and 2001 and the six-month periods ended June 30, 2004 and June 30, 2005. This selected financial data is derived from our consolidated financial statements, which are included elsewhere in this prospectus.

	RMB							USD
	For the Year ended December 31,					For the Period Ended June 30,		For the Year Ended December 31, 2004

	2000	2001	2002	2003	2004	2004	2005
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)	(Unaudited)
Total Sales	—	26,401,734	36,176,310	28,453,099	34,703,297	14,358,497	11,546,165	4,192,991
Income (Loss) From Operations	(3,457,789)	(20,541,377)	(5,825,259)	(661,552)	5,379,543	437,038	221,021	649,979
Net Income (Loss)	(5,530,811)	(20,817,794)	(6,140,366)	(1,025,929)	4,706,971	156,785	55,570	568,716
Basic Earnings (Loss) Per Share	(6.00)	(22.58)	(6.66)	(1.11)	5.11	0.17	0.05	0.62
Diluted Earnings (Loss) Per Share	(6.00)	(22.58)	(6.66)	(1.11)	3.01	0.10	0.04	0.36

	RMB						USD
	As of December 31,					June 30, 2005	As of December 31, 2004
	2000	2001	2002	2003	2004
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Total Assets	22,909,481	51,454,905	31,637,536	35,250,228	27,272,199	30,466,881	3,295,135
Total Current Liabilities	(13,950,141)	(44,835,236)	(31,591,125)	(35,705,675)	(22,674,579)	(25,675,338)	(2,739,413)
Net Assets	8,959,340	6,619,669	46,411	(455,447)	4,597,620	4,791,543	555,722
Capital Stock (Excluding Long Term Debt and Redeemable Preferred Stock)	—	576,817	576,817	576,817	576,817	938,550	69,693

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited historical consolidated financial statements and our unaudited pro forma condensed consolidated financial statements, together with the respective notes thereto, included elsewhere in this prospectus. Our audited historical consolidated financial statements have been prepared in accordance with U.S. GAAP. Our unaudited pro forma financial information has been derived from our audited historical consolidated financial statements.

Overview

We believe that we are one of the leading businesses engaged in developing and selling enterprise resource planning software and providing one-stop solutions for distribution, retail and logistics businesses focused on the supply chain front market for manufacturers, retailers, distributors and third-party logistics companies in China. In addition, we provide related system integration services. System integration services involve system design and system implementation through the application of the software as well as ongoing technical supporting services.

Our business started in 2000 when we purchased our e-Future ONE POS-ERP software from Hainan Future. Following its formation in 1997, Hainan Future developed this software program that possessed particular use in the Chinese supply chain management industry. In an effort to create a new company that would qualify for preferential tax treatments associated with businesses in the high-technology industry, we agreed to purchase this program and all related rights from Hainan Future in 2000 for RMB 5,160,000. In connection with this transaction, Hainan Future agreed to provide us with technical support and development services related to the program for one year. On May 24, 2001, the PRC National Copyright Bureau issued e-Future Beijing a certificate approving the transfer of the software and granting e-Future Beijing the sole right to exploit the copyright. See “Our Coporate Structure – Hainan Future Computer Company Limited.”

Since the acquisition of this program, we have continued to develop our core software to meet the needs of a wide range of customers, and today we have expanded to the small business market which is growing. We expect our revenues to continue to be cyclical during each year with a greater amount of revenues recognized in the last half of the year. This can cause a need for short term borrowing from financial institutions. In the past, we have been able to borrow funds at reasonable interest rates and expect that we will be able to do so in the future. However, there is a possibility that funds may not be available and that unavailability could cause us significant difficulty in funding operations in the future.

Should there be a significant decline in the business climate in China, we would not be able to sustain our operations, and we would have to reduce operations and cut expenses to be able to continue in business. This could have a negative impact upon our financial position and results of operations. Such an event would probably have a significant effect on our ability to collect our trade receivables and would cause us to recognize an increase in bad debt allowance related to such receivables. We currently do not anticipate such a decline based on current trends in China.

Customers who license our software generally purchase maintenance contracts, typically covering renewable annual periods. In addition, customers may purchase consulting services, which are customarily billed at a fixed daily rate plus out-of-pocket expenses. Contract development services, including new product development services, are typically performed for a fixed fee. Our revenue growth has resulted from a combination of increased market penetration and expanding product offerings. Our investments in research and development and alliances have helped us bring new software solutions to market. Our investments have produced a suite of decision support solutions. To support our growth during these periods, we have also continued to invest in internal infrastructure by hiring employees throughout various departments of the organization. It is possible that in the future we may have difficulty in hiring qualified employees to fulfill our needs, but at the present time, it appears that there is an abundance of qualified individuals available to support our needs.

Critical Accounting Policies and Estimates

Revenue Recognition

We recognize revenues based on the following principles:

We generate revenue from the sale of software, related hardware, maintenance and support contracts, and professional consulting, training and contract development services. At this time, we generally license our products to customers on a perpetual basis and we recognize revenue upon delivery of the products. Under certain of our license agreements, we will provide technical advisory services after the delivery of our products to help our customers exploit the full value and functionality of our products. Revenue from the sale of software licenses and technical advisory services under these agreements will be recognized as the services are performed over the contract period.

We recognize revenue when it is realized and earned. We consider revenue realized or realizable and earned when:

•	we have persuasive evidence of an arrangement;

•	delivery has occurred;

•	the sales price is fixed or determinable; and

•	collectibility is reasonably assured.

We do not consider delivery to occur until products have been shipped or services have been provided to the client, risk of loss has transferred to the client and client acceptance has been obtained, client acceptance provisions have lapsed, or we have objective evidence that the criteria specified in client acceptance provisions have been satisfied. We do not consider the sales price to be fixed or determinable until all contingencies related to the sale have been resolved. We have not encountered significant difficulty in the past with our customers accepting our products and services. Our products and services have fulfilled the needs of our customers. Should other products or services be introduced in the market that compete with our products and services, our future customers may chose those products and services instead of ours and affect our ability to generate revenues. We are confident that our constant development of our software products will maintain us as a leader in our market.

For software sales, we recognize revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” and related interpretations. Revenue from perpetual (one-time charge) licensed software is recognized at the inception of the license term. Revenue from term (monthly license charge) arrangements is recognized on a subscription basis over the period that the customer is using the license. Revenue from maintenance for the first year and initial training are included in the purchase price of the software. Initial training is provided at the time of installation and is recognized as income as part of the price of the software since it is minimal in value. Maintenance is valued based on a fee schedule we use for providing our regular level of maintenance on a stand alone basis. Maintenance revenue is included in the income statement under services and is recognized over the term of the agreement. Work in process as shown on our balance sheet represents work performed towards providing initial software that hasn’t been completed as of the balance sheet date. We will recognize revenue upon the completion of the project and the inception of the license term. Revenues applicable to multiple-element fee arrangements are bifurcated among elements such as software, hardware, and post-contact service using vendor-specific objective evidence of fair value. Such evidence consists primarily of pricing of multiple elements as if sold as separate elements in the contract.

We generally recognize revenue from hardware sales when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement.

The Company provides services for system integration which involve the design and development of complex information technology systems to the customer’s specifications. We provide these services on a fixed-price contract and the contract terms generally are short. We recognize revenue when delivery and acceptance is determined by a completion report signed by our customer.

Since our sales are based on customer acceptance of our software and services, we have experienced success in demonstrating the value of our products in the past, and our customers have accepted our software and services, we do not anticipate difficulty in gaining acceptance of our products in the future. However, it is impossible to know how future customers might react if other products are introduced that compete with our products and services. Accordingly, our estimate of acceptance of our software and services has a reasonably high likelihood of change.

Allowance for Doubtful Accounts

Since 2002, our revenues have increased while our accounts receivable balance has declined. Based upon these facts, we believe that our allowance for doubtful accounts is adequate. We have provided for doubtful accounts based on the aging of accounts receivable, with higher allowance percentages for older receivables. The factors used to compute our estimate of bad debts is based on historical experience and has been modified based upon general economic conditions. The assumptions used in estimating bad debts have not been highly accurate in the past and have generally resulted in an overstatement of the allowances needed. The estimate of the allowance is reasonably likely to change in the future. Since the allowance for doubtful accounts is based on matters that are highly uncertain, the allowance is highly sensitive to changes in the economy in China, our clients’ acceptance of and satisfaction with our software and services, and the terms granted to clients to pay for the products and services. Each of these factors could have a material effect upon the estimated allowance for doubtful accounts, although we are not aware of the specific sensitivity of the allowance to any of these factors. As an example, if the aging of accounts receivable increase by one year, the allowance for doubtful accounts would likely increase by 5% to 10% of accounts receivable. The actual collectibility of our accounts receivable, however could differ from our current estimates, and that difference could adversely affect our financial position, results of operation or liquidity in the future.

Stock-Based Compensation

We account for stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations (“APB 25”). We account for options and warrants issued to non-employees at their fair value in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). We did not recognize any compensation cost during the years ended December 31, 2002, 2003 or 2004 from stock-based compensation. We may use stock based compensation more extensively in the future to reward our employees and encourage loyalty to help our company grow. This could increase expenses related to stock based compensation in the future.

Property and Equipment

Property and equipment are depreciated on a straight-line basis over their estimated useful lives, which range from ten years for motor vehicles and five years for purchased software and communication and office equipment to three years for leasehold improvements. These estimated lives have been reasonably accurate in the past and have been based on historical experience and the estimated useful lives of similar assets by other software companies. These estimates are reasonably likely to change in the future since they are based upon matters that are highly uncertain such as the general economy, potential changes in technology and estimated cash flows from the use of these assets. Should any of these changes in the estimated lives of property and equipment occur, their remaining carrying value of ¥1,195,675 at December 31, 2004 could be depreciated completely in one year.

Intangible Assets

We charge all of our development costs to research and development until we have established technological feasibility. We acknowledge technological feasibility of our software when a detailed program design has been completed, or upon the completion of a working model. Upon reaching technological feasibility, we capitalize additional software costs until the software is available for general release to customers. Although we have not established a budget or time table for software development, we anticipate the need to continue the development of our software products in the future and the cost could be significant. We believe that, as in the past, the costs of development will result in new products that will increase revenue and therefore justify costs. There is, however, a reasonable possibility that we may be unable to realize the carrying value of our software, and the amount not so realized may adversely affect our financial position, results of operation or liquidity in the future.

We amortize the cost of intangible assets over the shorter of four years or the estimated period of realization of revenue from the related software. The estimated life of our software is based upon historical usefulness of similar software products and the rate of change in technology in general. Our estimate of the useful lives of our software has been reasonably accurate in the past, but it is reasonably likely to change in the future due to the highly uncertain nature of this estimate. Should economic conditions change or technological advances occur rapidly, our estimate of the useful lives of our software products could decline quickly, which would result in recognition of increased amortization. We currently estimate that the carrying value of our internally generated software as of December 31, 2004 will be amortized at the rate of ¥2,188,131 during 2005, decreasing to ¥412,168 during 2008. Should economic or technological changes occur in the near future, amortization of our internally generated software could increase to as high as approximately ¥5,400,000 in one year.

Cost of Revenue

Cost of our revenues includes wages, materials, handling charges, and other expenses associated with the development of software, sale of hardware, and technical support services. We charge the allowance for doubtful accounts as part of the cost of software sold. We expect cost of revenue to grow as our revenues grow. As noted above, development costs will increase in the future, and we expect revenues to increase at the same time. It is possible that we could incur development costs with little revenue recognition, but based upon our past history, we expect our revenues to grow.

Valuation of Long-Lived Assets

We review the carrying values of our long-lived assets for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, we project undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, we reduce the carrying value of the long-lived asset, by the estimated excess of the carrying value over the projected discounted cash flows. In the past, we have not had to make significant adjustments to the carrying values of our long-lived assets, and we do not anticipate a need to do so in the future. However, circumstances could cause us to have to reduce the value of our capitalized software at a more rapid rate than we have in the past if our revenues were to significantly decline. Estimated cash flows from the use of the long-lived assets are highly uncertain and therefore the estimation of the need to impair these assets is reasonably likely to changes in the future. Should the economy or acceptance of our software change in the future, it is likely that our estimate of the future cash flows from the use of these assets will change by a material amount. The amount of possible change is discussed above under Property and Equipment and Intangible Assets.

Results of Operations

The following table presents the results of our operations for the periods indicated. Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

	Chinese Yuan (Renminbi)					U.S. Dollars
	For the years ended December 31,			For the Period Ended June 30, 2005		For the year ended December 31, 2004
	2002	2003	2004	2004	2005
				(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Software sales	12,288,114	12,807,527	25,130,089	11,720,259	8,464,630	3,036,318
Hardware sales	19,101,300	11,239,524	5,141,041	1,456,618	2,028,437	621,161
Service fee income	4,786,896	4,406,048	4,432,167	1,181,620	1,053,098	535,512

Total Revenues	36,176,310	28,453,099	34,703,297	14,358,497	11,546,165	4,192,991

Cost of revenues
Cost of software	8,344,189	6,041,453	10,097,528	4,701,643	2,427,660	1,220,024
Cost of hardware	16,167,632	11,001,871	4,097,518	1,297,045	1,761,546	495,079
Cost of service fee income	760,165	843,793	1,033,167	173,675	425,150	124,831
Amortization of software costs	710,753	1,405,339	1,966,420	1,174,437	1,110,888	237,591

Total Cost of Revenue	25,982,739	19,292,456	17,194,633	7,346,800	5,725,244	2,077,526

Gross profit	10,193,571	9,160,643	17,508,664	7,011,697	5,820,921	2,115,465

Expenses
Research and development	2,160,805	522,484	1,419,937	—	103,156	171,562
General and administrative	7,673,688	5,648,593	5,922,876	3,795,489	3,268,524	715,623
Selling and distribution expenses	5,518,837	3,651,118	4,786,308	2,779,170	2,228,220	578,301
Litigation expense	665,500	—	—	—	—	—

Total Expenses	16,018,830	9,822,195	12,129,121	6,574,659	5,599,900	1,465,486

Income (loss) from operations	(5,825,259)	(661,552)	5,379,543	437,038	221,021	649,979
Interest income	662,547	9,328	16,108	12	13,020	1,946
Interest expense	(977,654)	(373,705)	(688,680)	(280,265)	(178,471)	(83,209)

Net income (loss)	(6,140,366)	(1,025,929)	4,706,971	156,785	55,570	568,716

Earnings (loss) per ordinary share
Basic	(6.66)	(1.11)	5.11	0.17	0.05	0.62
Diluted	(6.66)	(1.11)	3.01	0.10	0.04	0.36

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenue

Total revenue. Total revenue is comprised of software sales, hardware sales and service fee revenue. Total revenue increased 22.0% from RMB 28,453,099 in 2003 to RMB 34,703,297 in 2004.

Software sales. Software sales increased 96.2% from RMB 12,807,527 in 2003 to RMB 25,130,089 in 2004. We believe that this increase resulted the strengthening of the Chinese economy and the further development of our sales and marketing team. In 2003, the Chinese economy suffered from the SARS epidemic. This epidemic caused a significant negative impact on the Chinese economy, and our business suffered as a result. We believe that the negative economic environment prohibited our clients from making significant expenditures in our software products. Following the containment of this epidemic, our increased number of sales personnel experienced a more receptive sales environment. We expect to continue to increase our sales staff in the next few years in an effort to significantly increase the volume of our software sales. As noted in the chart below, this increase was primarily the result of an increase in the volume of software licenses, rather than increases in prices or introduction of new software.

Software Program	RMB 2004 Sales	RMB 2003 Sales	% Increase	2004 Licenses	2003 Licenses	% Increase
ONE Visual-DRP	581,026	366,239	58.6%	4	3	-25.0%
ONE DMS	2,219,470	2,948,182	-24.7%	62	83	33.9%
ONE POS-ERP	18,697,075	8,019,553	133.1%	37	129	248.6%
ONE LRP	814,957	646,154	26.1%	1	3	300.0%
ONE SCM	145,299	—	N/A	—	1	N/A
ONE CPFR/VMI	105,573	223,709	-52.8%	2	2	0%
ONE CRM	1,225,928	78,177	1,468.1%	4	11	175%
ONE BI	581,197	227,350	155.6%	1	2	50%

As noted above, from 2003 to 2004, we experienced significant increases in the revenues we generated in all but two of our software programs. In addition, with the exception of the same two software programs, we experienced a significant increase in the number of licensing arrangements we completed for our software programs during the same period. These increases have placed significant strain upon our business resources, particularly our ability to employ and motivate employees that are essential to the sale and implementation of our software programs. While our management expects to continue to experience growth in revenues from software sales, they do not expect revenues to increase at the levels experienced during the period from 2003 to 2004. As described elsewhere in this prospectus, we are actively seeking additional managerial and technical employees that will enable us to effectively and efficiently grow our business.

Hardware sales. Hardware sales decreased 54.3% from RMB 11,239,524 in 2003 to RMB 5,141,041 in 2004. The decrease was primarily the result of our decision to de-emphasize hardware sales in an increasingly competitive hardware sales market. In recent years, the margins that we have been able to achieve from hardware sales have diminished significantly. As a relatively young company, we don’t believe that we are in a business position to leverage a low margin, high volume sales sector. Consequently, while we will continue to sell computer hardware in connection with our software sales, we have not and do not expect to emphasize hardware sales as part of our marketing and sales strategies. We expect to experience reduced hardware sales in the future as we focus our efforts on higher margin areas of our business. We expect that, in the short-term, we may fail to capture additional revenues for hardware sales, but our management believes that the long-term health of our company is substantially dependent upon the licensing of our software products. As a result of our decision to de-emphasize hardware sales, we have altered our revenue structure to enhance our software sales and service fees. In the near term, we expect that this decision may decrease our revenue growth by 5-10%. We do not expect our strategy to materially impact our staffing requirements, marketing efforts or relations with our suppliers.

Service fee income. Service fee income generally remained flat from RMB 4,406,048 in 2003 to RMB 4,432,167 in 2004. This lack of growth is attributable to the fact that we only recently implemented our more complex software solutions on a larger scale. Our more basic software solutions may not require our customers to utilize our services for implementation. As we continue to provide more complex software solutions, we expect that many of our clients will opt to utilize our services to coordinate our software solutions with existing computer systems. We expect to see increased service fees as revenues for our more complex software solutions continue to develop.

Cost of revenues

Cost of software. Cost of software consists of wages, materials, handling charges and other expenses associated with the development of our software. Cost of software increased by 67.1% from RMB 6,041,453 in 2003 to RMB 10,097,528 in 2004 during this time period. This increase resulted directly from the increase in the number of software licenses we sold to our customers during this time period. We believe that our cost of license and related maintenance revenue will continue to increase as we hire personnel for our customer support organization. As a percentage of software sales, cost of software was 47.1% for 2003 and 40.2% for 2004. This decrease is primarily attributable to our increasing ability to license our more complex software programs without incurring a corresponding expense for more expensive middleware. As we continue to develop more complex software systems in relatively static middleware programs, we fully expect the trend of licensing more complex software programs without increasing middleware expenses to continue into future fiscal periods.

Cost of hardware. Cost of hardware consists primarily of fees for third party hardware products that are utilized in connection with our software products. Cost of hardware decreased by 62.8% from RMB 11,001,871 in 2003 to RMB 4,097,518 in 2004. This decrease is primarily attributable to our decision to reduce our emphasis on hardware sales. As a percentage of hardware sales, cost of hardware was 97.9% in 2003 and 79.7% in 2004. This decrease was primarily attributable to our ability, through negotiations with our customers, to add additional hardware mark-ups related to the license of our more complex and expensive software programs. Despite our ability to reduce the cost of hardware, the cost of hardware provides us with a relatively small profit margin. In order to emphasize our profitability, we have decided to de-emphasize hardware sales as an element of our business operations.

Cost of service fee income. Cost of service fee income includes salaries and related expenses of our consulting organization and an allocation of our facilities and depreciation expenses. Cost of services increased 22.4% from RMB 843,793 for 2003 to RMB 1,033,167 for 2004. The increase resulted directly from the fact that the improvement of the Chinese economy permitted our customers to invest in our software programs, and we were in the process of increasing our labor force, thereby permitting us to quickly respond to increased demand. As a percentage of service fee income, cost of service fee income was 19.2% for 2003 and 23.3% for 2004. This increase is primarily attributable to our decision to increase the size in our labor force without benefiting from an immediate increase in service fee income.

Amortization of Software Costs. Intangible assets represent the cost of computer software we acquired and developed. These costs are amortized over the useful life of the software. Costs included are mostly salary and employee benefits for those involved in the development of the software. Amortization expense increased 40.0% from RMB 1,405,339 in 2003 to RMB 1,966,420 in 2004. The increase is due to the increase of software products being amortized at December 31, 2003. Because we are continually developing our products, we would expect amortization to continue increasing in future years based upon our success in developing new products for our customers.

Operating expenses

Research and development. Research and development expenses, which are expensed as incurred, consist primarily of salaries and related costs of our engineering organization; consultants; and an allocation of our facilities and depreciation expenses. We believe that our success depends on continued enhancement of our current products and our ability to develop new technologically advanced products that meet the increasingly sophisticated requirements of our customers. Research and development expenses increased 171.8% from RMB 522,484 in 2003 to RMB 1,419,937 in 2004. The increase in these expenses was primarily attributable to a headcount increase necessary to continue the development of our software products. During this period of time, the number of employees devoted to software development increased from 12 to 27. We expect research and development expenses to continue to increase in absolute dollars in future periods as we continue to improve our software products to meet the evolving complexities of our customers’ businesses. Research and development represented 1.8% of total revenue for 2003 and 4.1% of total revenue for 2004. This increase in research and development expenses as a percentage of revenue was attributable to the fact that the costs associated with the software development associated with our more complex products were front loaded. In 2004, we had not yet received corresponding revenues from our software development efforts for these products.

General and administrative. General and administrative expenses consist primarily of costs from our finance and human resources organizations; third party legal and other professional services fees; and an allocation of our facilities costs and depreciation expenses. General and administrative expenses increased 4.9% from RMB 5,648,593 in 2003 to RMB 5,922,876 in 2004. The increase in absolute general and administrative expenses is attributable to the growth of our administrative organizations in support of our overall growth. Specifically, during this time period we added two employees to our administrative organization. General and administrative expenses were 19.9% of total revenue for 2003 and 17.1% of total revenue for 2004. This decrease in general and administrative expenses as a percentage of revenue was attributable to the fact that, through economics of scale, the growth in the number of software sales more than compensated for our increased headcount. We expect that becoming an independent public company may create a short-term increase in general and administrative expenses as a percentage of total revenues. These expenses include additional legal and accounting fees and public relations costs. These costs are expected to be non-recurring as they relate primarily to the establishment of additional functions in connection with becoming a publicly-traded company.

Selling and distribution expenses. Selling and distribution expenses consist primarily of salaries and related costs of our sales and marketing organization: sales commissions; costs of our marketing programs, including public relations, advertising, trade shows, and collateral sales materials; and an allocation of our facilities and depreciation expenses. Selling and distribution expenses increased 31.1% from RMB 3,651,118 in 2003 to RMB 4,786,308 in 2004. The increase in selling and distribution expenses were due to additional labor costs associated with the expansion of our sales force. During this time period we added eight employees to our sales department. We anticipate that sales and marketing expenses will increase in absolute dollars to support our intended expansion of our sales and marketing organization. Selling and distribution expenses were 12.8% of total revenue for 2003 and 13.8% of total revenue for 2004. This slight increase in selling and distribution expenses as a percentage of revenue was attributable to the fact that the increase in selling and distribution expenses was generally offset by additional revenue generated from software sales.

Other

Interest Income. Our interest income represents the interest accrued as a result of bank deposits. Our interest income increased 72.7% from RMB 9,328 in 2003 to 16,108 in 2004. The increase is primarily due to the banking of additional revenues resulting from increased software license fees from our customers. We expect that our interest income will dramatically increase in the near future as we will earn interest in the proceeds of the offering pending application thereof.

Interest Expense. Our interest expense represents the interest incurred as a result of short-term loans taken during the course of our operations. Our interest expense increased 84.3% from RMB 373,705 in 2003 to RMB 688,680 in 2004. This increase resulted from our decision to borrow additional short-term debt in 2004. We expect to continue to borrow funds on a short-term basis from time to time.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenue

Total revenue. Total revenue decreased 21.3% from RMB 36,176,310 in 2002 to RMB 28,453,099 in 2003.

Software sales. Software sales increased 4.2% from RMB 12,288,114 in 2002 to RMB 12,807,527 in 2003. The increase was primarily the result of an increase in the volume of products sold, rather than increases in prices or introduction of new products. Although revenues from software sales increased during this period, we believe that sales were hampered by SARS’ impact upon the Chinese economy.

Hardware sales. Hardware sales decreased 41.2% from RMB 19,101,300 in 2002 to RMB 11,239,524 in 2003. This decrease was primarily the result of our decision to emphasize the more profitable sectors of our business while reducing our exposure to lower margin business lines such as hardware sales. We expect to continue to de-emphasize hardware sales as a sector of our business while growing the more profitable aspects of our operations.

Service fee income. Service fee income decreased 8.0% from RMB 4,786,896 in 2002 to RMB 4,406,048 in 2003. We believe that this decrease was driven by our customers’ inability to acquire more sophisticated software solutions in a business environment affected by the SARS epidemic. Our less complex software products generally require less customization. We believe that many Chinese businesses were unwilling to acquire more sophisticated software solutions and related services in a weaker Chinese economy.

Cost of revenue

Cost of software. Cost of software decreased by 27.6% from RMB 8,344,189 in 2002 to RMB 6,041,453 in 2003. This decrease was a result of our decision to require many of our customers to purchase middleware systems for their projects directly from software providers. In prior years, we would purchase middleware systems for our customers’ projects. As a percentage of software sales, cost of software was 67.9% for 2002 and 47.2% for 2003. Similarly, this decrease is primarily attributable to the fact that we increased our efforts to require our customers to buy underlying middleware systems for their projects directly from third-party software providers.

Cost of hardware. Cost of hardware decreased by 32.0% from RMB 16,167,632 in 2002 to RMB 11,001,871 in 2003. This decrease was a result of our focus on more profitable aspects of our business. As a percentage of hardware sales, cost of hardware was 84.6% for 2002 and 97.9% for 2003. This increase is primarily attributable to the fact that we completed more hardware-intensive contracts during this period.

Cost of service fee income. Cost of service fee income increased 11.0% from RMB 760,165 for 2002 to RMB 843,793 for 2003. This increase was driven principally by an increase in the number of projects, on average, that required the implementation of our consulting services. As a percentage of service fee income, cost of service fee income was 15.9% for 2002 and 19.2% for 2003. This increase is primarily attributable to sustained labor costs in an environment where sales of additional services suffered.

Amortization of Software. Amortization expense increased 97.7% from RMB 710,753 in 2002 to RMB 1,405,339 in 2003. The increase is due to the increase of software products being amortized in 2003 while still having amortization expense in 2003 for items previously developed that were not fully amortized at December 31, 2002. Because we are continually developing our products, we would expect amortization to continue increasing in future years based upon our success in developing new products for our customers.

Operating expenses

Research and development. Research and development expenses decreased 75.8% from RMB 2,160,805 in 2002 to RMB 522,484 in 2003. This decrease was due to our ability to forecast the impact of SARS upon our market. Specifically, we emphasized the sales of our existing software products to the detriment of many research and development projects during this time. While this decision may have temporarily slowed the development of new software products, we believed that the market would not embrace such new products in an economically challenged environment. Research and development expenses were 6.0% of total revenue for 2002 and 1.8% of total revenue for 2003. This decrease, too, was generally attributable to our decision to temporarily restrict research and development expenses while concentrating our focus on completing additional license transactions.

General and administrative. General and administrative expenses decreased 26.4% from RMB 7,673,688 in 2002 to RMB 5,648,593 in 2003. The decrease in general and administrative expenses is attributable to the simplification of our administrative organization. Noting the impact of SARS upon the Chinese economy, we took steps necessary to reduce our general and administrative expenses. Specifically, we reduced the salaries and positions of certain of our employees in an attempt to reduce our administrative expenses without reducing our headcount. We designed this plan to position our company to rapidly grow when market conditions improved. General and administrative expenses were relatively consistent percentage of total revenue with 21.2% of total revenue for 2002 and 19.9% of total revenue for 2003. Despite a relatively significant decrease in general and administrative expenses, this increase in general and administrative expenses as a percentage of revenue resulted from a significant decrease in overall revenues over the same period.

Selling and distribution expenses. Selling and distribution expenses decreased 33.8% from RMB 5,518,837 in 2002 to RMB 3,651,118 in 2003. The decrease in selling and distribution expenses was due to our decision to limit our marketing targets to only those companies that we determined would be most likely to invest in our products. The Chinese economy did not permit us to implement a broad-reaching market plan. Selling and distribution expenses were 15.3% of total revenue for 2002 and 12.8% of total revenue for 2003. This decrease in selling and distribution expenses as a percentage of revenue was attributable to a significant reduction in overall revenues being overshadowed by the more significant impact of reducing our selling and distribution expenses by focusing our marketing strategy.

Litigation Expense. In 2002, we incurred litigation-related expenses of RMB 665,500. These expenses related to a lawsuit instituted by a third party in August 2002. This lawsuit related to the termination of certain contracts with the third party. While we have not incurred litigation expenses since 2002, we expect that we may incur additional expenses related to this claim.

Other

Interest income. Our interest income decreased 98.6% from RMB 662,547 in 2002 to RMB 9,328 in 2003. This decrease is primarily the result of our decision to rapidly apply revenues earned to future projects rather than banking such fees for a period of time.

Interest expense. Our interest expense decreased 61.8% from RMB 977,654 in 2002 to RMB 373,705 in 2003. This decrease resulted from our repayment of existing debt.

Six-Month Results of Operations

The following information described certain historical data for the periods indicated. The results of operations for the periods indicated are not necessarily indicative of results to be expected for the full year or any future period.

Revenue

Total Revenue. Total revenue decreased 19.6% from RMB 14,358,497 in the six month period ended June 30, 2004 (the “2004 Period”) to RMB 11,546,165 in the six month period ended June 30, 2005 (the “2005 Period”). The potential value of our new orders, however, increased by 87.5% from RMB 10,646,669 in the 2004 Period to RMB 19,968,035 in the 2005 Period. As the

new orders generated in the 2005 Period were not completed in the 2005 Period, we expect to recognize these revenue in the second half of 2005.

Software sales. Software sales decreased 27.8% from RMB 11,720,259 in the 2004 Period to RMB 8,464,630 in the 2005 Period. This decrease is primarily attributable to the fact that while we have significantly increased the number of our orders outstanding in the comparable period, we have not yet received an acceptance and completion report from our clients that would enable us to recognize this revenue in the 2005 Period. We expect that we will recognize these revenues in the second half of 2005. The potential value of new orders for software sales, however, increased by 91.5% from RMB 5,779,349 in the 2004 Period to RMB 11,069,880 in the 2005 Period. As the new orders for software sales generated in the 2005 Period were not completed in the 2005 Period, we expect to recognize these revenues in the second half of 2005. In the future, we expect that we may continue to see a trend in the cyclicality of revenue recognition in favor of the latter half of a year.

Hardware sales. Hardware sales increased 39.3% from RMB 1,456,618 in the 2004 Period to RMB 2,028,437 in the 2005 Period. This increase is primarily attributable to the fact we experienced an increase in the number our software projects that required hardware purchases increased over the comparable period. The potential value of new orders for hardware sales increased by 139.9% from RMB 2,821,004 in the 2004 Period to RMB 6,766,391 in the 2005 Period. As the new orders for hardware sales generated in the 2005 Period were not completed in the 2005 Period, we expect to recognize these revenues in the second half of 2005.

As noted above, we do not expect these increases in hardware sales to continue due to the limited margins that we believe we can recognize on such sales. Nonetheless, we may experience occasions where we may profitability include hardware as a part of our projects. We will include hardware in our projects when:

•	we can expect to achieve at least a 10% margin on the sale of such hardware; and

•	we believe that the particular customer possesses excellent credit history.

The increases in hardware sales noted above and the contracted, yet uncompleted hardware sales noted in the chart below are attributable to a few, larger projects that satisfied our heightened attention to the elements of what we believe to be a commercially acceptable hardware sale structure. We do not believe that this is a trend that we will continue to observe in future periods. To the extent we opt to include hardware in a particular project, however, we do not believe that we will experience difficulty obtaining such hardware at reasonable prices as we may obtain such hardware from a variety of readily-available sources.

Service fee income. Service fee income decreased 10.9% from RMB 1,181,620 in the 2004 Period to 1,053,098 in the 2005 Period. This decrease is principally attributable to the fact that many of our contracts were executed late in the 2005 Period, thereby prohibiting us from recognizing the revenue in the 2005 Period. The potential value of new orders for services increased 4.2% from RMB 2,046,316 in the 2004 Period to RMB 2,131,764 in the 2005 Period. As the new orders requiring services and that were generated in the 2005 Period were not completed in the 2005 Period, we expect to recognize these revenues in the second half of 2005. As noted above, we expect that we may continue to experience cyclicality in revenue recognition in favor of the latter half of a year.

Potential value of new orders in RMB. The following chart show the potential value of contracts that we executed during each of the first six months of 2004 and 2005. These values represent the aggregate of the license fees, service fees and hardware fees referenced in these contracts.

Month	Total		Hardware		Software		Service
	2005	2004	2005	2004	2005	2004	2005	2004
January	316,520	151,800	—	96,800	316,520	—	—	55,000
February	329,726	1,489,200	—	761,400	244,460	19,600	85,266	708,200
March	624,451	2,003,120	28,691	855,120	481,600	1,078,000	114,160	70,000
Q1	1,270,697	3,644,120	28,691	1,713,320	1,042,580	1,097,600	199,426	833,200
April	4,382,732	1,091,016	1,425,000	451,096	2,467,800	639,920	489,932	—
May	3,752,606	3,338,817	—	102,588	3,540,100	2,225,349	212,506	1,010,880
June	10,562,000	2,572,716	5,312,700	554,000	4,019,400	1,816,480	1,229,900	202,236
Q2	18,697,338	7,002,549	6,737,700	1,107,684	10,027,300	4,681,749	1,932,338	1,213,116
Total	19,968,035	10,646,669	6,766,391	2,821,004	11,069,880	5,779,349	2,131,764	2,046,316

As we receive initial deposits upon the execution of our contracts, we believe that the amounts indicated in the chart represent firm orders.

As noted in the chart above, we experienced dramatic increases in the value of contracts we entered into during the period from April through June as compared to the value of contracts we entered into during the period from January through March. We experienced this trend in both 2005 and 2004. In particular, we entered into a significant number of contracts in June of each year. Our management believes that this trend is a result of the fact that China schedules three major holidays (and associated vacations) during the first four months of the year. Consequently, many businesses, including the retailing industry (to which we focus a large portion of our business) do not make significant business decisions, such as the licensing of our software solutions, until the end of the Chinese holiday season. Following the execution of our contract, depending upon the type of software program purchased and the complexity of the associated integration, several months may expire before we complete the particular project and the customer executes our final acceptance and completion report. As such, we expect to continue to experience a trend in the recurrent recognition of revenue in the latter half of the year. As we have generally experienced less revenue recognition in the first half of the year, we have utilized our loan agreement with Beijing Haidan Yuyuantan Rural Credit Cooperative to provide working capital for operations during the first half of the year. As we continue to expect the trends referenced in this paragraph to continue into future periods, we expect to continue to utilize our credit facility in such manner. We currently anticipate that we will be able to repay our debt by December 31st of each year. To the extent we are unable to do so, our ability to obtain additional debt financing may be impaired.

Cost of revenues

Cost of software. Cost of software decreased 46.4% from RMB 4,701,643 in the 2004 Period to RMB 2,427,660 in the 2005 Period. This decrease was driven principally by an increase in the number sales of our small business products over the comparable period. As these programs require little integration services, our cost of software decreased. As a percentage of software sales, our cost of software was 40.1% in the 2004 Period and 28.7% in the 2005 Period. This decrease is principally attributable to our efforts to emphasize sales in the small business market. The smaller amount of integration services required to complete small business products resulted in a decrease in the cost of our software as a percentage of total software sales. We expect to see this trend continue as we continue to emphasize the sales of our software products to small and medium sized businesses throughout China.

Cost of hardware. Cost of hardware increased 35.8% from RMB 1,297,045 in the 2004 Period to RMB 1,761,546 in the 2005 Period. This increase is principally attributable to the increased completion of sales in the 2005 Period that required significant hardware purchases. As noted above, we do not expect to see this trend continue as we continue to de-emphasize our sales of lower margin products such as hardware. As a percentage of hardware sales, our cost of hardware remained relatively consistent at 89.0% in the 2004 Period and 86.9% in the 2005 Period. The decrease in the cost of hardware as a percentage of our hardware sales was primarily attributable to the fact that as a growing business attracting the attention of hardware manufacturers, we were able to negotiate better cost structures with such manufacturers.

Cost of service fee income. Cost of service fee income increased 144.8% from RMB 173,675 in the 2004 Period to RMB 425,150 in the 2005 Period. This increase was primarily attributable to a corresponding number of orders that required implementation of our consulting services. As a percentage of service fee income, our cost of service fee income was 14.7% in the 2004 Period and 40.37% in the 2005 Period. This increase is primarily attributable to our decision to increase the size of our consulting labor force without immediately recognizing increased service fee income related to such new employees. As noted above, we expect that we will need to continue to increase the number of our technical employees as we continue to develop our business operations. Consequently, we expect that our cost of service fee income as a percentage of our service fee income will remain on levels approximating those seen in the 2005 Period.

Amortization of software costs. Amortization of software decreased slightly by 5.4% from RMB 1,174,437 in the 2004 Period to RMB 1,110, 888 in the 2005 Period. This decrease is a result of a decrease in the number of our products being amortized in the 2005 Period. We expect amortization to continue to increase in future periods as we continue to develop software products.

Operating expenses

Research and development. We did not incur research and development expenses in the 2004 Period. During the 2005 Period, we incurred RMB 103,156 in research and development expenses that were attributable to an increase in the number of our employees necessary to continue the development of our software products. We expect to continue to experience an increase in our expenses for research and development of our software products as we continue to enhance our software products.

General and administrative. General and administrative expenses decreased 13.9% from RMB 3,795,489 in the 2004 Period to RMB 3,268,524 in the 2005 Period. This decrease resulted from a decrease in repair and maintenance expenses resulting from our new facility and a decrease in professional fees. We expect that our general and administrative expenses will tend to increase over time as we continue to develop our business organization.

Selling and distribution expenses. Selling and distribution expenses decreased 19.8% from RMB 2,779,170 in the 2004 Period to RMB 2,228,220 in the 2005 Period. This decrease was primarily attributable to our decision to reduce our marketing efforts in the 2005 Period, especially in advertising, trade shows and collateral sales materials, in an effort to increase our profitability.

Other

Interest income. In effect, we did not have interest income in the 2004 Period. In the 2005 Period, we generated RMB 13,020 in interest income. This interest income resulted from temporary investments of funds we obtained from short-term loans.

Interest expense. Interest expense decreased by 36.3% from RMB 280,265 in the 2004 Period to RMB 178,471 in the 2005 Period. This decrease was attributable to the decrease in our short-term debt from RMB 4,800,000 in 2004 to $2,800,000 in 2005.

Liquidity and Capital Resources

Cash Flows and Working Capital

To date, we have primarily financed our operations through debt financings, a private placement of Series A convertible preferred shares and cash flow from operations. Working capital needs are expected to continue to increase as we continue to develop and market our software products. Anticipated increases in net working capital are expected to be met from our cash flow from operations and the net proceeds of this offering.

Our operations provided cash of RMB 6,120,374 for the year ended December 31, 2004 and RMB 1,427,513 for the year ended December 31, 2003. This increase was primarily the result of our increased profitability resulting from economies of scale associated with increasing software sales and decreasing hardware sales. We recognize higher margins on software sales than on hardware sales. By focusing our marketing efforts on more credit-worthy customers, we were able to reduce our receivables, advances to suppliers and inventory all of which resulted in an increase in cash from operations. Prior to 2003, we experienced significant negative cash flows from our operating activities.

We used cash in investing activity of RMB 5,052,518 in 2002, RMB 2,821,558 in 2003 and RMB 545,001 in 2004. Our net cash used in investing activity has primarily been used to develop our software suite. This decrease is primarily due to the fact that the majority of the costs for the development of our software suite was generally incurred early in the software’s development cycle. We expend fewer development costs on programs as they mature. In addition, as discussed elsewhere, we have generally begun to require our customers to purchase the third party middleware for their projects directly from the software provider. As a result, our payments for software have significantly declined.

During 2004, the Company used cash in financing activities of RMB 4,758,817. This amount was generally related to the repayment of an outstanding debt of RMB 4,800,000 that we incurred in 2003. During 2003, the Company financing activities provided cash of RMB 4,835,605 resulting from proceeds of the short-term loan that we repaid in 2004. During 2002, the Company used cash in financing activities of RMB 6,989,757 resulting from the payment of RMB 7,050,000 of short-term loans. We expect to utilize short-term debt in the future. As a result, we expect to see similar results in the net cash provided by or used in financing activities in the future.

We believe that our current cash and cash equivalents, cash flow from operations and the net cash proceeds from the minimum offering of $6,000,000 will be sufficient to meet our anticipated cash needs, including working capital, capital expenditures and various contractual obligations, for at least the next 30 months. We believe that our current cash and cash equivalents, cash flow from operations and the net cash proceeds from the maximum offering of $9,000,000, will be sufficient to meet our anticipated cash needs, including for working capital, capital expenditures and various contractual obligations, for at least the next 40 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these sources are insufficient to satisfy our cash requirements, we may seek to sell debt securities or additional equity or to obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financial covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

In recent months, we reached an arrangement with Hainan Future Computer Company Limited to eliminate our $483,296 indebtedness to Hainan Future through the provision of outsourced consulting services to Hainan Future customers. While we will be required to expend cash to complete these consulting services, primarily in the form of salaries to our technical personnel, such cash expenditures will be significantly less than those required to directly repay this indebtedness. As we believe that our existing cash, cash equivalents and available credit facilities will be sufficient to enable us to complete our obligations to Hainan Future, we do not believe that we will need to utilize the funds from this offering.

As of June 30, 2005, we were indebted to Mr. Li, our Vice President, in the amount of $120,824. This amount represents a portion of the purchase price we paid for e-Future Beijing. This debt is unsecured, has no fixed terms of repayment and is considered due upon demand. To the extent that Mr. Li requests repayment of this debt, we believe that our existing cash, cash equivalents and available credit facilities will be sufficient to repay such indebtedness.

Indebtedness

As of December 31, 2004, our amounts due to related parties was RMB 5,000,000 which was incurred in connection with our acquisition of the outstanding shares of e-Future Beijing. Such indebtedness is unsecured, interest free and had no fixed term of repayment. Of the RMB 5,000,000 debt, we owe Hainan Future approximately RMB 4,000,000. On July 18, 2005, we structured an arrangement with Hainan Future to eliminate our indebtedness by providing outsourced consulting services to Hainan Future clients over a six month period. Such consulting services are intended to provide Hainan Future with the opportunity to complete existing projects. Our obligations under this arrangement should be fulfilled on January 18, 2006. As of December 31, 2004, we did not have any other indebtedness, and we did not have any debt securities, mortgages or liens. In addition, as of December 31, 2004, we did not have any material contingent liabilities.

As of December 31, 2004, we did not have any outstanding loan capital issued or agreed to be issued, bank overdrafts, loans, debt securities or other similar indebtedness, liabilities under acceptance (other than normal trade bills) or acceptance credits, debentures, mortgages, charges, finance leases or hire purchase commitments, guarantees or other material contingent liabilities. In addition, there has not been any material change in our indebtedness, commitments and contingent liabilities since December 31, 2004.

On February 6, 2005, we entered into a loan agreement with Beijing Haidan District Yuyuantan Rural Credit Cooperative (the “Lender”). Pursuant to this agreement, the Lender has agreed to lend up to RMB 2,800,000 at an interest rate of 5.58% per annum. As of the date of this prospectus, we have borrowed the full loan amount of RMB 2,800,000. We are obligated to repay interest on this loan on quarterly basis, and we must repay all outstanding principal on February 6, 2006. As we are not a government-owned business, our lender required us to obtain a guaranty of our indebtedness from a third-party. We believe this requirement to be common among Chinese banks. On February 6, 2005, we entered into a guaranty agreement with Beijing Hejia Software Technology Co., Ltd., an unrelated third party (the “Guarantor”), and the Lender. Pursuant to this agreement, the Guarantor agreed to accept joint and several liability for our obligations under the Loan Agreement. In addition, the guaranty covered interest and the cost of collection. The guaranty shall terminate on the date that is two years following the expiration of the Loan Agreement. To the extent we reach an agreement with the Lender to extend the term of the Loan Agreement, the Guarantor has agreed to extend the guaranty until a date that is two years following the expiration of the extended loan arrangement. In consideration of the Guarantor’s willingness to serve as our guarantor, we have loaned the Guarantor an aggregate of RMB 800,000. Such loan shall be repaid upon the expiration of the guaranty and accrues interest at the rate of 5.58% per annum. As a result of:

•	our Lender’s due diligence and willingness to accept the Guarantor’s guaranty of our liability; and

•	our prior business interactions with the Guarantor

we believe that our note receivable from the Guarantor is collectible.

To the extent that guarantors are unavailable or unwilling to guaranty our future obligations, it is unlikely that a bank will be willing to enter into a debt financing arrangement with our company. As noted herein, we tend to recognize revenue in the latter half of a fiscal year, and we have traditionally utilized debt financing to provide funds necessary for operation in the first half of a given year. Although we have not experienced difficulty obtaining third-party guaranty arrangements in the past and we do not expect to experience any such difficulty in the future, to the extent that we are unable to obtain and utilize third-party guarantees and bank debt financing arrangements, our business, operations and prospects may suffer.

In addition, on March 3, 2005, we borrowed an additional RMB 350,000 from the Lender. We repaid this amount on May 3, 2005.

Holding Company Structure

We are a holding company with no operations of our own. All of our operations are conducted through e-Future Beijing, our Chinese subsidiary. As a result, our ability to pay dividends and to finance any debt that we may incur is dependent upon dividends and other distributions paid by e-Future Beijing. If e-Future Beijing incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends to us. In addition, Chinese legal restrictions permit payment of dividends to us by e-Future Beijing only out of its net income, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese law, e-Future Beijing may also required to set aside a portion (at least 10%) of its after tax net income, if any, each year for certain reserve funds until the amount of the reserve reaches 50% of e-Future

Beijing registered capital. According to Chinese law, however, e-Future Beijing is required to withdraw reserve funds only in fiscal years following the elimination of its accumulated deficit in which it paid income tax. Noting our accumulated deficit and the tax deferrals associated with our business, we have not funded these reserves in the past and do not expect to do so in the near future. Consequently, we do not believe that these fund reserves had or will have a material impact upon our liquidity. Although these statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings, the reserve funds are not distributable as cash dividends except in the event of a solvent liquidation of e-Future Beijing. This reserve fund is not distributable as a cash dividend.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to the interest income generated by our cash deposits in banks and interest expense arising from our short-term bank borrowings that we incur in our ordinary course of business. We have not used derivative financial instruments in our investment portfolio. Interest-earning instruments and floating rate debt carry a degree of interest rate risk. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. Our future interest income may fluctuate in line with changes in interest rates. However, the risk associated with fluctuating interest rates is principally confined to our cash deposits in banks, and, therefore, our exposure to interest rate risk is minimal and immaterial.

Foreign Exchange Risk

Virtually all of our revenues and costs are denominated in Renminbi and substantially all of our assets and liabilities are denominated in Renminbi. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be impacted by fluctuations in the exchange rate between U.S. dollars and Renminbi. If the Renminbi depreciates against the U.S. dollar, the value of our Renminbi revenues and assets as expressed in U.S. dollars in our financial statements will decline. See “Risk Factors — Fluctuation of the Renminbi could materially affect our financial condition and results of operations.”

Inflation

In recent years, China has not experienced significant inflation, and thus inflation has not had a significant effect on our business during the past three years. China’s overall national inflation rate, as measured by the general consumer price index, was approximately 3.0%, (0.8)% and 0.7% in 2003, 2002 and 2001, respectively.

Taxation

Under the current law of the Cayman Islands, we are not subject to tax on income or capital gain. However, our revenues are primarily derived from our Chinese subsidiary, e-Future Beijing. Chinese foreign invested enterprises are generally subject to a 30.0% state enterprise income tax, and a 3.0% local enterprise income tax. However, e-Future Beijing has obtained approval from the Chinese government authorities to be classified as a “high technology” company. This classification entitles e-Future Beijing to a three-year exemption from enterprise income tax followed by a 7.5% preferential tax rate for the succeeding three years and a 15.0% preferential tax rate thereafter.

If our activities constitute a permanent establishment in China, the income we earn in China would also be subject to a 30.0% state enterprise income tax and 3.0% local enterprise income tax. Income of our company that is not connected to a permanent establishment in China would be subject to a 10.0% withholding tax on gross receipt from profit, interest, rentals, royalties and other income earned in China. Dividends from our wholly subsidiary, e-Future Beijing, to our company are exempt from Chinese withholding tax.

Our software and system integration services revenues are also subject to a value-added tax at the rate of 17.0%.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations as of December 31, 2004:

	Payments Due By Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Facility lease commitments	$283,710	$195,497	$88,213	—	—
Other contractual commitments (1)	$33,983	$33,983	—	—	—
Total contractual obligations	$317,693	$229,480	$88,213	—	—

(1)	Represents construction and remodeling expenses for our Beijing offices.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost will be measured based on the fair value of the instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123(R) replaces SFAS No. 123 and supersedes APB Opinion No. 25. As originally issued in 1995, SFAS No. 123 established as preferable the fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. We will be required to apply SFAS No. 123(R) as of the first interim reporting period that begins after June 15, 2005, and plans to adopt it using the modified-prospective method, effective July 1, 2005. We are currently evaluating the impact SFAS No. 123(R) will have on us and, based on our preliminarily analysis, we expect that the adoption will not have a material impact on our financial statements.

In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Non-monetary Assets — an amendment of APB Opinion No. 29.” This Statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The statement will be effective in January 2006. We do not expect that the adoption of SFAS No. 153 will have a material impact on our consolidated financial statements.

OUR BUSINESS

General

We are a leading provider of integrated software and professional services for manufacturers, distributors, wholesalers, logistics companies and retailers in China’s supply chain front market. At the present time, our customers are centered in the retail, automotive, general household appliance and consumer goods industries. Our software products, however, can optimize the operations of businesses in a wide variety of industries. We expect to broaden our scope of customers over time.

Our solutions are specifically designed to optimize demand processes from finished goods to customer checkout, and to address supply chain management, business processes, decision support, inventory optimization, collaborative planning and forecasting requirements. Our software solutions business is enhanced and supported by our consulting services and ongoing maintenance on existing software installations.

Market Background

In the past, China’s supply chain infrastructure served to restrain economic development and limit the performance of local and foreign companies. Compared with western countries, China has traditionally been hampered by poor infrastructure, a disorganized distribution system, local protectionism, difficulties with cash flow and accounts receivable, and an antiquated legal system at national, regional and local levels. As the Chinese economy matures, with the assistance of enterprise software systems, we believe that these disparities will decrease. At the present time, however, we believe that the following statistics accurately reflect the infancy of the Chinese supply chain industry:

•	In 2000, logistics and transportation costs represented approximately 20% of the Chinese gross domestic product (“GDP”) compared with 10% in the United States and 14% in Japan. Interestingly, by September 2001, China’s total logistics and transportation costs reduced to 16.7% of China’s GDP.

•	The working capital turnover ratio in China ranges from 1.2 for manufacturing state-owned enterprises to 2.3 for commercial state-owned enterprises. In the United States, the average is between 15 and 20.

•	An average of 90% of a Chinese manufacturer’s time is spent on logistics, with just 10% on manufacturing.

•	Many commodities in China cost 40% to 50% more to transport than they would in the United States.

•	Transportation and warehousing costs in China equal 30% to 40% of the total cost of goods sold.

•	Logistics inefficiency and lag time in receiving market information resulted in more than U.S. $480 billion worth of goods being stockpiled by year-end 2000, which was equivalent to 45% of China’s GDP.

In recent years, the Chinese government has committed significant effort to modernize China’s logistics and transportation infrastructure. In particular, China’s accession to the World Trade Organization in 2001 emphasized the liberalization and modernization of China’s economic system. Under China’s WTO agreement, the country will progressively remove the restrictions that prevent foreign companies from participating in the logistics and transportation sectors. We also expect China’s WTO status to stimulate China’s growth by opening its economy to competition and encouraging collaboration between local and foreign companies.

Participants in China’s supply chain are currently facing intensifying competition, fluctuating demand, evolving retail channels and increasing globalization. Sales are pressured, margins are compressed through intensified competition and most companies are trying to achieve improved results with fewer people. As a result, small and large Chinese companies are increasingly seeking technology solutions to better manage their increasingly complex businesses, improve their operating efficiencies and financial performance, and strengthen their relationships with customers and suppliers. Despite the fact that Chinese businesses traditionally have low technology adoption rates, we believe that China’s rapid economic development will require Chinese companies to look to source ready-made solutions for supply chain management.

China’s Economic Development

China’s population of approximately 1.3 billion people is expected to grow by roughly 15 million people per year. The country’s gross national product has grown at a rate of approximately 9 percent for more than 25 years, making it the fastest growth rate for a major economy in recorded history. In the same 25 year period, China has moved more than 300 million people out of poverty and quadrupled the average Chinese person’s income. The tremendous potential of this market is noted by the fact that 400 of the world’s largest 500 companies are investing in China.

These development factors have produced a burgeoning consumer goods market, as the spending power and aspirations of consumers rise. In response, industries are consolidating and modern retailers are penetrating second-tier and even some third-tier Chinese cities. We believe that the need to modernize China’s supply chain infrastructure is increasing at a dramatic rate. The appearance of modern retailers in China is also generating demand for more efficient and reliable systems and services.

e-Future Solutions

Upon the formation of e-Future Beijing in 2000, we began to develop our software products. Prior to the creation of our holding company structure in March 2001, we developed and released our first two software products:

•	e-Future ONE SCM/CRM, a visual supply chain management and customer relationship management solution, which was released on December 19, 2000; and

•	e-Future ESCM/e-Market Place, an e-supply chain management and marketplace solution, which was released on December 19, 2000.

We released a third program, e-Future ONE POS-ERP, a multi-format retail enterprise resources planning tool that we purchased from Hainan Future Computer Company Limited on July 31, 2000. In order to smoothly operate the Company and to apply for preferential tax treatments so as to solve the Company’s problem of lacking software, on February 20, 2000, e-future Beijing executed an agreement with Hainan Future, in which e-future Beijing purchased from Hainan Future the copyright and the relevant intangible assets of one set of computer software (POS-ERP), which was independently developed by Hainan Future and the registration number is 2000SR1016, at a total price of RMB 5,160,000 in which one-year of customized development and technical support were included. As provided in this Agreement, e-future Beijing was entitled to sell and develop new products based on the software at its own discretion. The PRC National Copyright Bureau issued a Certificate on May 24,2001 proving the filing of the aforementioned transfer of the computer software, according to this certificate, as of April 11, 2001, e-future Beijing would have the right to use, the licensing right and the right to get paid for the computer software within the time limit regulated by law. See “Our Corporate Structure – Hainan Future Computer Company Limited.” Through e-Future Beijing we developed our remaining software products following the creation of our holding company structure.

Our solutions integrate industry know-how with predictive information technologies, and the best practices of leading Chinese companies to help our clients create, manage and fulfill customer demand. Our solutions can be deployed individually to meet specific needs, or as part of a scalable and fully integrated solution. Our primary software solutions consist of three independently deployable groups of software products: Foundation Solutions, Collaborative Solutions, and Intelligent Solutions.

Foundation Solutions:

Type of Customer	e-Future ONE Solution

Manufacturer	e-Future ONE Visual DRP (Visual Distribution Resources Planning Solution) Released June 25, 2002.

Distributor	e-Future ONE DMS (Distributor Management System Solution) Released September 25, 2002.

Retailer	e-Future ONE POS-ERP (Multi-Format Retail Enterprise Resources Planning Solution) Released January 31, 2000.

Logistics/Distributor	e-Future ONE LRP (Logistics Resources Planning Solution) Released January 5, 2003.

Collaborative Solutions:

Type of Customer	e-Future ONE Solution

Manufacturer	e-Future ONE CRM/VMI/CPFR Solution Released November 8, 2001.

Retailer	e-Future ONE SCM/CRM (Visual Supply Chain Management and Customer Relationship Management Solutions) Released December 19, 2000.

Third Party ASP Operator	e-Future ONE ESCM/e-Market Place (e-Supply Chain Management and e-Marketplace Solutions) Released December 19, 2000.

Intelligent Solutions:

Type of Customer	e-Future ONE Solution
Retailer	e-Future ONE BI/CM/Cleve (Business Intelligent, Category Management and Market Analysis Solution) Released October 5, 2001.

Our software solutions include:

•	e-Future ONE Visual-DRP is a web-based product designed to meet the distribution and network management needs of manufacturers. Based on IBM Websphere middleware, this program employs a 3-layer structure and combines advanced management models with up-to-date information technology methods to establish independent distribution channels with operations expanding to nationwide retail terminals. Customers who would benefit from this solution include large manufacturers of clothing, household appliances, automobiles, and tobacco.

•	e-Future ONE DMS is a mini-enterprise resource planning application utilized by wholesalers and distributors, especially in the consumer goods industry, the essential functions of this program permit wholesalers and distributors to integrate their core business processes, such as procurement management, inventory management, sales order management and financial management. We offer several versions of this software to support different segments of wholesalers and distributors in terms of size, complexity of operation and information technology literacy.

•	e-Future ONE POS-ERP is a software solution designed to meet the demands of retailers for goods flow, order flow, information flow and cash flow management, including merchandise operations management, merchandise planning and optimization, integrated store operations, financial management and logistics management from headquarters to regional headquarters to regional distribution centers to multi-format chain stores. This program is suitable for the operation of many retail formats, such as department stores, malls, supermarkets, hypermarkets, convenience stores, grocery stores, and specialty stores.

•	e-Future ONE LRP is an application utilized by distributors or logistics companies to enable such companies to improve warehouse management, transportation management, and logistics management. The program can organize labor concentrations and warehouse organization. The program can integrate with other enterprise systems, material handling equipment and mobile technology.

•	e-Future ONE SCM is a product designed for synergistic distribution designed to promote collaborative business between retailers and their suppliers. Developed with IBM Websphere application software, this program gives support to upstream enterprises to participate in retailing enterprises’ vendor managed inventory processes and provides online analyses via the Internet. It enables retailers and suppliers to share consistent and accurate information such as promotion, sales and inventory data. Retailers and suppliers use this information to identify sales forecast exceptions, prevent out-of-stocks and reduce inventories. It also can help suppliers to verify their bills and confirm replenishment orders.

•	e-Future ONE CPFR/VMI is a program that provides customers with collaborative planning, forecasting and replenishment features. This solution collects, manages and analyzes supply and demand chain data to enable rapid response to changes in market conditions. It employs industry standards to accelerate the execution of the order flow and improve the accuracy of planning.

•	e-Future ONE CRM is a system tool mining and analyzing customer data for retailing operations. It helps retailers to identify, acquire, activate, serve and retain the most profitable customers. It can also help retailers find, promote and expand potential customers.

•	e-Future ONE BI is a program designed for intelligent distribution. This solution turns data about retail customers, merchandise and operations into knowledge that provides greater insight into performance and empowers retailers to make more informed decisions, gain a competitive advantage, strengthen customer and vendor loyalty, and improve profitability.

Research and Development

SCM/ECR/VMI Collaborative Products. We are currently developing an enhanced version of our SCM program to include a process by which our customers may synchronize planning, execution, tracking and evaluation of the Chinese supply chain through the use of real-time visibility of suppliers, distribution hubs and retailers in a given network. We have completed a pilot test on the program, and we are currently testing the program at more than 1,000 suppliers of the Beijing Yansha Friendship Group, a Beijing-based retailer. We expect to summarize our test and incorporate any required improvements in a final product to be released around February 2006.

We are currently developing an enhanced version of our ECR programs to coordinate product push and consumer price concepts. It will enable retailers and suppliers to coordinate commodity supply and serve processes. We have completed a pilot test of this program, and we are further testing the program at three key accounts at Proctor & Gamble China. We expect to incorporate improvements and release a final product around May 2006.

We are currently developing an enhanced VMI (vendor managed inventory) product that enables manufacturers and suppliers to coordinate their customers’ inventory in real-time through the use of SKU (stock keeping units) management. We have completed a pilot test on this program, and we are currently searching for a partner to further test the program. We expect to release a final version around July 2006.

POS-ERP Product.

We are developing a next-generation retail information system that will employ a three layer web-based structure with state-of-the-art information technology to assist our retail customers with operations expanding nationally or world-wide. Our program will include advanced modules such as merchandise planning, revenue management and space and category management. We are currently conducting a feasibility study on this project. We expect to complete the study in June 2006 and start pilot development in October 2006.

LRP/SMS/CRM/SCM Products.

We also plan on developing an enhanced logistics resources planning (LRP) solution, a short messaging service (SMS) application for use without customer relationship management (CRM) and a supply chain management (SCM) solution for public institutions with funds raised in this offering. These programs are at an early stage of development.

To date, we have provided our products and services to businesses located throughout China, as indicated below:

Software Upgrades

Depending upon the customer and the type of software program, we develop software upgrades on approximately 1-2 year cycles. Smaller customers or projects are updated on a two year cycle; medium sized customers and projects are updated on an 18 month cycle; and larger customers and projects are updated on a yearly cycle. We do not offer these upgrades as part of our initial license arrangement. Rather, customers must pay for each upgrade that they opt to install on their systems. Each upgrade is delivered through the download of service packs.

Maintenance Services

Following the installation of our software solutions, clients will typically require ongoing maintenance support to ensure the efficient operation of their system. These services are designed to assist our customer with integration issues and to answer questions that may arise. These services include:

•	database operation maintenance, space management, data migration and database tune-ups;

•	system servicing, device management, system updating and version control;

•	application servicing, debugging, real-time servicing, and application of interfaces with other business systems;

•	24 hour call center services; and

•	training in ongoing system operation.

Following a one-year regular maintenance program that is an element of our initial software installation, our customers may purchase three levels of annual continued maintenance services. As noted below, under our Regular and Silver plans, we generally provide these maintenance services over the telephone during regular business hours. For our customers who elect to purchase our Gold plan at a higher cost, we will provide these services at the customer’s location and on a real-time basis, if appropriate. Each level of maintenance offers customers different options to meet their particular needs.

	Regular Maintenance	Silver Maintenance	Gold Maintenance
Hotline Service	Standard	Standard	Standard
Program Debugging	Standard	Standard	Standard
Remote Servicing	Standard	Standard	Standard
Call Center Service	Standard	Standard	Standard
Inspection Service	Yearly	Quarterly	Monthly
Emergency Response	24-36 Hours	12-18 Hours	4-8 Hours
System Upgrades	2 Years	Yearly	Semi-Annually
Fieldwork Service	No	No	Yes

While on-site with our Gold plan customers, it is common for us to identify problems and issues that we believe the customer should consider in connection with the use of our software. Items that we may discuss with our customers include increasing the size of data storage or the configuration of hardware. We report these items identified as a part of our maintenance by giving written recommendations for actions the customer should consider. These services are simply a report of our suggestions and not an extensive evaluation that would be done under our consulting arrangements. If our customer deems additional services to be necessary, we will enter into a separate consulting agreement with the customer. These maintenance services are unrelated to the development and installation of program upgrades that we develop from time to time.

In 2004, we derived RMB 4,432,167 in gross revenues from the provision of our consulting and maintenance services. Of this amount, RMB 3,413,149 or 77.0% represented gross revenues for consulting services and RMB 1,019,018 or 23.0% represented gross revenues for maintenance services.

Consulting Services

Our consulting services group consists of business consultants, systems analysts and technical personnel with extensive retail, manufacturing, and wholesale industry experience. The consulting services group assists our customers in all phases of systems implementation that exceed the limited services we provide under our maintenance arrangements, including systems planning and design, customer-specific configuration of application modules, and on-site implementation or conversion from existing systems. We also offer a variety of post-implementation consulting services designed to maximize our customers’ return on software investment, which include enhanced utilization reviews and business process optimization.

These services include the design and planning of business systems focused on:

•	profit enhancement;

•	supply chain management enhancements;

•	information technology planning;

•	system back-ups; or

•	network security.

To date, our consulting services have been utilized solely in connection with our ongoing relationships with our software licensees. We expect, however, to offer stand-alone consulting services unrelated to our software products in the future. For example, we expect to enter into consulting arrangements pursuant to which we will be engaged to optimize business processes of customers that may utilize software developed by our competitors.

Benefits of our Solutions

Our software offers a broad set of solutions for the Chinese supply chain. We believe our solutions are collectively the broadest, most functional set of demand-driven industry leading software solutions available to participants in the Chinese supply chain. Integration costs often represent a significant expenditure for large enterprise systems. We offer integration tools and services that reduce the overall effort required to deploy our solutions compared with our competitors. We also believe our broad solution suite encourages customers to adopt our solutions as an internal standard for business applications, allowing them to simplify their technology partner relationships while reducing the overhead of managing multiple versions of products from disparate providers.

Our software offers enhanced decision making and responsiveness to consumer demands. Our solutions help customers better understand and fulfill consumer demands while improving operational efficiency. Our products enable vast amounts of consumer, sales and inventory data to be rapidly collected, organized, distributed and analyzed. Our customers can explore “what if” merchandising plans, track and analyze performance, business results and trends, monitor strategic plans, quickly implement operational strategies based upon sophisticated fact-based optimization techniques and adjust to changes in consumer purchasing patterns.

Our software is highly scalable. We have designed our software to be demand-driven with the goal of reducing our customers’ risk of making large investments in software that fails to expand with the customers’ businesses.

Our software offers improved inventory management. Our solutions enable customers to continuously monitor and reduce inventory levels, achieve higher gross margins, improve their inventory turnover rates and more effectively manage their order and distribution processes. We provide our clients with tools for vendor analysis, stock status monitoring, sales capture and analysis, merchandise allocation and replenishment, purchase order management and distribution center management.

We focus our business on the entire Chinese supply chain market that ranges from distribution to logistics to retail operations. Our e-Future ONE product series is a one-stop solution to address a litany of operational and strategic complexities that market participants must master in order to effectively and efficiently operate in the Chinese economy.

Our solutions integrate industry know-how with predictive information technologies, consulting services and the best practices of leading Chinese companies to help our clients create, manage and fulfill customer demand. Our solutions can be deployed individually to meet specific needs, or as part of a scalable and fully-integrated solution. The primary software solutions consist of three independently deployable groups of products: Foundation Solutions, Collaborative Solutions, and Intelligent Solutions.

Our Strategy

Our goal is to help our customers execute their business strategies by providing them with overall, one-stop software solutions and service to enhance their effectiveness, improve customer relationships, prevent out-of-stock scenarios and reduce total cost in the Chinese supply chain. In pursuing this goal, we intend to maintain and expand our status as a leading provider of fully scalable software solutions. Key elements of our strategy include:

•	Increase our market share. We believe that as the Chinese economy continues to develop, Chinese companies will compete with international businesses at an increasing rate. Consequently, Chinese businesses will need to streamline their operations in order to maximize their competitive position. In order to increase our overall market share, we will focus on increasing the amount of business we do with the following customers:

Manufacturers. While we currently license our software solutions to some of the largest companies in China, we intend to focus a large part of our marketing efforts in this sector.

Distributors. We currently work with distributors in more than 130 different cities in China. Through our continued growth and development, we expect to license our software solutions to distributors in more than 200 cities within the next several years.

•	Increasingly emphasize sales to small and medium-sized businesses. As the Chinese retail, logistics and distribution industries are in their infancy, only larger businesses were initially in a position to recognize and effectively implement our software solutions into their business operations. Over the last few years, however, as the marketplace continued to mature and competition among retailers, logistics companies and distributors has heightened, we have recognized that an increasing segment of Chinese small and medium-sized businesses in these industries have begun to utilize our software solutions. We believe that the small and medium-sized businesses in our marketplace offer our company a significant opportunity because:

•	these businesses have not previously adopted any supply chain management software solutions and our competition may not possess the ability to effectively market to these businesses;

•	these businesses are more likely to purchase our less expensive software solutions on a more frequent basis, and we expect revenues from these more frequent purchases to stabilize our cashflow which may be less predictable if based solely upon the license of our more expensive (and less licensed) software solutions; and

•	we expect to receive more timely payment for our software solutions from these businesses as they do not generally possess the economic power of larger businesses that may force us to be more flexible on payment terms.

National Chain Retailers. We currently license our products to national chain retailers throughout more than 70 Chinese cities. We expect to license additional products to additional customers in more than 120 cities within the next several years. We expect to allocate a significant portion of the proceeds of this offering to the expansion of our sales team such that our sales efforts will extend to up to 50 major Chinese cities and up to 300 regional cities throughout China. See “Use of Proceeds.”

•	Provide services that generate high customer satisfaction levels. Chinese companies in our market are strongly influenced by formal and informal references. We believe that we have the opportunity to expand market share by providing high levels of customer satisfaction with our current customers, thereby fostering strong customer references to support sales activities.

•	Provide tangible, measurable return on investment. By leveraging our success with our existing clients and a renewed focus on small-to-medium size businesses in China, we believe that we are uniquely positioned to become the preferred application and technology architecture provider for software solutions to the Chinese supply chain. We believe that our strong performance and reputation can be leveraged to develop a leading technology and best in business standard.

•	Anticipate a rise in the need for Chinese supply chain management services. We anticipate that an expanding market and increasing customer demand will position the Chinese supply chain as a competitive differentiator. Since the Chinese government and industry now recognize the impact of China’s supply chain performance gap, status quo performance will no longer be acceptable to consumers. As we continue to firmly establish our company in the supply chain management arena, we stand to benefit as demand for our services increases.

We expect to utilize a significant portion of the proceeds of this offering to enhance our existing software while also developing new ECR, VMI and retailing payment systems. See “Use of Proceeds.”

Customers

We provide software solutions to all participants in China’s supply chain end market. These customers include manufacturers, distributors, wholesalers, logistics companies and retailers throughout China. Currently, our software solutions are utilized:

•	in all provinces in China other than Taiwan, Hong Kong and Macau;

•	in more than 180 cities;

•	by more than 380 clients, including over 200 retailers, over 180 distributors, and several manufacturers.

•	by more than 25 companies listed on public markets in Shanghai, Shenzhen, Hong Kong or Singapore;

•	by six foreign-owned enterprises;

•	by more than 4,952 multi-format stores;

•	by over 30 out of the top 100 retailers and nine of the top 30 largest retailers in China;

•	at more than 1,300 distribution nodes; and

•	at more than 20,200 retailing points-of-sale.

Our manufacturing customers include:

•	Procter & Gamble China, China’s largest consumer goods manufacturer; and

•	Haier Group, China’s largest household appliance manufacturer.

Our retail customers include:

•	Suning Appliance, China’s second largest electronics chain;

•	Beijing Wangfujing Department Store (Group) Inc., China’s first, large, state-owned department store;

•	Beijing SOGO, a famous Beijing department store;

•	The Orienthome Group, one of the largest Chinese home improvement stores;

•	Parkson China Group, the Chinese arm of the largest department store in Malaysia;

•	Shenzhen Tongluowan Group, the largest shopping malls in many Chinese cities;

•	Shijiazhuang Belren Group, the first, large department store and hypermarket chain in Hebei province in China;

•	Jinan Yinzuo Group, the first, large department store and hypermarket china in Shandong province in China;

•	Changsha Youyi Apolo Group, the first, large department store and hypermarket chain in Hunan province in China;

•	Changcun Zuozhan Group, the first, large department store in Jilin province in China;

•	Guangzou Youyi Group, the first, large department store in Guangdong province in China;

•	Hongkong Lane Crawford group, a well-known department store chain in China;

•	Wuhan Wushang Group Co., Ltd., the first, large department store and hypermarket chain in middle China;

•	Wuhan Zhongbai Group, Co., Ltd., a large supermarket and hypermarket chain in middle China; and

•	Chongqing Department Store, Inc., the first, large department store and supermarket chain in western China.

Our distribution and logistics customers include:

•	Beijing Yishangmeiji Group, China’s largest consumer product distributor;

•	Yoshinoya D&C Co., Ltd., a Japanese fast food chain; and

•	Changan Minsheng Logistics Inc., the outsourcing service for Changan-Ford Automobile Co., Ford Motor Company’s Chinese joint venture.

Our Strengths

Our strengths include:

•	Ability to leverage current engagements. Since our inception, we have developed an impressive litany of clients. By providing our solutions on a cost efficient basis and following through with outstanding client support, we have the ability to generate additional projects from our existing client base.

•	Ability to leverage our knowledge of Chinese business culture. Many of our competitors are based outside of China. As our operating subsidiary is based in Beijing, we are in a unique position to emphasize Chinese culture and business knowledge to obtain new customers. We believe that many Chinese businesses would prefer to hire a Chinese company to assist in their business operations if a Chinese company exists with the ability to fulfill their needs on a timely and cost-efficient basis.

•

Ability to leverage our marketing activities with other businesses. Our ability and willingness to co-market with larger organizations allows us to obtain access to business opportunities that may not otherwise be available to companies our size. From time to time, we have entered into joint marketing arrangements with other computer and software companies. Pursuant to these arrangements, we are able to offer our solutions as part of a multi-faceted supply chain management arrangement with larger and more prestigious companies.

As of the date of this prospectus, we have entered into the following agreements with larger organizations to obtain business opportunities:

•	In 2004, we entered into a Memorandum of Understanding with IBM China Company Limited whereby we agreed to collaborate with IBM China on the development of a business proved retail solution proof of concept. Upon the development of a proof of concept, we will negotiate with IBM China to determine an acceptable agreement relating to such development; and

•	In 2005, we entered into an ISV Advantage Agreement with IBM Technology Engineering (Shanghai) Co., Ltd.; pursuant to which IBM agreed to provide us with technical assistance related to our developments based upon IBM middleware. In connection with this relationship, IBM Technology Engineering agreed to Market our business affiliation into IBM.

•	Experienced, Successful Executive Management Team. Our executive management team has significant experience and success in the supply chain management industry. They will be able to draw on their knowledge of the industry, their sales and marketing experience and their relationships in the industry.

•	Ability to leverage China’s cost structure. As one of the leading Chinese companies in the field, we believe that we possess an inherent advantage over foreign participants in our industry. Specifically, as a Chinese company, we can operate our business on a much more cost effective basis. These costs savings are reflected in lower costs to our customers for comparable work.

Competition in the Supply Chain Management Software Industry

We encounter competitive products from a variety of vendors. We believe that while our markets are still subject to intense competition, the number of significant competitors for business in China is relatively limited. We believe the principal competitive factors in our markets are:

•	cultural differences;

•	feature and functionality;

•	product reputation;

•	quality of reference accounts;

•	vendor viability;

•	retail and demand chain industry expertise;

•	total solution cost;

•	technology platform; and

•	quality of customer support.

In 2004, total revenues for software and maintenance for the Chinese enterprise application software market were approximately $33,000,000. During that year, we generated approximately $3,570,000 in comparable revenues. As such, while we effectively compete in our market, our competitors occupy a substantial position.

A few of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and other resources than we do, which could provide them with a significant competitive advantage over us. In addition, we could face competition from large, multi-industry technology companies that have historically not offered an enterprise solution set to the Chinese supply chain market. Further, the enterprise software market is consolidating and this may result in larger, new competitors with greater financial, technical and marketing resources than we possess. Such a consolidation trend could negatively impact our business. This consolidation trend is evidenced by SAP AG’s announcement on February 28, 2005 of a cash tender offer to purchase all of Retek, Inc.’s outstanding shares, which was followed on March 8, 2005 by a competing cash tender offer from Oracle Corporation to purchase all of Retek, Inc.’s outstanding shares. Pursuant to its tender offer, Oracle acquired Retek in April 2005. It is difficult to estimate what effect this acquisitions will have on our competitive environment. We cannot guarantee that we will be able to compete successfully against our current or future competitors in the supply chain management software industry, or that competition will not have a material adverse effect on our business, operating results and financial condition.

Competition in the Software Consulting Industry

To date, our consulting services have been rendered solely in connection with the implementation of our software products. Consequently, we have not experienced a significant amount of competition for these services. We expect, however, to offer stand-alone consulting services unrelated to our software products in the future. Our competitors in the supply chain management software industry are also our primary competitors in the software consulting industry. Many of our competitors possess significantly greater financial, technical, marketing and other resources than we do. Our larger competitors, particularly SAP AG and Retek/Oracle may be in a financial position to acquire smaller software consulting companies in China. Such consolidated entities may possess significant competitive advantages over us. We cannot guaranty that we will be able to compete successfully against our current or future competitors in the software consulting industry.

Proprietary Rights

Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspect of our technology. The reverse engineering, unauthorized copying, or other misappropriation of our technology could enable third parties to benefit from our technology without paying for it. We rely on a combination of trademark, trade secret, copyright law and contractual restrictions to protect the proprietary aspects of our technology. We seek to protect the source code to our software, documentation and other written materials under trade secret and copyright laws. While we actively take steps to protect our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property. This is particularly the case in China where the laws may not protect our proprietary rights as fully as in the United States.

We license our software products under signed license agreements that impose restrictions on the licensee’s ability to utilize the software and do not permit the re-sale, sublicense or other transfer of the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and independent consultants to execute confidentiality agreements with us and by restricting access to our source code.

Although we develop our software products, each is based upon middleware developed by third parties, including IBM and Oracle. We integrate this technology, licensed by our customers from third parties in our software products. If our customers are unable to continue to license any of this third party software, or if the third party licensors do not adequately maintain or update their products, we would face delays in the releases of our software until equivalent technology can be identified, licensed or developed, and integrated into our software products. These delays, if they occur, could harm our business, operating results and financial condition.

There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that in the future third parties may claim that our current or potential future software solutions infringe their intellectual property. We expect that software product developers and providers of e-commerce products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlap. In addition, we may find it necessary to initiate claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. Although we may disclaim certain intellectual property representations to our customers, these disclaimers may not be sufficient to fully protect us against such claims. We may be more vulnerable to patent claims since we do not have any issued patents that we can assert defensively against a patent infringement claim. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or license agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect on our business, operating results and financial condition.

Our standard software license agreements contain an infringement indemnity clause under which we agree to indemnify and hold harmless our customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by our products. We have never lost an infringement claim and our costs to defend such lawsuits have been insignificant. Although it is possible that in the future third parties may claim that our current or potential future software solutions or we infringe on their intellectual property, we do not currently expect a significant impact on our business, operating results, or financial condition.

China’s Intellectual Property Rights Enforcement System

In 1998, China established the State Intellectual Property Office (“SIPO”) to coordinate China’s intellectual property enforcement efforts. SIPO is responsible for granting and enforcing patents, as well as coordinating intellectual property rights related to copyrights and trademarks. Protection of intellectual property in China follows a two-track system. The first track is administrative in nature, whereby a holder of intellectual property rights files a complaint at a local administrative office. Determining which intellectual property agency can be confusing, as jurisdiction of intellectual property matters is diffused throughout a number of government agencies and offices, which each typically responsible for the protection afforded by one statute or one specific area of intellectual property-related law. The second track is a judicial track, whereby complaints are filed through the Chinese court system. Since 1993, China has maintained various intellectual property tribunals. The total volume of intellectual property related litigation, however, remains small.

Although there are differences in intellectual property rights between the United States and China, of most significance to our company is the inexperience of China in connection with the development and protection of intellectual property rights. Similar to the United States, China has chosen to protect software under copyright law rather than trade secrets, patent or contract law. As such, we will attempt to protect our most significant asset (software) pursuant to Chinese laws that have only recently been adopted. Unlike the United States, which has lengthy case law related to the interpretation and applicability of intellectual property law, China is currently in the process of developing such interpretations.

Regulation on Software Products

On October 27, 2000, the Ministry of Information Industry issued the Administrative Measures on Software Products, or the Software Measures, to strengthen the regulation of software products and to encourage the development of the Chinese software industry. Under the Software Measures, a software developer must have all software products imported into or sold in China tested by a testing organization approved by the Ministry of Information Industry. The software products must be registered with the Ministry of Information Industry or with its provincial branch. The sale of unregistered software products in China is forbidden. Software products can be registered for five years, and the registration is renewable upon expiration.

Regulation of Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including trademarks and copyrights. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the WTO in December 2001.

Copyright. China adopted its first copyright law in 1990. The National People’s Congress amended the Copyright Law in 2001 to widen the scope of works and rights that are eligible for copyright protection. The amended Copyright Law extends copyright protection software products, among others. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. Unlike patent and trademark registration, copyrighted works do not require registration for protection. Protection is granted to individuals from countries belonging to the copyright international conventions or bilateral agreements of which China is a member.

Trademark. The Chinese Trademark Law, adopted in 1982 and revised in 1993 and 2001, protects registered trademarks. The Trademark Office under the Chinese State Administration for Industry and Commerce handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreements must be filed with the Trademark Office for record. China has a “first-to-register” system that requires no evidence of prior use or ownership. We have registered a number of our product names with the Trademark Office.

Regulations on Foreign Exchange

Foreign Currency Exchange. Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 1997 and various regulations issued by State Administration of Foreign Exchange, or the SAFE, and other relevant PRC government authorities, RMB is freely convertible only to the extent of current account items, such as trade related receipts and payments, interests and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require prior approval from the SAFE or its provincial branch for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local counterpart. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into RMB.

Dividend Distribution. The principal regulations governing divided distributions by wholly foreign-owned enterprises and Sino-foreign equity joint ventures include:

•	Wholly Foreign-Owned Enterprise Law (1986), as amended;

•	Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended;

•	Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•	Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends.

Regulation of foreign exchange in certain onshore and offshore transactions.

Under recent notices issued by the PRC State Administration of Foreign Exchange, or SAFE, PRC residents are required to register with and receive approvals from SAFE in connection with offshore investment activities. SAFE has stated that the purpose of these notices is to ensure the proper balance of foreign exchange and the standardization of cross-border flow of funds.

In January 2005, SAFE issued a notice stating that SAFE approval is required for any sale or transfer by PRC residents of a PRC company’s assets or equity interests to foreign entities in exchange for the equity interests or assets of the foreign entities. The notice also states that, when registering with the foreign exchange authorities, a PRC company acquired by an offshore company must clarify whether the offshore company is controlled or owned by PRC residents and whether there is any share or asset link between or among the parties to the acquisition transaction.

In April 2005, SAFE issued another notice further explaining and expanding upon the January notice. The April notice clarified that, where a PRC company is acquired by an offshore company in which PRC residents directly or indirectly hold shares, such PRC residents must (i) register with the local SAFE branch regarding their respective ownership interests in the offshore company, even if the transaction occurred prior to the January notice, and (ii) file amendments to such registration concerning any material events of the offshore company, such as changes in share capital and share transfers. The April notice also expanded the statutory definition of the term “foreign acquisition,” making the notices applicable to any transaction that results in PRC residents directly or indirectly holding shares in the offshore company that has an ownership interest in a PRC company. The April notice also provided that failure to comply with the registration procedures set forth therein may result in the imposition of restrictions on the PRC company’s foreign exchange activities and its ability to distribute profits to its offshore parent company.

On October 21, 2005, SAFE issued a new public notice concerning PRC residents’ investments through offshore investment vehicles. This notice took effect on November 1, 2005 and replaces prior SAFE notices on this topic. According to the November 2005 notice:

•	any PRC resident that created an off-shore holding company structure prior to the effective date of the November notice must submit a registration form to a local SAFE branch to register his or her ownership interest in the offshore company on or before March 31, 2006;

•	any PRC resident that purchases shares in a public offering of a foreign company would also be required to register such shares an notify SAFE of any change of their ownership interest; and

•	following the completion of an off-shore financing, any PRC shareholder may transfer proceeds from the financing into China for use within China.

In accordance with the April 2005 notice, on September 25, 2005, our PRC shareholders previously filed appropriate registration materials with their local SAFE offices. We have received verbal confirmation from our local SAFE office that our September 25, 2005 filings meet the requirements of the October 21, 2005 notice. We are unaware of SAFE’s written approval of any PRC resident’s registration materials, including those of our shareholders. The failure or inability of our PRC resident shareholders to obtain registration that is recognized by the Chinese government may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiary’s ability to distribute dividends to our company.

As a Cayman Islands company and, therefore, a foreign entity, if we purchase the assets or equity interest of a PRC company owned by PRC residents, such PRC residents will be subject to the registration procedures described in the notices. Moreover, PRC residents who are beneficial holders of our shares are required to register with SAFE in connection with their investment in us.

As a result of the lack of implementing rules and other uncertainties concerning how the SAFE notices will be interpreted or implemented, we cannot predict how they will affect our business operations or future strategy. For example, our present or prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as remittance of dividends and foreign currency denominated borrowings, may be subject to compliance with SAFE registration requirements by such

PRC residents, over whom we have no control. Although each of our shareholders has made the requisite filings, we have no control over the outcome of such registration procedures. Such uncertainties may adversely affect our business and prospects.

Employees

As of December 1, 2005, we had 230 employees, all of whom were based in China. Of the total, five were in management, 98 were in technical support, 69 were in research and development, 46 were engaged in sales and marketing, and 12 were in financial affairs and administration. We believe that our relations with our employees are good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

Facilities

We currently operate four facilities throughout China. Our headquarters are located in Beijing. Our research and development operations are generally located in Shanghai. We also maintain customer support and programming operations in Wuhan and Guangzhou.

Office	Address	Rental Term	Space
Beijing	#10 Building BUT Software Park No. 1 Disheng North Street, BDA Yizhang District	Expires December 31, 2006	556 sq. meters

Shanghai	Floor 19 Shentong Information Plaza 55 West Road of Huaihai Street Xu Jiahu District	Expires March 19, 2006	452 sq. meters

Wuhan	Floor 3 Office Building of Machine Bureau Fujiapo, Wuchang District Wuhan, Hubei Province	Expires September 17, 2006	561 sq. meters

Guangzhou	No. 1701, Hexing Building No. 2 Tianhe South Road Guangzhou Guangzhou Province	Expires September 6, 2006	160 sq. meters

Our new headquarters facility is located in a high-technology park developed on the outskirts of Beijing. This development has resulted from the Chinese government’s decision to centralize high-technology companies in a currently under-utilized area of Beijing. Our new facility will offer benefits in the form of reduced rents and access to technologically advanced facilities. We believe that these facilities are more than adequate to meet our needs.

Sales Organization Compensation

We employ a sales staff designed to effectively market our suite of software solutions throughout China. Our ability to continue to grow our business is directly tied to the performance of our sales force. We structure our sales force compensation on a commission basis. Theoretically, each of our salespersons can earn more than each of our executive officers, and in recent years, several have achieved such distinction.

Relationship with Hainan Future Computer Company Limited

As noted herein, we created our holding company structure in 2001 when the two shareholders of e-Future Beijing, Hainan Future and Johnson Li, our Vice President, transferred all shares of e-Future Beijing to us for ¥5,000,000. At the time, Hainan Future had two shareholders, Adam Yan, our Chief Executive Officer, and Qicheng Yang, our Chief Technology Officer. In May 2005, Mr. Yan and Mr. Yang transferred their shares in Hainan Future to Xuejun Zhang and Ling Zhang for RMB 225,000 and RMB 75,000, respectively. Xuejun Zhang currently serves as the director of our administration department. Ling Zhang serves as an employee in our accounting and finance department. Although they are not executive officers, these individuals are senior employees who actively participate in our day-to-day operations. Noting our limited number of employees, they may have the potential to influence our executive officers and, thereby, our business and its operations.

As of December 31, 2001, we had advanced ¥3,195,956 to Hainan Future. The balance arose as the result of payments to suppliers on behalf of Hainan Future, cash advances to Hainan Future, Hainan Future’s collection of cash receipts from our customers, and the sale of an investment in a company to Hainan Future, less the collection of cash receipts from Hainan Future’s customers, less Hainan Future’s payments to suppliers on our behalf, less the cost of software purchased from Hainan Future and less the purchase of two real estate parcels from Hainan Future. Hainan Future had no operations or employees from December 31, 2001. As a result, we made payments to, provided services to and collected cash receipts from Hainan Future’s customers during the years ended December 31, 2002, 2003 and 2004 and during the six months ended June 30, 2005. Those transactions along with the resulting balances receivable from Hainan Future were as follows:

	For the Years Ended December 31,			For the Six Months Ended June 30, 2005
	2002	2003	2004
Payments of (refunds from) Hainan suppliers	¥163,309	¥23,500	¥155,307	¥(146,700)
Services provided to Hainan	1,600,000	1,000,000
Collection of cash receipts from Hainan’s customers	(1,219,278)	(744,800)	(1,500,700)

Balance at End of Period	¥3,739,987	¥4,018,687	¥2,673,294	¥2,526,594

We owed Mr. Li and Hainan Future ¥1,000,000 ($120,824) and ¥4,000,000 ($483,296), respectively, for the acquisition of the Company’s equity interest in e-Future Beijing. The balances due were unsecured, had no fixed terms of repayment and were considered due on demand. On August 12, 2005, we paid Hainan Future ¥575,722 towards the amount due to Hainan Future. On September 25, 2005, Hainan Future acquired Mr. Li’s receivable from our company. On November 18, 2005, the we entered into an agreement with Hainan Future whereby ¥1,897,683 of the payable to

Hainan Future was forgiven by Hainan Future and the remaining balance payable to Hainan Future of ¥2,526,594 was offset against the receivable from Hainan Future of the same amount. This transaction was approved by our Board of Directors and the Board of Directors of Hainan Future. We will recognize this forgiveness of debt as a contribution to capital.

MANAGEMENT

Executive Officers and Directors

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name	Age	Position
Adam Yan (1)(10)	37	Chairman, Chief Executive Officer, Director and Founder
Qicheng Yang (1)	39	Chief Technology Officer and Founder
Hongjun Zou (1)	37	Chief Operating Officer and Founder
Johnson Li (1)	38	Vice President and Founder
Zhou Kefu (1)	50	Chief Architecture Officer
L. McCarthy Downs, III (2)(10)	52	Director
Ming Zhu (3)(8)	46	Director
Dong Cheng, Ph.D. (1)(4)(5)(6)(10)	37	Director
Wenhua Tong (1)(4)(5)(6)(9)	34	Director
Xin Wu (7)(9)	34	Director
Chaoyong Wang (1)(4)(5)(6)(10)	34	Director

(1)	The individual’s business address is c/o e-Future Information Technology Inc., No. 10 Building, BUT Software Park, No. 1 Disheng North Street, BDA, Yizhuang District, Beijing, People’s Republic of China 100176.

(2)	Mr. Downs’ business address is c/o Anderson & Strudwick Incorporated, 707 East Main Street, 20th Floor, Richmond, Virginia 23219.

(3)	Mr. Zhu’s business address is c/o RMCC International, Inc. 6724 Patterson Avenue, Richmond, Virginia 23226.

(4)	Member of audit committee.

(5)	Member of compensation committee

(6)	Member of corporate governance committee.

(7)	Mr. Wu’s business address is Villa 3, Radisson Plaza Xing Guo Hotel, 78 Xing Guo Road, Shanghai, People’s Republic of China 200052.

(8)	Class I director whose term expires in 2006.

(9)	Class II director whose term expires in 2007.

(10)	Class III director whose term expires in 2008.

Adam Yan. Mr. Yan is our Chairman, Chief Executive Officer and our principal accounting officer. He founded e-Future in 1997. From 1997 to 1999 and 2002 to 2004, Mr. Yan also served as our Chief Accounting Officer. From 1991 to 1997, Mr. Yan served as the general manager of the Bangda Information Industry Center of the Haikou Financial Bureau in the Hainan province of China. Mr. Yan received a bachelor’s degree in computer science and a master’s degree in machine vision engineering from Chonqing University in China. From 1991 to 1994, Mr. Yan also served as the chief accounting software designer for Haikou Accounting Firm in the Hainan province of China. In his role as chief accounting software designer, Mr. Yan served as the development team leader responsible for writing the software in accordance with the accounting policies of the Chinese government, developing system architecture, and developing team organization. He has also studied accounting and finance at the Central University of Finance and Economics. While Mr. Yan has experience in developing accounting software and he has served as our principal accounting officer since our formation, he has not been responsible for preparing or supervising financial reporting and has no experience in preparing reports required by the SEC for foreign private issuers. While we believe that Mr. Yan possesses the skills necessary to prepare and/or supervise the preparation of our financial reporting and required SEC reporting, we expect to hire an experienced chief financial officer following the completion of this offering.

Qicheng Yang. Mr. Yang has served as our Chief Technology Officer since 1997. From 1995 to 1997, Mr. Yang served as the Chief Technology Officer of Hainan Fujie Industrial Inc., an information technology company delivering software and system integration services in the Hainan province of China. From 1993 to 1995, he served as a manager in the system network department of Hainan Zhouli Sci-Tech Industrial Inc., an information technology company delivering software and system integration services in the Hainan province of China. From 1990 to 1993, Mr. Yang taught computer courses at Huazhong University of Science and Technology. He received a bachelor’s degree in automatic control and a master’s degree in automatic control from Huazhong University of Science and Technology in China.

Hongjun Zou. Mr. Zou has served as our Chief Operating Officer since 1997. From 1993 to 1997, Mr. Zou served as Chief Technology Officer of Hainan Fujie Industrial Company, an information technology company providing multi-media development platform software to various industries in China. Mr. Zou received a bachelor’s degree in computer science from Chongqing University in China.

Johnson Li. Mr. Li has served as our Vice President since 1997. From 1994 to 1997, Mr. Li served as a manager of the project implementation department of Hainan Fujie Industrial Inc., an information technology company delivering software and system integration services in the Hainan province of China. Mr. Li received a bachelor’s degree in computer science from China People’s Police Officer University in China.

Zhou Kefu. Mr. Kefu has served as our Chief Architecture Officer since 2002. From 1995 to 2002, Mr. Kefu served as Senior Programmer and Analyst at the information System division of Wal-Mart Stores, Inc. in Bentonville, Arkansas. From 1992 to 1994, he served as a programmer for International Business Machines in Charlotte, North Carolina. Mr. Kefu received a bachelor’s degree in electronics from Xi’an JiaoTong University and a master’s degree in computer science from The University of North Carolina, Charlotte.

L. McCarthy Downs, III. Mr. Downs has served as a director since 2005. Mr. Downs is Senior Vice President of Anderson & Strudwick, Incorporated, a broker-dealer registered with the National Association of Securities Dealers, Inc. (“A&S”) that is serving as the Company’s underwriter for this Offering. He has been the manager of A&S’ Corporate Finance department since 1990 and has been involved in several public and private financings for real estate investment trusts and other companies. He also serves as a director of Southern Commerce Bank in Tampa, Florida, a privately-held banking institution. Mr. Downs received a Bachelor of Science degree in Business Administration from The Citadel and obtained a master’s degree in Business Administration from The College of William and Mary.

Ming Zhu. Mr. Zhu has served as a director since 2005. Since 1994, Mr. Zhu has been an international business consultant with RMCC International, Inc., a Richmond, Virginia based import/export consulting firm. Mr. Zhu received a bachelor’s degree in English from Beijing Second Foreign Language Institute and a master’s degree in tourism and business from Virginia Commonwealth University.

Dong Cheng, Ph.D. Dr. Cheng has served as a director since 2005. Since 2002, Dr. Cheng has served as a Full Professor at the Business School at Renmin University of China (“Renmin University”). From 1995 to 2002, Dr. Cheng served as an Associate Professor at Renmin University, and from 1993 to 1995, Dr. Cheng served as an Assistant Professor at Renmin University. Dr. Cheng has written numerous articles on the development of Chinese business practices. Dr. Cheng received a bachelor’s degree and a master’s degree in computer software from Xi’an Jiao Tong University in China. He also received a doctorate degree in Business Administration from Renmin University and was a doctorate candidate in Computer Science from Peking University in Beijing, China.

Wenhua Tong. Mr. Tong has served as a director since 2005. Since April 2005, Mr. Tong has been employed as the Manager of Channel and Alliance for the Asia Pacific Retail Store Solutions Division of IBM China Company Ltd. From 2003 to 2005, he served as the General Manager for the Greater China Group Retail Store Solutions Division of IBM China Company Ltd. (the “Solutions Division”). From 2002 until 2003, Mr. Tong served as the manager of the Solutions Division. During 2001, Mr. Tong served as the Solution Manager for the Distribution Industry Solution Unit of IBM China Company Ltd. (“DISU”) and completed an assignment as an e-business solution specialist in Vancouver, Canada for IBM Canada. From 2000 to 2001, Mr. Tong served as a Client Manager of DISU. During 1999, Mr. Tong served as a Client Team Leader for North China for DISU. Mr. Tong has received numerous awards from IBM throughout his career. Mr. Tong received a bachelor’s degree in engineering (automatic control) and a bachelor’s degree in economics (industrial foreign trade) from Beijing Polytechnic University.

Xin Wu. Mr. Wu has been a director of the Company since 2001. Since 2000, Mr. Wu has been a partner in Shanghai NewMargin Ventures, one of China’s premier venture capital investment firms. From 1999 to 2000, he served as an investment manager in Chase Capital Partners, the private equity investment unit of The Chase Manhattan Corporation, now known as JP Morgan Partners. From 1994 to 1997, Mr. Wu served in various positions with Robertson, Stephens & Company, an investment banking firm headquartered in San Francisco, California. Mr. Wu received a bachelor’s degree in electrical engineering from the University of Illinois at Urbana-Champaign and a master’s degree in Engineering – Economic Systems from Stanford University.

Chaoyong Wang. Mr. Wang has been a director since 2005. In 1999, Mr. Wang founded ChinaEquity Investment Co., Ltd., a China-based independent venture capital firm which focuses on the technology, media and telecommunications sectors in China (“ChinaEquity”). Mr. Wang currently serves as the Chairman and Chief Executive Officer of ChinaEquity. Prior to founding ChinaEquity, Mr. Wang spent 12 years in the investment banking and financial services industry with Chase, Standard & Poors, Morgan Stanley and China Development Bank. Mr. Wang currently serves as a director of Rising Tech Corp. Ltd., Longshine Information Technology Co. Ltd., Futong Science & Tech Co. Ltd. and Infront Asia Limited, all of which are privately-held businesses. He also serves as an independent director of Beijing Beida Jade Bird Universal Sci-Tech Co. Ltd., a privately-held businesses. He also serves as an advisor to the Global Environment Funds, co-sponsored by the World Bank and the Chinese State Economic and Trading Commission and an advisor to the Economic Commission of the Beijing Municipal Government. Mr. Wang received a bachelor’s degree from Huazhong University of Science and a master’s degree in business administration from Rutgers University. Mr. Wang has also attended the Senior Executive Program of Harvard University and Tsinghua University.

Executive Compensation

The following table shows the estimated annual compensation paid by us for the year ending December 31, 2004 to our executive officers.

Summary Compensation Table

		Annual Compensation
Name	Year	Salary	Bonus	Ordinary Shares Underlying Options	Other Annual Compensation		All Other Compensation
Adam Yan	2004	$16,076	—	—	—		—
Chairman and Chief	2003	$16,746	—	—	—		—
Executive Officer	2002	$22,886	—	3,072	—		—

Qicheng Yang	2004	$18,164	—	—	—		—
Chief Technology Officer	2003	$19,299	—	—	—		—
	2002	$24,445	—	2,579	—		—

Hongjun Zou	2004	$15,728	—	—	—		—
Chief Operating Officer	2003	$16,384	—	—	—		—
	2002	$21,328	—	2,777	—		—

Johnson Li	2004	$14,684	—	—	—		—
Vice President	2003	$15,296	—	—	—		—
	2002	$18,537	—	12,380	—		—

Kefu Zhou	2004	$17,921	—	—	2,900	(1)	—
Chief Architecture Officer	2003	$19,041	—	—	2,900	(1)	—
	2002	—	—	7,935	—		—

(1)	Represents a monthly housing subsidy.

Stock Option Plan and Grants

In 2001, we adopted a short-term option plan for our employees. The following table provides a summary of our stock options currently outstanding as of the date of this prospectus. We are not eligible to issue additional options under this plan.

Name	Number of Securities Underlying Options	% of Total Options Granted in Fiscal Year	Exercise Price Per Year ($)	Expiration Date
Adam Yan (2002)	3,072	4.9	4.705	April 18, 2012
Qicheng Yang (2002)	2,579	4.1	4.705	April 18, 2012
Hongjun Zou (2002)	2,777	4.4	4.705	April 18, 2012
Johnson Li (2002)	12,380	19.8	4.705	April 18, 2012
Zhou Kefu (2002)	7,935	12.7	4.705	April 18, 2012
Other Employees (2002) (1)	33,756	54.0	4.705	April 18, 2012
Total	62,499	100.0	—	—

(1)	The other employees who received options under the 2001 stock option plan include our department mangers and key members of our technology team.

Board of Directors and Board Committees

Our board of directors consists of seven members. We expect that all current directors will continue to serve after this offering. There are no family relationships between any of our executive officers and directors.

The directors will be divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2006 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2007 and every three years thereafter. Class III directors shall face re-election at our annual general meeting of shareholders in 2008 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The corporate governance committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Board of Directors Representation

Pursuant to the terms of the underwriting agreement, the underwriter shall have the right, but not the obligation, subject to our reasonable approval, to require us to nominate a slate containing up to two persons selected by our underwriter to serve on our Board of Directors so long as:

•	the investors who purchase ordinary shares in this offering beneficially own 10% or more of our outstanding ordinary shares; or

•	the trading price per ordinary share is less than $24.00 per share for any consecutive 15 trading day period.

Mr. Downs and Mr. Zhu have been selected as the representatives of our underwriter under this arrangement. We have no other arrangement or understandings pursuant to which any of our other directors are selected or nominated.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to the company to act in good faith in their dealings with or on behalf of our company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law imposes fines on persons who fail to satisfy those requirements or the company itself. However, in many circumstances, an individual is only liable if he is knowingly guilty of the default or knowingly and willfully authorizes or permits the default. In comparison, under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. In addition, under Delaware law, a party challenging the propriety of a decision of the directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule protects the directors and their decisions, and their business judgments will not be second guessed. If the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Director Compensation

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive $2,000 per Board of Directors meeting attended. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended.

Employment Agreements

On April 9, 2005, we entered into labor contracts with each of our executive officers. Except as noted in the chart below, each of these agreements have similar terms, including:

•	Each employee will be eligible to participate in a bonus pool equal to 5% of our yearly net profit. Our Board of Directors or the Compensation Committee will allocate the distributions of this pool developed by the Board of Directors or its compensation committee.

•	We will withhold 20% of each employee’s salary as contingent salary to be paid only if we meet financial goals to be determined by the Board of Directors on a yearly basis. The parameters to be utilized by the Board of Directors to determine such financial goals shall include, among other factors, the rate of our growth, our profitability, and the growth rate of our industry.

•	We may terminate a labor agreement without notice in the event of (i) an employee’s violation of our policies; (ii) dereliction of duties on the part of the employee; or (iii) criminal violation on the part of the employee.

•	We may terminate a labor agreement upon 30 days prior written notice (i) in the event of an employee’s disability; (ii) in the event of an employee’s inability to perform employment duties; (iii) following the completion of this offering, but we are obligated to attempt to reassign such employee to another position.

•	To the extent we terminate an employee following this offering, we shall pay the employee a severance amount equal to the product of his monthly salary multiplied by one greater of (i) one or (ii) the number years we employed the employee.

•	To the extent we terminate an employee following this offering and reassign the employee to a new position that receives a lessee salary, we shall pay the employee an amount equal to six times the difference between the employee’s new salary and his prior salary.

•	The employee may terminate his employment upon 30 days written notice or immediately upon our breach of the labor agreement.

•	To the extent an employee terminates his employment, he will not be eligible for any payment beyond the date of termination.

•	Employees are subject to confidentiality provisions relating to our intellectual property.

The following chart shows the titles and salaries of our executive officers.

Officer	Title	Monthly Compensation
Adam Yan	Chief Executive Officer	$1,944
Qicheng Yang	Chief Technology Officer	$1,997
Hongjun Zou	Chief Operating Officer	$1,915
Johnson Li	Vice President	$1,707
Kefu Zhou	Chief Architecture Officer	$1,795

Limitation of Director and Officer Liability

Pursuant to our Memorandum and Articles of Association, every director or officer and the personal representatives of the same shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him or her in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. No such director or officer will be liable for: (a) the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent; or (b) any loss on account of defect of title to any of our property; or (c) account of the insufficiency of any security in or upon which any of our money shall be invested; or (d) any loss incurred through any bank, broker or other similar person; or (e) any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his or her part; or (f) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his or her office or in relation thereto, unless the same shall happen through his or her own dishonesty.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our ordinary shares as of December 1, 2005 and as adjusted to reflect the sale of the ordinary shares offered by us in this offering, for each person known by us to beneficially own 5% or more of our ordinary shares, and all of our executive officers and directors individually and as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. The number of our ordinary shares outstanding used in calculating the percentage for each listed person includes our ordinary shares underlying options held by such persons that are exercisable within 60 days of December 1, 2005, but excludes ordinary shares underlying options held by any other person. Percentage of beneficial ownership is based on 1,500,000 shares outstanding as of December 1, 2005, and 3,000,000 ordinary shares outstanding after completion of this offering. Our major shareholders do not possess voting rights that differ form our other shareholders.

	Amount of Beneficial Ownership (1)	Percentage Ownership Before Offering (2)	Percentage Ownership After Minimum Offering (2)	Percentage Ownership After Maximum Offering (2)
Adam Yan (3)	404,734	26.6%	16.1%	13.4%
Qicheng Yang (4)	115,709	7.7%	4.6%	3.8%
Hongjun Zou (5)	216,622	14.4%	8.7%	7.2%
Johnson Li (6)	188,455	12.3%	7.5%	6.2%
Zhou Kefu (7)	13,886	*	*	*
L. McCarthy Downs, III	—	*	*	*
Ming Zhu	—	*	*	*
Dong Cheng, Ph.D.	—	*	*	*
Wenhua Tong	—	*	*	*
Xin Wu (8)	578,125	38.5%	23.1%	19.3%
Chaoyong Wang	—	*	*	*
C Tech Fund (9)	508,750	33.9%	20.3%	17.0%
e-millennium Limited (10)	69,375	4.6%	2.8%	2.3%
All directors and executive officers as a group (11 people) (11)	1,517,531	97.1%	59.2%	49.6%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the ordinary shares.

(2)	The number of our common shares outstanding used in calculating the percentage for each listed person includes the ordinary shares underlying options held by such person. The calculation of this number also assumes the prior conversion of all of our Series A preferred shares into ordinary shares.

(3)	Includes currently exercisable options to purchase 3,072 ordinary shares and currently exercisable options to purchase 18,234 ordinary shares that are held by Mr. Yan for the benefit of employees.

(4)	Includes currently exercisable options to purchase 2,777 ordinary shares.

(5)	Includes currently exercisable options to purchase 2,579 ordinary shares.

(6)	Includes currently exercisable options to purchase 12,380 ordinary shares and currently exercisable options to purchase 15,522 ordinary shares that are held by Mr. Li for the benefit of employees.

(7)	Includes currently exercisable options to purchase 7,935 ordinary shares.

(8)	Includes 508,750 ordinary shares held by C Tech Fund and 69,374 ordinary shares held by e-millennium Limited, both of whom are affiliates of Mr. Wu.

(9)	C Tech Fund is an exempted company formed in the Cayman Islands. Mr. Feng Tao, a director of C Tech Fund, possesses voting and investment power over the ordinary shares held by C Tech Fund. Mr. Wu, one of our directors, serves as a partner of Shanghai NewMargin Ventures, the venture capital firm that serves as the managing entity of C Tech Fund and e-Millenium Limited.

(10)	e-millennium Limited is an exempted company formed in the Cayman Islands. Mr. Michael Li we Li, a director of e-millennium Limited, possesses voting and investment power over the ordinary shares held by e-millennium Limited. Mr. Wu, one of our directors, serves as a partner of Shanghai NewMargin Ventures, the venture capital firm that serves as the managing entity of C Tech Fund and e-Millenium Limited.

(11)	Includes currently exercisable options to purchase 62,499 ordinary shares.

RELATED PARTY TRANSACTIONS

Registration Rights

We have entered into a Registration Rights Agreement with C Tech Fund and e-millennium Limited (the “Venture Investors”) as of July 20, 2005. Pursuant to this agreement, the Venture Investors are entitled to registration rights for the ordinary shares held by them after this offering. Specifically, the Venture Investors will have one demand registration right to require us to use our best efforts to register the ordinary shares held by them prior to the completion of this offering. In most cases we will bear all registration expenses (other than underwriting discounts and the fees and expenses of counsel to the Venture Investors).

We have entered into a Warrant Agreement with our underwriter in connection with this offering. Pursuant to this agreement, we have granted the underwriter with the following registration rights relating to the shares underlying the warrant granted to the underwriter as partial consideration for services rendered in connection with this offering:

•	the underwriter will have one demand registration right to require us to use our reasonable best efforts to register the resale of the ordinary shares underlying the warrant we will grant to the underwriter;

•	the underwriter’s demand registration right will expire five years following the effective date of this offering; and

•	in most cases, we will bear all registration expenses (other than underwriting discounts), including the fees and expenses of counsel to the underwriter.

Finder’s Fee

Upon the closing of this offering, our underwriter shall pay a 1% finder’s fee to RMCC International, Inc., a company located in Richmond, Virginia (“RMCC”). Our underwriter shall compensate RMCC for introducing us to the underwriter. RMCC did not participate in the structure or pricing of this offering. Mr. Zhu, one of our directors, serves as the Executive Vice President of RMCC. RMCC is not registered as a broker-dealer with the National Association of Securities Dealers, Inc. To the extent we satisfy the minimum offering size of this offering, our underwriter shall pay RMCC $60,000 for its services. Upon the closing of an offering that meets the maximum offering size, our underwriter shall pay RMCC $90,000 for its services.

Amounts Due from Shareholders

In 2001, we loaned $15,725 to Qicheng Yang, our Chief Technology Officer, and $7,353 to Johnson Li, our Vice President, for the purchase of personal property. As of June 30, 2005, the principal balance of Mr. Yang’s loan was RMB 33,460, and the balance of Mr. Li’s loan was RMB 20,513. These debts were unsecured, interest-free and had no fixed terms of repayment. These loans have since been repaid. The remaining RMB 200,433 shown on our financial statements as of June 30, 2005 represents business advances to employees for travel and related expenses incurred in the ordinary course of business.

In connection with the creation of our holding company structure in 2001, we issued ordinary shares to certain individuals and loaned $69,500 to these individuals to satisfy required capital requirements. These debts were unsecured, interest-free and had no fixed terms of repayment. These loans have since been repaid in full.

Amounts Due to and from Related Parties

As noted herein, we created our holding company structure in 2001 when the two shareholders of e-Future Beijing, Hainan Future and Johnson Li, our Vice President, transferred all shares of e-Future Beijing to us for RMB 5,000,000. At the time, Hainan Future had two shareholders, Adam Yan, our Chief Executive Officer, and Qicheng Yang, our Chief Technology Officer. In May 2005, Mr. Yan and Mr. Yang transferred their shares in Hainan Future to Xuejun Zhang and Ling Zhang for ¥225,000 and ¥75,000, respectively. Xuejun Zhang currently serves as the director of our administration department. Ling Zhang serves as an employee in our accounting and finance department. Although they are not executive officers, these individuals are senior employees who actively participate in our day-to-day operations. Noting our limited number of employees, they may have the potential to influence our executive officers and, thereby, our business and its operations.

As of December 31, 2001, we had advanced ¥3,195,956 to Hainan Future. The balance arose as the result of payments to suppliers on behalf of Hainan Future, cash advances to Hainan Future, Hainan Future’s collection of cash receipts from our customers, and the sale of an investment in a company to Hainan Future, less the collection of cash receipts from Hainan Future’s customers, less Hainan Future’s payments to suppliers on our behalf, less the cost of software purchased from Hainan Future and less the purchase of two real estate parcels from Hainan Future. Hainan Future had no operations or employees from December 31, 2001. As a result, we made payments to, provided services to and collected cash receipts from Hainan Future’s customers during the years ended December 31, 2002, 2003 and 2004 and during the six months ended June 30, 2005. Those transactions along with the resulting balances receivable from Hainan Future were as follows:

	For the Years Ended December 31,			For the Six Months Ended June 30, 2005
	2002	2003	2004
Payments of (refunds from) Hainan suppliers	¥163,309	¥23,500	¥155,307	¥(146,700)
Services provided to Hainan	1,600,000	1,000,000
Collection of cash receipts from Hainan’s customers	(1,219,278)	(744,800)	(1,500,700)

Balance at End of Period	¥3,739,987	¥4,018,687	¥2,673,294	¥2,526,594

We owed Mr. Li and Hainan Future ¥1,000,000 ($120,824) and ¥4,000,000 ($483,296), respectively, for the acquisition of the Company’s equity interest in e-Future Beijing. The balances due were unsecured, had no fixed terms of repayment and were considered due on demand. On August 12, 2005, we paid Hainan Future ¥575,722 towards the amount due to Hainan Future. On September 25, 2005, Hainan Future acquired Mr. Li’s receivable from our company. On November 18, 2005, the we entered into an agreement with Hainan Future whereby ¥1,897,683 of the payable to Hainan Future was forgiven by Hainan Future and the remaining balance payable to Hainan Future of ¥2,526,594 was offset against the receivable from Hainan Future of the same amount. This transaction was approved by our Board of Directors and the Board of Directors of Hainan Future. We will recognize this forgiveness of debt as a contribution to capital.

Relationship with our Underwriter

In connection with this offering, we have agreed to nominate a slate containing up to two persons selected by our underwriter to serve on our Board of Directors (at least one of which shall be independent) so long as:

•	the investors that purchase ordinary shares in this offering beneficially own 10% or more of our outstanding ordinary shares; or

•	the trading price per ordinary share is less than $24.00 per share for any consecutive 15 trading day period.

Mr. Downs, our underwriter’s Senior Vice President, currently serves as one of our directors. Our underwriter’s ability to require such nomination may impact the final composition of our Board of Directors. Directors nominated at our underwriter’s direction may significantly influence the outcome of matters submitted to our Board of Directors for approval. See “Management – Board of Directors Representation.” The Corporate Governance Committee of our Board of Directors, which is comprised solely of independent directors, must approve any future transaction with our affiliates.

Future Related Party Transactions

In the future, the Corporate Governance Committee of our Board of Directors must approve all related party transactions. All material related party transactions will be made or entered into on terms that are no less favorable to use than can be obtained from unaffiliated third parties. Related party transactions that we have previously entered into were not approved by independent directors, as we had no independent directors at that time.

DESCRIPTION OF SHARE CAPITAL

Our authorized capital stock consists of 6,613,756 ordinary shares, par value $0.0756 per share. As of the date of this prospectus, 1,500,000 ordinary shares are issued and outstanding. An additional 62,499 shares of ordinary shares have been reserved for issuance upon exercise of outstanding options. The following summary description relating to our capital stock does not purport to be complete and is qualified in its entirety by our Memorandum and Articles of Association.

Ordinary Shares

Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued preferred stock. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then authorized and issued preferred stock. There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and nonassessable.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Limitations on Transfer of Shares

Our Articles of Association gives our directors, at their discretion, the right to decline to register any transfer of shares.

Disclosure of Shareholder Ownership

There are no provisions in our Memorandum of Association or Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•	in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share form which the reduced share is derived; and

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve fund in any manner authorized by law.

Differences in Corporate Law

The Cayman Islands Companies Law is modeled after English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and similar arrangements

Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted (within four months) by holders of not less than 90.0% of the shares affected, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, who would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company - a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our articles of association allow our shareholders holding not less than 10 per cent of the paid up voting share capital of the Company to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our articles of association require us to call such meetings.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors can be removed with cause or by the vote of holders of a majority of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our articles of association, our company may be voluntarily dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders. In addition, our company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution, provided that if such variation has the effect of altering our articles of association, the variation will need to be approved in the manner described under the heading “Amendment of governing documents.”

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our memorandum and articles of association. However, we will provide our shareholders with annual audited consolidated financial statements.

Stock Option Plans

In 2001, we adopted a one year stock option plan for our officers and employees. The stock options have terms of ten years from the date of grant. The exercise price of stock options granted under the plan are $4.705 per ordinary share. We have reserved 62,499 ordinary shares for issuance as stock options under our stock option plan and have issued options to purchases an aggregate of 62,499 ordinary shares as of the date of this prospectus.

Our Board of Directors and shareholders have approved an additional stock option plan to be implemented following the completion of this offering. This plan authorizes the issuance of up to 5% of the number of ordinary shares outstanding after this offering. Pursuant to this plan, we may issue options to purchase our ordinary shares to our employees and directors (other then the director nominated by our underwriter). The Compensation Committee of the Board of Directors will administer the plan. The options will have exercise prices equal to the fair market value of our ordinary shares on the date of grant. In addition, the options will vest over five years (20% per year) and have terms of ten years.

Certain Effects of Authorized but Unissued Stock

Assuming a maximum offering, after this offering, we will have 3,613,756 ordinary shares remaining authorized but unissued. Authorized but unissued ordinary shares are available for future issuance without shareholder approval. Issuance of these shares will dilute your percentage ownership in us.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our ordinary shares, and a liquid trading market for our ordinary shares may not develop or be sustained after this offering. Future sales of substantial amounts of ordinary shares, including shares issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the completion of a maximum offering, we will have outstanding 3,000,000 ordinary shares, assuming no exercise of outstanding options. Of these shares, the ordinary shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining approximately 1,500,000 shares of ordinary shares outstanding will be restricted shares held by existing shareholders.

Lock-Up Agreements

The ordinary shares held by our officers and directors are subject to lock-up agreements. These lock-up agreements provide that the shareholder will not offer, sell, contact to sell, grant an option to purchase, effect a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of ordinary shares or any option to purchase ordinary shares or any securities exchangeable for or convertible into ordinary shares for a period of 90 days after the date of this prospectus without the prior written consent of the underwriter. Though these shares may be eligible for earlier sale under the provisions of the Securities Act, of these shares will not be saleable until 90 days after the date of this prospectus as a result of these lock-up agreements.

Rule 144

In general, under Rule 144 as currently in effect, with respect to shareholders not subject to lock-up agreements and after the expiration of the lock-up agreements, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of:

•	1% of the number of shares of ordinary shares then outstanding, which immediately following this offering is expected to be 30,000 shares (assuming a maximum offering), or

•	the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 are also subject to certain “manner of sale” provisions and notice requirements and to the requirement that current public information about our company be available.

Beginning immediately after the date of this prospectus, approximately 1,500,000 restricted ordinary shares (assuming a maximum offering) will be eligible for sale in the United States public market, subject to volume and other limitations.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144, subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

•	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

•	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on the shares, debentures or other of our obligations.

The undertaking for us is for a period of twenty years from December 19, 2000.

United States Federal Income Taxation

The following is a summary of material United States federal income tax consequences under present law relating to the purchase, ownership, and disposition of the ordinary shares. This description does not provide a complete analysis of all potential tax consequences. The information provided below is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations, proposed Treasury Regulations, Internal Revenue Service, or the IRS, published rulings and court decisions, all as of the date hereof. These authorities may change, possibly on a retroactive basis, or the IRS might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of ordinary shares could differ from those described below. We do not intend to obtain a ruling from the IRS with respect to the tax consequences of acquiring or holding the ordinary shares.

This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s particular circumstances, or to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:

•	banks or financial institutions,

•	life insurance companies,

•	tax-exempt organizations,

•	dealers in securities or foreign currencies,

•	traders in securities that elect to apply a mark-to-market method of accounting,

•	persons holding ordinary shares as part of a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction for U.S. federal income tax purposes,

•	persons subject to the alternative minimum tax provisions of the Code, and

•	persons that have a “functional currency” other than the U.S. dollar.

This description generally applies to purchasers of the ordinary shares as capital assets. This description does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular investors.

Investors considering the purchase of ordinary shares should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of ordinary shares that is:

•	a citizen or resident of the U.S. or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or if (a) a court within the U.S. can exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the ordinary shares, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the ordinary shares that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the ordinary shares.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

Taxation of Dividends and Other Distributions on Ordinary Shares

Subject to the passive foreign investment company rules discussed below, all distributions to a U.S. Holder with respect to the ordinary shares, other than certain pro rata distributions of our shares, will be includible in a U.S. Holder’s gross income as ordinary dividend income when received, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits. For this purpose, earnings and profits will be computed under U.S. federal income tax principles. The dividends will not be eligible for the dividends-received deduction allowed to corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in the ordinary shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain. Any gain recognized by a non-corporate U.S. Holder on the sale or exchange of ordinary shares generally will be subject to a maximum tax rate of 15%, which maximum tax rate will increase under current law to 20% for dispositions occurring during taxable years beginning on or after January 1, 2009.

Dividends paid in Renminbi will be included in your income as a U.S. dollar amount based on the exchange rate in effect on the date that the U.S. Holder receives the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If the U.S. Holder does not receive U.S. dollars on the date the dividend is distributed, the U.S. Holder will be required to include either gain or loss in income when the U.S. Holder later exchanges the Renminbi for U.S. dollars. The gain or loss will be equal to the difference between the U.S. dollar value of the amount that the U.S. Holder includes in income when the dividend is received and the amount that the U.S. Holder receives on the exchange of the Renminbi for U.S. dollars. The gain or loss generally will be ordinary income or loss from United States sources. If we distribute as a dividend non-cash property, the U.S. Holder will generally include in income an amount equal to the U.S. dollar equivalent of the fair market value of the property on the date that it is distributed.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ordinary shares will be “passive income” or, in the case of certain U.S. Holders, “financial services income.” In particular circumstances, a U.S. Holder that:

•	has held the ordinary shares for less than a specified minimum period during which it is not protected from risk of loss,

•	is obligated to make payments related to the dividends, or

•	holds the ordinary shares in arrangements in which the U.S. Holder’s expected economic profit, after non-U.S. taxes, is insubstantial will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on the ordinary shares.

Distributions to a U.S. Holder of shares or rights to subscribe for shares that are received as part of a pro rata distribution to all our shareholders should not be subject to U.S. federal income tax. The basis of the new shares or rights so received will be determined by allocating the U.S. Holder’s tax basis in the ordinary shares between the ordinary shares and the new shares or rights received, based on their relative fair market values on the date of distribution. However, the basis of the new shares or rights will be zero if:

•	the fair market value of the new shares or rights is less than 15.0% of the fair market value of the old ordinary shares at the time of distribution; and

•	the U.S. Holder does not make an election to determine the basis of the new shares by allocation as described above.

The U.S. Holder’s holding period in the new shares or rights will generally include the holding period of the old ordinary shares on which the distribution was made.

Taxation of Disposition of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of ordinary shares equal to the difference between the amount realized (in U.S. dollars) for the ordinary shares and the U.S. Holder’s tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. Any gain or loss that you recognize will generally be treated as United States source income or loss, except that losses will be treated as foreign source losses to the extent you received dividends that were includible in the financial services income basket during the 24-month period prior to the sale. If the ordinary shares are not stock in a passive foreign investment company with respect to a U.S. Holder in either the taxable year of the distribution or the preceding taxable year, the distribution otherwise constitutes qualified dividend income for United States federal income tax purposes, certain holding period and other requirements are met, and the distribution is received in a taxable year beginning prior to January 1, 2009, the distribution will be taxable to a non-corporate U.S. Holder at a maximum rate of 15%.

Passive Foreign Investment Company

We believe that we are not a passive foreign investment company for U.S. federal income tax purposes, but we cannot be certain whether we will be treated as a passive foreign investment company for any future taxable year. If we are a passive foreign investment company in any year in which a U.S. Holder holds ordinary shares, the U.S. Holder generally will be subject to increased U.S. tax liabilities and reporting requirements on receipt of certain dividends or on a disposition of ordinary shares, in that year and all subsequent years although a shareholder election to terminate such deemed passive foreign investment company status may be made in certain circumstances. U.S. Holders should consult their own tax advisors regarding our status as a passive foreign investment company, the consequences of an investment in a passive foreign investment company, and the consequences of making a shareholder election to terminate deemed passive foreign investment company status if we no longer meet the income or asset test for passive foreign investment company status in a subsequent taxable year.

A company is considered a passive foreign investment company for any taxable year if either:

•	at least 75.0% of its gross income is passive income, or

•	at least 50.0% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25.0% (by value) of the stock of such corporation.

Our belief that we are not a passive foreign investment company is based on our estimate of the fair market value of our intangible assets, including goodwill, not reflected in our financial statements under U.S. GAAP. In the future, in calculating the value of these intangible assets, we will value our total assets, in part, based on our total market value determined using the average of the quarterly selling prices of the ordinary shares for the relevant year. We believe this valuation approach is reasonable. However, it is possible that the IRS will challenge the valuation of our intangible assets, which may result in our classification as a passive foreign investment company. In addition, if our actual acquisitions and capital expenditures do not match our projections, the likelihood that we are or will be classified as a passive foreign investment company may also increase.

A separate determination must be made each year as to whether we are a passive foreign investment company. As a result, our passive foreign investment company status may change.

If we are a passive foreign investment company for any taxable year during which a U.S. Holder holds ordinary shares, the U.S. Holder will be subject to special tax rules with respect to:

•	Any “excess distribution” that the U.S. Holder receives on ordinary shares, and

•	Any gain the U.S. Holder realizes from a sale or other disposition (including a pledge) of the ordinary shares, unless the U.S. Holder makes a “mark-to-market” election as discussed below.

Distributions the U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions the U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a passive foreign investment company, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if the U.S. Holder holds the ordinary shares as capital assets.

A U.S. shareholder of a passive foreign investment company may avoid taxation under the excess distribution rules discussed above by making a “qualified electing fund” election to include the U.S. Holder’s share of our income on a current basis. However, a U.S. Holder may make a qualified electing fund election only if the passive foreign investment company agrees to furnish the shareholder annually with certain tax information, and we do not presently intend to prepare or provide such information.

Alternatively, a U.S. Holder of “marketable stock” in a passive foreign investment company may make a mark-to-market election for stock of a passive foreign investment company to elect out of the excess distribution rules discussed above. If a U.S. Holder makes a mark-to-market election for the ordinary shares, the U.S. Holder will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over the U.S. Holder’s adjusted basis in such ordinary shares. A U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year only to the extent of any net mark-to-market gains on the ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. A U.S. Holder’s basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations which are not passive foreign investment companies would apply to distributions by us.

The mark-to-market election is available only for stock which is regularly traded on a national securities exchange that is registered with the SEC or on NASDAQ, or an exchange or market that the U.S. Secretary of the Treasury determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. The mark-to-market election would be available to a U.S. Holder unless our ordinary shares are delisted from The NASDAQ Capital Market and do not subsequently become regularly traded on another qualified exchange or market.

A U.S. Holder who holds our ordinary shares in any year in which we are a passive foreign investment company would be required to file IRS Form 8621 regarding distributions received on our ordinary shares and any gain realized on the disposition of our ordinary shares.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on dividends paid by us with respect to our ordinary shares unless the income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our ordinary shares unless such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States or the Non-U.S. Holder is a natural person who is present in the United States for 183 days or more and certain other conditions exist.

Dividends and gains that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to tax in the same manner as they would be if the Non-U.S. Holder were a U.S. Holder, except that the passive foreign investment company rules will not apply. Effectively connected dividends and gains received by a corporate Non-U.S. Holder may also be subject to an additional branch profits tax at a 30.0% rate or a lower tax treaty rate.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends in respect of our ordinary shares or the proceeds received on the sale, exchange or redemption of our ordinary shares paid within the United States (and, in certain cases, outside the United States) to U.S. Holders other than certain exempt recipients, such as corporations, and backup withholding tax may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as credit against the U.S. Holder’s U.S. federal income tax liability provided that the appropriate returns are filed.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status to the payor, under penalties of perjury, on IRS Form W-8BEN.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised that there is uncertainty as to whether the courts of the Cayman Islands or China would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Kang Da Law Office has advised us further that the recognition and enforcement of foreign judgments are provided for under Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

UNDERWRITING

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the underwriter, which has no obligation or commitment to purchase any of our Shares. We will offer ordinary shares to U.S. citizens. Although they have not formally committed to do so, our officers, directors and/or affiliates may opt to purchase ordinary shares in connection with this offering. To the extent such individuals invest, they will purchase our shares with investment intent and without the intent to resell. Any ordinary shares purchased by our officers, directors and affiliates shall contribute to the calculation of whether we achieved our minimum offering. We have not placed limits on the number of ordinary shares eligible to be purchased by our officers, directors and/or affiliates.

Unless sooner withdrawn or canceled by either us or the underwriter, the offering will continue until the earlier of (i) a date mutually acceptable to us and our underwriter after which the minimum offering is sold or (ii) December 31, 2005 (the “Offering Termination Date”). Until the closing of the offering, all proceeds from the sale of the ordinary shares will be deposited in escrow with SunTrust Bank (the “Escrow Agent”). Investors must pay in full for all ordinary shares at the time of investment. Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the Offering Termination Date. If the offering is withdrawn or canceled or if the 1,000,000 share minimum offering are not sold and proceeds therefrom are not received by us on or prior to the Offering Termination Date, all proceeds will be promptly returned by the Escrow Agent without interest to the persons from which they are received (within one business day) in accordance with applicable securities laws.

Pursuant to that certain underwriting agreement by and between the underwriter and us, the obligations of the underwriter to solicit offers to purchase the ordinary shares and of investors solicited by the underwriter to purchase the ordinary shares are subject to approval of certain legal matters by counsel to the underwriter and to various other conditions which are customary in a transactions of this type, including, that, as of the closing of the offering, there shall not have occurred (a) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the publication of quotations on the Nasdaq Stock Market (National Market System or Capital Market); (ii) a general moratorium on commercial banking activities in the State of New York or China; (iii) the engagement by the United States or China in hostilities which have resulted in the declaration of a national emergency or war if any such event would have a material adverse effect, in the underwriter’s reasonable judgment, as to make it impracticable or inadvisable to proceed with the solicitation of offers to consummate the offering with respect to investors solicited by the underwriter on the terms and conditions contemplated herein.

Mr. Downs, Senior Vice President of the Underwriter, will serve as one of our directors. Mr. Downs will receive a director’s fee for services rendered to our Board. In addition, we will reimburse Mr. Downs for any expenses incurred in attending such Board meetings.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriter intends to offer our ordinary shares to its retail customers in states whereby we have qualified the issuance of such shares.

Commissions and Discounts

The underwriter has advised us that it proposes to offer the ordinary shares to the public at the initial public offering price on the cover page of this prospectus.

The following table shows the public offering price, underwriting discount to be paid by us to the underwriter and the proceeds, before expenses, to us.

	Per Share	Minimum Offering	Maximum Offering
Public offering price	$6.00	$6,000,000	$9,000,000
Underwriting discount	$0.48	$480,000	$720,000
Proceeds to us, before expenses	$5.52	$5,520,000	$8,280,000

The expenses of this offering, not including the underwriting discount, are estimated at $260,000 and are payable by us. The underwriting agreement further provides that the underwriter will receive from us non-accountable expense allowance of 1% of the aggregate public offering price of the ordinary shares, which allowance amounts to $90,000 assuming an offering price of $6.00 per ordinary share and the closing of a maximum offering.

Underwriter’s Warrants

We have agreed to sell to the underwriter at a price of $.0001 per warrant, underwriter’s warrants to purchase 10% of the number of shares issued by us in connection with the offering. The underwriter’s warrants will be exercisable at 120% the offering price per ordinary share for a period of five years. The underwriter’s warrants may not be sold, transferred, pledged, assigned or hypothecated for a period of one year after the date of this prospectus, except to officers or partners and stockholders of the underwriter. We have agreed to file, during the five year period commencing on the date of this prospectus at our cost, at the request of the holders of a majority of the underwriters warrants and the underlying ordinary shares, and to use our best efforts to cause to become effective a registration statement under the Securities Act, as required to permit the public sale of ordinary shares issued or issuable upon exercise of the underwriter’s warrants.

For the life of the underwriter’s warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of our ordinary shares with a resulting dilution in the interest of other shareholders. Further, the holders may be expected to exercise the underwriter’s warrant at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided in the underwriter’s warrants.

Lock-Up Agreements

Each of our existing shareholders has agreed with us not to sell or otherwise transfer any ordinary shares for 90 days after the date of this prospectus without first obtaining the written consent of Anderson & Strudwick, Incorporated. Specifically, we and our shareholders have agreed not to directly or indirectly:

•	offer, pledge, sell, contract to sell or otherwise dispose of any ordinary shares;

•	sell any option or contract to purchase any ordinary shares;

•	purchase any option or contract to sell any ordinary shares;

•	grant any option, right or warrant for the sale of any ordinary shares, except pursuant to our stock option plan;

•	lend or otherwise dispose of or transfer any ordinary shares;

•	request or demand that we file a registration statement related to any of our ordinary shares;

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any ordinary shares whether any such swap or transaction is to be settled by delivery of ordinary shares or other securities, in cash or otherwise.

These lock-up agreements apply to our ordinary shares and to securities convertible into, or exchangeable or exercisable for, or repayable with, our ordinary shares. It also applies to our ordinary shares owned now acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Market and Pricing Considerations

There is not established market for our ordinary shares. We negotiated with our underwriter to determine the offering price of our ordinary shares in this offering. Our underwriter valued our company utilizing two methods:

•	A multiple of three times our gross 2004 sales; and

•	A multiple of ten times our net 2004 income;

In addition to prevailing market conditions, the factors considered in determining the applicable multiples were:

•	The history of, and the prospects for, our company and the industry in which we compete;

•	An assessment of our management, its past and present operation, and the prospects for, and timing of, our future revenues;

•	The present state of our development; and

•	The factors listed above in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Using an average of the valuation based upon 2004 sales and the valuation based upon 2004 income, we calculated an approximate enterprise value of $9,000,000. This resulted in a per share price of $6.00. We have used this price in connection with this offering.

An active trading market for our ordinary shares may not develop. It is possible that after this offering the ordinary shares will not trade in the public market at or above the initial offering price.

Discretionary Shares

The underwriter will not sell any ordinary shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Listing on the NASDAQ Capital Market

We have applied to list our ordinary shares on the NASDAQ Capital Market under the symbol “EFUT.” As this offering is a best-efforts offering, the NASDAQ Capital Market has indicted it is unable to admit our ordinary shares for listing until the completion of the offering and, consequently, the satisfaction of NASDAQ Capital Market listing standards. If so admitted, we expect our ordinary shares to begin trading on the NASDAQ Capital Market on the day following the closing of this offering. If our ordinary shares are eventually listed on the NASDAQ Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs. We estimate that our costs for SEC reporting and continued listing on the NASDAQ Capital Market to be approximately $40,000 per year.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the ordinary shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriter may sell more ordinary shares than it is obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter must close out a covered short sale by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters related to the offer and sale of the ordinary shares will be passed on for the underwriters by the Kaufman & Canoles, P.C., Richmond, Virginia. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by Kang Da Law Office, 703 CITIC Building, Jianguomenwai Street, Beijing, People’s Republic of China. Certain legal matters relating to the offering as to Cayman Islands’ law will be passed upon for us by Campbells, 4th Floor, Scotia Centre, P.O. Box 884, Georgetown, Grand Cayman, Cayman Islands.

EXPERTS

Our financial statements have been included herein and in the registration statement in reliance upon the report of Hansen, Barnett & Maxwell, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act, covering the ordinary shares. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information with respect to our company and the ordinary shares, reference is made to the registration statement and the exhibits, which may be examined without charge at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, copies of which may be obtained from the Commission upon payment of the prescribed fees.

We will be subject to the foreign private issuer informational requirements of the Securities Exchange Act and therefore will be required to file reports, and other information with the Commission. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, filing proxy statements that comply with rules of the Commission. We will, however, file with the Commission proxy statements required under the rules of the Cayman Islands. We also will file with the Commission under cover of Form 6-K any reports that we file in the Cayman Islands. Our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions set forth in Section 16 of the Exchange Act. We also are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Any reports we file may be inspected at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Commission at that address. The reports, proxy statements and other information can also be inspected on the Commission’s Web site at www.sec.gov.

We will furnish to our stockholders annual reports which will include audited financial statements. We may also furnish to our stockholders quarterly financial statements and other reports that may be authorized by our Board of Directors.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discounts, expenses and commissions, which we will be required to pay:

U.S. Securities and Exchange Commission registration fee	$1,060
National Association of Securities Dealers filing fee	$1,400
NASDAQ listing fee	$25,000
Blue Sky Fees	$25,000
Legal fees and expenses for Chinese counsel	$73,000
Legal fees and expenses for Cayman Islands counsel	$11,000
Accounting fees and expenses	$77,000
Printing fees	$50,000
Other fees and expenses	$11,540

Total	$275,000

All amounts are estimated, except the U.S. Securities and Exchange Commission registration fee, the NASDAQ listing fee and the NASD filing fee.

E-FUTURE INFORMATION TECHNOLOGY INC. AND SUBSIDIARY

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of December 31, 2003, 2004 and June 30, 2005 (unaudited)	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2002, 2003 and 2004, and for the Six Months Ended June 30, 2004 and 2005 (unaudited)	F-4

Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2002, 2003 and 2004, and for the Six Months Ended June 30, 2005 (unaudited)	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2003 and 2004, and the Six Months Ended June 30, 2004 and 2005 (unaudited)	F-6

Notes to Consolidated Financial Statements	F-7

HANSEN, BARNETT & MAXWELL
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS	Registered with the Public Company
5 Triad Center, Suite 750	Accounting Oversight Board
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944 www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders

e-Future Information Technology Inc.

We have audited the accompanying consolidated balance sheets of e-Future Information Technology Inc. and subsidiary as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of e-Future Information Technology Inc. and subsidiary as of December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the accompanying financial statements have been restated for the effects of imputing interest expense on amounts due related parties.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

April 1, 2005, except for Note 1, Restatement of Financial Statements,

as to which the date is October 8, 2005

E-FUTURE INFORMATION TECHNOLOGY INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(As Restated - Note 1)

	Chinese Yuan (Renminbi)			U.S. dollars
	December 31,		June 30, 2005	December 31, 2004
	2003	2004
			(unaudited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	¥3,627,346	¥4,443,902	¥4,729,134	$536,930
Trade receivables, less allowance for doubtful accounts of ¥ 806,231, ¥ 513,178 and ¥ 699,559 ($62,004), respectively	6,715,541	5,855,785	5,622,412	707,519
Other receivables	2,760,955	4,024,425	4,481,232	486,247
Advances to suppliers	4,218,454	348,410	325,711	42,096
Loan to guarantor	—	—	800,000	—
Inventory	285,206	309,150	367,562	37,353
Work in process	5,901,054	3,126,202	4,573,722	377,720

Total current assets	23,508,556	18,107,874	20,899,773	2,187,865

Non-current assets
Amounts due from a related company	4,018,687	2,673,294	2,526,595	322,998
Amounts due from shareholders	95,156	53,973	53,973	6,521
Deferred offering costs	—	—	500,246	—
Property and equipment, net of accumulated depreciation of ¥ 2,522,864, ¥ 3,622,121 and ¥ 4,142,620 ($437,639), respectively	2,230,787	1,195,675	1,015,434	144,466
Intangible assets, net of accumulated amortization of ¥ 2,306,549, ¥ 4,272,969 and ¥ 5,383,855 ($516,277), respectively	5,397,042	5,241,383	5,470,860	633,285

Total non-current assets	11,741,672	9,164,325	9,567,108	1,107,270

Total assets	¥35,250,228	¥27,272,199	¥30,466,881	$3,295,135

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Trade payables	¥4,487,939	¥359,799	¥366,559	$43,470
Accrued expenses	1,892,967	2,248,253	1,797,549	271,425
Accrued payroll tax	892,667	1,239,845	1,367,631	149,803
Accrued employee benefits	1,307,616	1,245,094	1,163,686	150,437
Taxes payable	3,003,063	5,306,891	5,046,556	641,200
Advances from customers	13,683,881	6,726,309	7,372,425	812,700
Deferred revenue	637,542	548,388	760,932	66,258
Amounts due to related parties	5,000,000	5,000,000	5,000,000	604,120
Bank loans	4,800,000	—	2,800,000	—

Total current liabilities	35,705,675	22,674,579	25,675,338	2,739,413

Long-term liability
Mandatorily redeemable Series A convertible preferred shares, ¥ 0.6257 ($0.0756) par value; 4,016,610 shares authorized; 4,016,610 shares, 4,016,610 shares and 0 shares, respectively, outstanding; liquidation preference of ¥ 30,583,993 ($3,695,281)	30,583,993	30,583,993	—	3,695,282

Shareholders’ equity (deficit)
Undesignated preferred shares, ¥ 0.6257 ($ 0.0756) par value; 5,983,390 shares authorized; no shares outstanding	—	—	—	—
Ordinary shares, ¥ 0.6257 ($0.0756) par value; 6,613,756 shares authorized; 921,875, 921,875 and 1,500,000 shares outstanding, respectively	576,817	576,817	938,550	69,693
Additional paid-in capital	889,663	1,235,759	31,596,372	149,328
Statutory reserves	1,584,702	1,584,702	1,584,702	191,470
Subscriptions receivable	(575,722)	(575,722)	(575,722)	(69,561)
Accumulated deficit	(33,514,900)	(28,807,929)	(28,752,359)	(3,480,489)

Total shareholders’ equity (deficit)	(31,039,440)	(25,986,373)	4,791,543	(3,139,559)

Total liabilities and shareholders’ equity (deficit)	¥35,250,228	¥27,272,199	¥30,466,881	$3,295,135

See accompanying notes to the consolidated financial statements.

E-FUTURE INFORMATION TECHNOLOGY INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(As Restated - Note 1)

	Chinese Yuan (Renminbi)					U.S. dollars
	For the Years Ended December 31,			For The Six Months Ended June 30,		For the Year Ended December 31, 2004
	2002	2003	2004	2004	2005
				(unaudited)	(unaudited)	(unaudited)
Revenues
Software sales	¥12,288,114	¥12,807,527	¥25,130,089	¥11,720,259	¥8,464,630	$3,036,318
Hardware sales	19,101,300	11,239,524	5,141,041	1,456,618	2,028,437	621,161
Service fee income	4,786,896	4,406,048	4,432,167	1,181,620	1,053,098	535,512

Total Revenues	36,176,310	28,453,099	34,703,297	14,358,497	11,546,165	4,192,991

Cost of revenues
Cost of software	8,344,189	6,041,453	10,097,528	4,701,643	2,427,660	1,220,024
Cost of hardware	16,167,632	11,001,871	4,097,518	1,297,045	1,761,546	495,079
Cost of service fee income	760,165	843,793	1,033,167	173,675	425,150	124,832
Amortization of software costs	710,753	1,405,339	1,966,420	1,174,437	1,110,888	237,591

Total Cost of Revenue	25,982,739	19,292,456	17,194,633	7,346,800	5,725,244	2,077,526

Gross Profit	10,193,571	9,160,643	17,508,664	7,011,697	5,820,921	2,115,465

Expenses
Research and development	2,160,805	522,484	1,419,937	—	103,156	171,562
General and administrative	7,673,688	5,648,593	5,922,876	3,795,489	3,268,524	715,623
Selling and distribution expenses	5,518,837	3,651,118	4,786,308	2,779,170	2,228,220	578,301
Litigation expense	665,500	—	—	—	—	—

Total Expenses	16,018,830	9,822,195	12,129,121	6,574,659	5,599,900	1,465,486

Income (loss) from operations	(5,825,259)	(661,552)	5,379,543	437,038	221,021	649,979
Interest income	662,547	9,328	16,108	12	13,020	1,946
Interest expense	(977,654)	(373,705)	(688,680)	(280,265)	(178,471)	(83,209)

Net income (loss)	¥(6,140,366)	¥(1,025,929)	¥4,706,971	¥156,785	¥55,570	$568,716

Earnings (loss) per ordinary share
Basic	¥(6.66)	¥(1.11)	¥5.11	¥0.17	¥0.05	$0.62
Diluted	¥(6.66)	¥(1.11)	¥3.01	¥0.10	¥0.04	$0.36

See accompanying notes to the consolidated financial statements.

E-FUTURE INFORMATION TECHNOLOGY INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(As Restated - Note 1)

	Chinese Yuan (Renminbi)
	Ordinary Shares		Additional Paid-in Capital	Statutory Reserves	Subscriptions Receivable	Accumulated Deficit	Total
	Shares	Amount
Balance as of December 31, 2001	921,875	¥576,817	¥222,763	¥1,584,702	¥(575,722)	¥(26,348,605)	¥(24,540,045)
Contributed interest	—	—	321,750	—	—	—	321,750
Net loss for the year	—	—	—	—	—	(6,140,366)	(6,140,366)

Balance as of December 31, 2002	921,875	576,817	544,513	1,584,702	(575,722)	(32,488,971)	(30,358,661)
Contributed interest	—	—	345,150	—	—	—	345,150
Net loss for the year	—	—	—	—	—	(1,025,929)	(1,025,929)

Balance as of December 31, 2003	921,875	576,817	889,663	1,584,702	(575,722)	(33,514,900)	(31,039,440)
Contributed interest	—	—	346,096	—	—	—	346,096
Net income for the year	—	—	—	—	—	4,706,971	4,706,971

Balance as of December 31, 2004	921,875	576,817	1,235,759	1,584,702	(575,722)	(28,807,929)	(25,986,373)
Conversion of Series A Preferred stock	578,125	361,733	30,222,260	—	—	—	30,583,993
Contributed interest	—	—	138,353	—	—	—	138,353
Net income for the year	—	—	—	—	—	55,570	55,570

Balance as of June 30, 2005(unaudited)	1,500,000	¥938,550	¥31,596,372	¥1,584,702	¥(575,722)	¥(28,752,359)	¥4,791,543

	U.S. dollars (unaudited)
	Ordinary Shares		Additional Paid-in Capital	Statutory Reserves	Subscriptions Receivable	Accumulated Deficit	Total
	Shares	Amount
Balance as of December 31, 2003	921,875	$69,693	$107,512	$191,470	$(69,561)	$(4,049,205)	$(3,750,091)
Contributed interest	—	—	41,816	—	—	—	41,816
Net profit for the year	—	—	—	—	—	568,716	568,716

Balance as of December 31, 2004	921,875	$69,693	$149,328	$191,470	$(69,561)	$(3,480,489)	$(3,139,559)

See accompanying notes to the consolidated financial statements.

E-FUTURE INFORMATION TECHNOLOGY INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(As Restated - Note 1)

	Chinese Yuan (Renminbi)					U.S. dollars
	For the years ended December 31,			For the Six Months Ended June 30,		For the year ended December 31, 2004
	2002	2003	2004	2004	2005
				(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	¥(6,140,366)	¥(1,025,929)	¥4,706,971	¥156,785	¥55,570	$568,716
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	889,936	1,090,604	1,106,019	646,640	551,848	133,634
Amortization of intangible assets	710,753	1,405,339	1,966,420	1,434,433	1,110,888	237,591
Loss on disposition of property and equipment	89,996	47,528	8,726	8,726	1,257	1,054
Interest on notes payable contributed by shareholders	321,750	345,150	346,096	172,102	138,353	41,817
Change in assets and liabilities:
Accounts receivable	2,275,544	2,931,485	859,756	(1,046,404)	233,373	103,879
Advances to suppliers	(1,928,373)	(2,214,441)	3,870,044	911,424	22,699	467,594
Other receivables	59,882	(1,397,910)	(1,263,470)	(1,516,225)	(456,808)	(152,658)
Inventories	6,885,566	931,136	2,750,908	(74,794)	(60,237)	332,376
Work in process	—	—	—	(1,786,695)	(1,445,695)	—
Trade payables	(6,853,166)	(7,128,501)	(4,128,140)	(400,698)	6,760	(498,780)
Accrued expenses	(440,380)	(794,213)	355,286	(607,628)	(450,704)	42,927
Accrued payroll tax	555,337	337,330	347,178	786,016	127,786	41,947
Accrued employee benefits	62,613	12,966	(62,522)	207,145	(81,408)	(7,554)
Taxes payable	1,137,840	(334,787)	2,303,828	882,515	(260,335)	278,358
Advances from customers	(831,411)	6,759,270	(6,957,572)	(2,486,939)	646,116	(840,642)
Deferred revenue	175,056	462,486	(89,154)	288,401	212,544	(10,772)

Net cash provided by (used in) operating activities	(3,029,423)	1,427,513	6,120,374	(2,425,196)	352,007	739,488

Cash flows from investing activities:
Purchases of property and equipment	(965,513)	(579,078)	(79,633)	—	(372,864)	(9,622)
Payments for software	(3,542,974)	(2,613,780)	(1,810,761)	(56,189)	(1,340,364)	(218,783)
Loan to Guarantor	—	—	—	—	(800,000)	—
Proceeds from note receivable	—	650,000	—	—	—	—
Amounts due from a related company	(544,031)	(278,700)	1,345,393	1,345,393	146,699	162,556

Net cash used in investing activities	(5,052,518)	(2,821,558)	(545,001)	1,289,204	(2,366,529)	(65,849)

Cash flows from financing activities:
Proceeds received from / (loans to) shareholders	60,243	35,605	41,183	20,592	—	4,976
Payment of deferred offering costs	—	—	—	—	(500,246)	—
Proceeds from short term loans	—	4,800,000	—	—	3,150,000	—
Repayment of short term loan	(7,050,000)	—	(4,800,000)	—	(350,000)	(579,955)

Net cash provided by (used in) financing activities	(6,989,757)	4,835,605	(4,758,817)	20,592	2,299,754	(574,979)

Net increase (decrease) in cash	(15,071,698)	3,441,560	816,556	(1,115,400)	285,232	98,659
Cash and cash equivalents at beginning of period	15,257,484	185,786	3,627,346	3,627,346	4,443,902	438,271

Cash and cash equivalents at end of period	¥185,786	¥3,627,346	¥4,443,902	¥2,511,946	¥4,729,134	$536,930

Supplemental cash flow information
Interest paid	¥255,037	¥1,454	¥336,603	¥104,656	¥31,669	$40,670

See accompanying notes to the consolidated financial statements.

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Organization – e-Future (Beijing) Tornado Information Technology Inc. (“e-Future Beijing”) was established as a Beijing domestic company in the People’s Republic of China in April 2000. Pursuant to an approval from the Beijing Municipal Government in 2001, the Company was reformed as a foreign investment enterprise. Upon formation, e-Future Beijing was owned 80% by Hainan Future Computer Company Limited (“Hainan Future”) and 20% by Mr. Dafu Zou. Mr. Zou transferred his 20% equity interest in e-Future Beijing to Mr. Li in July 2000. Hainan Future was owned 75% and 25% by Mr. Yan and Mr. Yang, respectively.

In November 2000, Mr. Yan formed e-Future Information Technology Inc. (the “Parent”) as a wholly owned offshore company incorporated in the Cayman Islands. On March 8, 2001, Hainan Future and Mr. Li entered into an agreement with the Parent, whereby Hainan Future and Mr. Li transferred all equity interests in e-Future Beijing to the Parent in exchange for non-interest bearing debt obligations from the Parent of ¥5,000,000. Terms for payment of the debt obligations were not established.

In accordance with Statement No.141 of the Financial Accounting Standards Board and Issue 02-05 of the Emerging Issues Task Force, the transfer of e-Future Beijing to the Parent was between entities under common control and was accounted for similar to the pooling method of accounting. The transfer was recognized as the combination of e-Future Beijing and the Parent, with the assets, liabilities, paid-in capital and retained earnings remaining at their historical carrying amounts. Of the obligation incurred to Hainan Future, ¥3,000,000 was recognized as an equity distribution to Mr. Yan, with the remaining ¥1,000,000 recognized as the redemption of ordinary shares of e-Future Beijing held by Mr. Yang. The ¥1,000,000 obligation incurred to Mr. Li was recognized as the redemption of the ordinary shares of e-Future Beijing held by Mr. Li. The historical operations for periods prior to the transfer, which were comprised of those of the previously separate entities, were combined for all periods. Intercompany accounts and transactions have been eliminated upon consolidation. The Parent and e-Future Beijing, on a combined basis, are referred to herein as the Company.

Nature of Operations – The Company is mainly engaged in developing and selling Enterprise Resource Planning (ERP) software and providing ONE-STOP solutions for distribution, retail and logistics businesses focused on the supply chain front market for manufacturers, retailers, distributors and third party logistics, and in providing the related system integration service and technical training services. Systems integration services involve system design and system implementation through the application of the software as well as ongoing technical supporting services. Revenues are generated solely from sales to customers in China; accordingly, segment information is not required to be provided.

Restatement of Financial Statements - Financial statements have been revised to impute interest expense on non-interest bearing notes to related parties. The interest has been charged to expense with a corresponding entry to additional paid-in capital. The effects of the restatement were as follows:

	As Previously Reported	Effect of Restatement	As Restated
For the Year Ended December 31, 2002
Interest Expense	¥(655,904)	¥(321,750)	¥(977,654)
Net Income (loss)	(5,818,616)	(321,750)	(6,140,366)
Earnings (loss) per ordinary share:
Basic	¥(6.31)	¥(0.35)	¥(6.66)
Diluted	¥(6.31)	¥(0.35)	¥(6.66)

For the Year Ended December 31, 2003
Interest Expense	¥(28,555)	¥(345,150)	¥(373,705)
Net Income (loss)	(680,779)	(345,150)	(1,025,929)
Earnings (loss) per ordinary share:
Basic	¥(0.74)	¥(0.37)	¥(1.11)
Diluted	¥(0.74)	¥(0.37)	¥(1.11)

For the Year Ended December 31, 2004
Interest Expense	¥(342,584)	¥(346,096)	¥(688,680)
Net Income (loss)	5,053,067	(346,096)	4,706,971
Earnings (loss) per ordinary share:
Basic	¥5.48	¥(0.37)	¥5.11
Diluted	¥3.37	¥(0.36)	¥3.01

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Translating Financial Statements – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The Company’s functional currency is the Chinese Yuan (Renminbi) and the accompanying consolidated financial statements have been expressed in Chinese Yuan. The consolidated financial statements as of and for the year ended December 31, 2004 have been translated into United States dollars solely for the convenience of the reader and are unaudited. Solely for this purpose, the consolidated financial statements have been translated into U.S. dollars at the rate of ¥8.2765 = US$1.00, the approximate exchange rate prevailing on December 31, 2004. These translated U.S. dollar amounts should not be construed as representing Chinese Yuan amounts or that the Chinese Yuan amounts have been or could be converted into U.S. dollars.

Consolidation – The accompanying consolidated financial statements include the accounts of e-Future Information Technology Inc. and of its wholly owned subsidiary, e-Future (Beijing) Tornado Information Technology Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Accounting Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business Condition - The Company generated revenue and gross profit for each period presented in the consolidated statements of operations. However, the Company had a net loss of ¥6,140,366 and ¥1,025,929 for the years ended December 31, 2002 and 2003. Due to losses in prior years, the Company has an accumulated deficit of ¥28,807,929 ($3,480,489) at December 31, 2004. Net income for the year ended December 31, 2004 was ¥4,706,971 ($568,716). Net cash provided by (used in) operating activities was ¥(3,029,423), ¥1,427,513 and ¥6,120,374 ($739,488) for the years ended December 31, 2002, 2003 and 2004, respectively. The Company retired its short-term bank loans of ¥4,800,000 ($579,955) as of December 31, 2004. Should the Company be unable to sustain profitable operations in future years, the Company may have to seek additional capital through debt financing or from the issuance of its ordinary stock.

Fair Values of Financial Instruments – The carrying amounts reported in the consolidated balance sheets for trade receivables, other receivables, advances to suppliers, accounts payable, accrued liabilities and advances from customers approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of amounts due from a related company, amounts due from shareholders and amounts due to related parties were determined based upon the estimated discounted value of the future cash flows expected to be received from or paid on the financial instruments. The discount rates used were estimated based upon the risks associated with the financial instruments and based upon the Company’s estimated current incremental rate of borrowing. As a result, the amounts due from a related company, amounts due from shareholders and amounts due to related parties have a fair value at December 31, 2004 of ¥2,509,900, ¥50,674, ¥4,694,395, respectively.

Cash and cash equivalents – Cash and cash equivalents are comprised of cash on hand, demand deposits and short term debt investments with original maturities of no more than three months.

Accounts and Other receivables – Provision is made against accounts receivable to the extent they are considered to be doubtful. Included in trade receivables is approximately ¥500,000 that occurred more than one year from December 31, 2004, but is estimated to continue to be collectable. Other receivables consist of business advances to employees for travel and related expenses, and refundable value added tax.

Inventory and Work in Progress – Inventory is comprised of purchased software available for resale and other consumable materials. Inventory is stated at the lower of average cost or net realizable value. Work in process consists of costs incurred on contracts that have not been completed nor recognized as revenue.

Valuation of Long-lived Assets – The carrying values of the Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, the Company projects the undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, the carrying value of the long-lived asset is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

Intangible Assets – Computer Software Costs and Research and Development – The Company charges all development costs to research and development until technological feasibility has been established. Technological feasibility has been established when a detail program design has been completed, or the completion of a working model. After reaching technological feasibility, additional software costs are capitalized until the software is available for general release to customers. The estimated useful life of capitalized software development expenditures is the shorter of four years or the estimated period of realization of revenue from the related software.

Revenue Recognition – The Company recognizes revenue when it is realized and earned. The Company considers revenue realized or realizable and earned when (1) it has persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectibility is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client and the client has signed a completion and acceptance report, risk of loss has transferred to the client, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

The Company provides the following products and services: self-developed software, purchased software, purchased hardware, system design and integration, and post contract maintenance and technical support.

Software

The Company sells self-developed software and software purchased from other vendors. For software sales, the Company recognizes revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” and related interpretations. Revenue from perpetual (one-time charge) licensed software is recognized at the inception of the license term. Revenue from term (monthly license charge) arrangements is recognized on a subscription basis over the period that the customer is using the license. We do not provide any rights of return or warranties on our software.

Revenues applicable to multiple-element fee arrangements are bifurcated among the elements such as software, hardware and post-contract service using vendor-specific objective evidence of fair value. Such evidence consists of pricing of multiple elements as if sold as separate products or arrangements . Software maintenance for the first year and initial training are included in the purchase price of the software. Initial training is provided at the time of installation and is recognized as income as part of the price of the software since it is minimal in value. Maintenance is valued based on the fee schedule used by the Company for providing the regular level of maintenance service as sold to customers when renewing their maintenance contracts on a stand alone basis. Maintenance revenue is included in the income statement under services and is recognized over the term of the agreement.

Hardware

Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement.

Services

The Company provides services for system integration which involves the design and development of complex IT systems to the customer’s specifications. These services are provided on a fixed-price contract and the contract terms generally are short term. Revenue is recognized on the completed contract method when delivery and acceptance is determined by a completion report signed by the customer.

Work in process as shown on the balance sheet represents the work performed towards providing such services that has not been completed as of the balance sheet date.

The Company offers telephone and minimal on-site support to its customers on a stand alone basis. Revenue from maintenance and technical support is recognized over the period of the agreement.

Advances from customers represent the deposits received as of period end. They include amounts related to projects that had yet to be completed.

Deferred revenue represents unearned amounts billed to customers related to post-contract maintenance agreements.

Cost of Revenues – Costs associated with contracts are deferred and recognized either as inventory or work in progress until the services are completed, the products and software are installed and delivered to and accepted by the customer. When the criteria for revenue recognition have been met, costs incurred are recognized as cost of revenue. Cost of revenues include wages, materials, handling charges, and other expenses associated with the development of IT systems to customers’ specifications, the cost of purchased hardware and software, and costs related to technical support services. Provisions for doubtful accounts receivable are included in the cost of software. Amortization of capitalized software costs is included in the cost of revenue.

Advertising Costs – Advertising costs are expensed when incurred. Total advertising expense was ¥2,227,347, ¥937,237, and ¥963,163 ($116,373) for the years ended December 31, 2002, 2003 and 2004, respectively. Total advertising expense was ¥823,164 and ¥318,538 for the periods ended June 30, 2004 and 2005, respectively.

Income taxes – The Company is not subject to any income taxes in the United States nor the Cayman Islands. The Company is subject to enterprise income taxes at a rate of 15% per annum in the People’s Republic of China (PRC). The Company is exempt from enterprise income taxes for the first two profitable years after all accumulated losses have been reduced to zero and the Company will be exempt from 50% of enterprise income taxes during the third through the fifth year. Since the Company still had accumulated losses at December 31, 2004, no enterprise income tax has been recorded. A reconciliation of income taxes (benefit) computed by applying the statutory tax rate to the provision for (benefit from) income taxes is as follows:

	Chinese Yuan (Renminbi)
	For the Years Ended December 31,			For The Six Months Ended June 30,		U.S. Dollars
	2002	2003	2004	2004	2005	2004
						(unaudited)
Tax (benefit) at statutory rate (15%)	¥(921,055)	¥(153,889)	¥706,046	¥23,518	¥8,336	$85,307
Nondeductible losses	921,055	153,889	—	—	—	—
Tax exempt income	—	—	(706,046)	(23,518)	(8,336)	(85,307)

Income tax provision (benefit)	¥—	¥—	¥—	¥—	¥—	$—

Income taxes will be provided based upon the liability method of accounting pursuant to SFAS No. 109, Accounting for Income Taxes after the Company is no longer in a tax exempt status. Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109. No deferred tax asset has been recorded.

Net Earnings (Loss) per Ordinary Share – Basic earnings (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding. Diluted earnings (loss) per ordinary share is computed by dividing net income (loss), adjusted to add back interest associated with convertible debt and mandatorily redeemable preferred stock, by the weighted-average number of ordinary shares and dilutive potential ordinary share equivalents outstanding. Potential ordinary share equivalents consist of shares issuable upon the conversion of preferred stock, the exercise of stock options and warrants, and shares issuable upon the conversion of debt.

The following table is a reconciliation of the numerators and denominators used in the calculation of basic and diluted earnings (loss) per share and the weighted-average ordinary shares outstanding for the years ended December 31, 2002, 2003 and 2004 and for the periods ended June 30, 2004 and 2005:

	Chinese Yuan (Renminbi)
	For the Years Ended December 31,			For The Six Months Ended June 30,		U.S. Dollars
	2002	2003	2004	2004	2005	2004
						(unaudited)
Net income (loss)	¥(6,140,366)	¥(1,025,929)	¥4,706,971	¥156,785	¥55,570	$568,716

Basic weighted-average ordinary shares outstanding	921,875	921,875	921,875	921,875	1,083,750	921,875
Effect of dilutive securities
Series A Convertible Preferred Stock	—	—	578,125	578,125	416,250	578,125
Stock options	—	—	62,499	62,499	62,499	62,499
Diluted weighted-average ordinary shares outstanding	921,875	921,875	1,562,499	1,562,499	1,562,499	1,562,499
Basic earnings (loss) per share	¥(6.66)	¥(1.11)	¥5.11	¥0.17	¥0.05	$0.62
Diluted earnings (loss) per share	¥(6.66)	¥(1.11)	¥3.01	¥0.10	¥0.04	$0.36

As of December 31, 2002 and 2003, there were potential ordinary share equivalents from Series A convertible preferred stock of 578,125 ordinary shares and 62,499 options to purchase ordinary shares that were not included in the computation of diluted loss per ordinary share because their effect would have been anti-dilutive.

Stock-Based Compensation – The Company accounts for stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations (“APB 25”). The Company accounts for options and warrants issued to non-employees at their fair value in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

No compensation cost has been recognized during the six months ended June 30, 2004 and 2005 nor during the years ended December 31, 2002, 2003 or 2004 in the accompanying consolidated financial statements from stock-based compensation. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, net income would have decreased and net loss would have increased to the pro forma amounts:

	Chinese Yuan (Renminbi)
	For the Years Ended December 31,			For The Six Months Ended June 30,		U.S. Dollars
	2002	2003	2004	2004	2005	2004
Net income (loss) as reported	¥(6,140,366)	¥(1,025,929)	¥4,706,971	¥156,785	¥55,570	$568,716
Deduct: Total stock -based employee compensation expense determined under fair value based method for all awards.	(1,157,162)	(1,157,046)	—	—	—	—

Pro forma net income (loss)	¥(7,297,528)	¥(2,182,975)	¥4,706,971	¥156,785	¥55,570	$568,716

Earnings (loss) per share as reported
Basic earnings (loss) per share	¥(6.66)	¥(1.11)	¥5.11	¥0.17	¥0.05	$0.62
Diluted earnings (loss) per share	¥(6.66)	¥(1.11)	¥3.01	¥0.10	¥0.04	$0.36
Pro forma Earnings (loss) per share
Basic earnings (loss) per share	¥(7.92)	¥(2.37)	¥5.11	¥0.17	¥0.05	$0.62
Diluted earnings (loss) per share	¥(7.92)	¥(2.37)	¥3.01	¥0.10	¥0.04	$0.36

Recently Enacted Accounting Standards – In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost will be measured based on the fair value of the instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123(R) replaces SFAS No. 123 and supersedes APB Opinion No. 25. As originally issued in 1995, SFAS No. 123 established as preferable the fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. The Company will be required to apply SFAS No. 123(R) as of the first interim reporting period that begins after December 15, 2005, and plans to adopt it using the modified-prospective method, effective January 1, 2006. The Company is currently evaluating the impact SFAS No. 123(R) will have on it and, based on its preliminarily analysis, expects that the adoption will not have a material impact on its financial statements.

In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Non-monetary Assets—an amendment of APB Opinion No. 29.” This Statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The statement will be effective in January 2006. The Company does not expect that the adoption of SFAS No. 153 will have a material impact on its consolidated financial statements.

Business Segments – The Company operates in one industry which includes the sale of computer software, hardware and services solely to customers in China; therefore, no business segment information has been presented.

NOTE 3. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	Chinese Yuan (Renminbi)			U.S. Dollars
	December 31,		June 30, 2005	December 31, 2004
	2003	2004
Trade accounts receivable	¥7,521,772	¥6,368,963	¥6,321,971	$769,524
Allowance for doubtful accounts	(806,231)	(513,178)	(699,559)	(62,005)

Trade accounts receivable, net	¥6,715,541	¥5,855,785	¥5,622,412	$707,519

NOTE 4. INVENTORY

Inventory consisted of the following at December 31, 2003 and 2004 and June 30, 2005:

	Chines Yuan (Renminbi)			U.S. Dollars
	December 31,		June 30, 2005	December 31, 2004
	2003	2004
Purchased software	¥238,874	¥255,385	¥304,194	$30,857
Other	46,332	53,765	63,368	6,496

Total inventory	¥285,206	¥309,150	¥367,562	$37,353

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Motor vehicles	10 Years
Software	5 Years
Communication equipment	5 Years
Office equipment	5 Years
Leasehold improvements - shorter of	3 Years or Lease Term

Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Gains or losses on sales or retirements are included in the consolidated statements of operations in the year of disposition. Depreciation expense was ¥889,936, ¥1,090,604 and ¥1,106,019 ($133,634) for the years ended December 31, 2002, 2003, and 2004 and ¥646,640 and ¥551,848 for the six months ended June 30, 2004 and 2005, respectively. Property and equipment consisted of the following at December 31, 2003 and 2004 and June 30, 2005:

	Chines Yuan (Renminbi)			U.S. Dollars
	December 31,		June 30, 2005	December 31, 2004
	2003	2004
Motor vehicles	¥290,000	¥290,000	¥290,000	$35,039
Leasehold improvements	268,311	280,711	411,789	33,917
Office equipment	3,502,916	3,552,361	3,758,906	429,211
Communication equipment	154,644	154,644	157,279	18,685
Software	537,780	540,080	540,080	65,253

Total	4,753,651	4,817,796	5,158,054	582,105
Less: Accumulated depreciation	(2,522,864)	(3,622,121)	(4,142,620)	(437,639)

Property and equipment, net	¥2,230,787	¥1,195,675	¥1,015,434	$144,466

NOTE 6. INTERNALLY GENERATED SOFTWARE

Intangible assets consist of the cost of computer software acquired, which is included in property and equipment, and the cost of computer software internally developed by the Company. The components of intangible assets at December 31, 2003 and 2004 and June 30, 2005 were as follows:

	Chines Yuan (Renminbi)			U.S. Dollars
	December 31,		June 30, 2005	December 31, 2004
	2003	2004
Internally generated software	¥7,703,591	¥9,514,352	¥10,854,715	$1,149,562
Less: Accumulated amortization	(2,306,549)	(4,272,969)	(5,383,855)	(516,277)

Intangible assets, net	¥5,397,042	¥5,241,383	¥5,470,860	$633,285

Intangible assets have a weighted-average useful life of approximately 2.8 years. Amortization expense for the years ended December 31, 2002, 2003 and 2004 was ¥710,753, ¥1,405,339 and ¥1,966,420 ($273,591), respectively. Amortization expense for the six months ended June 30, 2004 and 2005 was ¥1,434,433 and ¥1,110,888, respectively. Estimated aggregate amortization expense as of December 31, 2004 for the succeeding five years ending December 31, is as follows:

	Yuan	U.S. Dollars
2005	¥2,188,131	$264,379
2006	1,667,835	201,515
2007	973,249	117,592
2008	412,168	49,800

Research and development costs for the years ended December 31, 2002, 2003 and 2004 were ¥2,160,805, ¥522,484 and ¥1,419,937 ($171,562), respectively. Research and development costs for the six months ended June 30, 2004 and 2005 were ¥0 and ¥103,156, respectively.

NOTE 7. STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock – The Company’s Articles of Association allows for the issuance of convertible preferred stock in the amount of 10,000,000 shares at a par value of $0.01 per share with the rights as described in those articles.

Series A Convertible Preferred Stock – At December 31, 2004, there were 4,016,610 shares of Series A convertible preferred stock outstanding. Holders of the Series A convertible preferred stock had the same voting rights as holders of ordinary stock. Series A convertible preferred stock holders are entitled to the number of votes equal to the number of ordinary shares into which such shares of Series A convertible preferred could be converted at the date of record. If no record date exists then the conversion price on the date the vote occurs is used for the calculation. The conversion rate as recalculated based on the terms defined in the Articles of Association at December 31, 2004, including the subsequent reverse stock split, was one share of Series A preferred stock to 0.1439335 shares of ordinary stock, or 578,125 shares.

At any time starting April 20, 2006, any majority holder of Series A convertible preferred stock had the right to require the Company to redeem of the Series A convertible preferred stock at a redemption price of ¥7.61 ($0.92) per share plus all declared but unpaid dividends. From the date of issuance in 2001, the redemption amount has been ¥30,583,993 ($3,695,282). As a result, the Series A convertible preferred stock was mandatorily redeemable and was classified as a long-term liability upon adopting SFAS No. 150 during 2003. In accordance with EITF D-98, the Company recorded the carrying amount of the redeemable Series A preferred stock at its fair value when it was issued on April 20, 2001. The fair value was determined based upon its redemption value that date and resulted in a charge to accumulated deficit of ¥9,894,407 ($1,195,281) during 2001. The Company recognized changes in the redemption value, if any, at each reporting period. There were no changes in the redemption value since the date of issuance.

Holders of Series A preferred were entitled to receive non-cumulative dividends of ¥0.25 ($0.03) per share per annum only if declared by the Board of Directors. No dividends were declared.

Upon the close of an underwritten public offering, at a public price which represents a valuation of the share capital of the Company of at least ¥662,120,000 ($80,000,000) and with the gross proceeds to the Company of at least ¥165,530,000 ($20,000,000), the shares of Series A convertible stock would automatically be converted into shares of ordinary stock based upon the conversion method described in the Articles of Association. These shares could also have been converted at any time by written consent of the majority of shareholders. In the event of liquidation, the holders were entitled to a ratable liquidating distribution of up to ¥5.13 ($0.62) per share and any dividends declared but unpaid.

Ordinary Stock Issued for Conversion of Series A Preferred Stock and Restatement of Capital – On June 16, 2005, all 4,016,610 shares of Series A preferred stock were converted into 578,125 shares of ordinary stock. The Company changed its authorized shares to 6,613,756 ordinary shares with a par value of $0.0756 (¥0.6257) per share. This change has been retroactively applied in the financial statements.

Subscriptions Receivable – Reflected as a reduction to stockholders’ deficit is ¥575,722 ($69,561) due from stockholders related to 921,875 shares (6,970,000 pre-split shares) of outstanding ordinary stock that were issued to the founding shareholders in November 2000 and April 2001. The shareholders made cash payments during September 2005 of ¥575,722 which paid the subscriptions receivable in full (unaudited).

Reverse Stock Split – Subsequent to December 31, 2004, the Company’s board of directors approved a 1-for-7.560678 reverse stock split to its outstanding ordinary stock. This split also affected the potential conversion of the preferred stock. The number of ordinary shares outstanding for all periods presented has been retroactively restated to reflect the reverse stock split in the accompanying consolidated financial statements.

Issuance of Ordinary Stock – The Company is required to keep enough ordinary shares available as to allow for the conversion of the Series A Preferred Stock. At December 31, 2004 this amounted to keeping at least 578,125 shares of ordinary stock available for issuance.

Statutory Reserves – According to the Articles of Association, the Company is required to transfer a certain portion of its net profits, as determined under PRC accounting regulations, to both the capital reserve fund and the enterprises expansion fund. There were no transfers to these reserve funds in 2002 or 2003 and the board of directors have not approved a transfer for 2004 or 2005. The amount comprising the capital reserve fund at December 31, 2002, 2003, and 2004 and June 30, 2005 was ¥1,056,468 ($127,647). The amount comprising the enterprises expansion fund at December 31, 2002, 2003, and 2004 and June 30, 2005 was ¥528,234 ($63,823).

Stock Options – During 2002, the Company granted stock options to purchase 62,499 shares of ordinary shares to employees and directors. The fair value of options granted during 2002, as estimated on the date of grant using the Black-Scholes option pricing model, was ¥2,314,208 ($279,612), which was determined using the following assumptions:

Expected dividend yield	—
Risk-free interest rate	1.72%
Expected volatility	122%
Expected life	10 years
Weighted average fair value per share	¥37

At December 31, 2002, 2003, 2004, and June 30, 2004 and 2005 the Company had 62,499 options outstanding.

NOTE 8. RELATED-PARTY TRANSACTIONS

Amounts Due From a Related Company – At December 31, 2001, E-Future had advanced ¥3,195,956 to Hainan Future Company, a company owned by shareholders (“Hainan”). The balance arose as the result of payments to suppliers on behalf of Hainan, cash advances to Hainan, Hainan’s collection of cash receipts from E-Future’s customers, and the sale of an investment in a company to Hainan, less the collection of cash receipts from Hainan’s customers, less Hainan’s payments to suppliers on behalf of E-Future, less the cost of software purchased from Hainan and less the purchase of two real estate parcels from Hainan. Hainan had no operations or employees from December 31, 2001. As a result, E-Future made payments to, provided services to and collected cash receipts from Hainan’s customers during the years ended December 31, 2002, 2003 and 2004 and during the six months ended June 30, 2005. Those transactions along with the resulting balances receivable from Hainan were as follows:

	For the Years Ended December 31,			For the Six Months Ended June 30, 2005
	2002	2003	2004
Payments of (refunds from) Hainan suppliers	¥163,309	¥23,500	¥155,307	¥(146,699)
Services provided to Hainan	1,600,000	1,000,000	—	—
Collection of cash receipts from Hainan's customers	(1,219,278)	(744,800)	(1,500,700)	—

Balance at End of Period	¥3,739,987	¥4,018,687	¥2,673,294	¥2,526,595

During September 2005, the balance due from Hainan of ¥2,526,594 was offset against the payable to Hainan, as further described below (unaudited).

Amounts Due From Shareholders – Represents amounts outstanding on loans to shareholders. The amounts are due on demand and have no fixed term of repayment. Amounts outstanding as of December 31, 2003 and 2004 were ¥95,156 and ¥53,973 ($6,521). Amounts outstanding as June 30, 2005 were ¥53,973.

Amounts Due to Related Parties – Represents the amounts due to Mr. Li and to Hainan Future Company, the former shareholders of E-Future Beijing, of ¥1,000,000 ($120,824) and ¥4,000,000 ($483,296), respectively, for the acquisition of the Company’s equity interest in e-Future Beijing. The balances due are unsecured, have no fixed terms of repayment and are considered due on demand. As amounts due do not require the payment of interest, the Company has calculated interest expense at its incremental borrowing rate and has recorded the expense as additional paid-in capital. For the years ended December 31, 2002, 2003 and 2004, and for the six months ended June 30, 2004 and 2005, the Company calculated interest expense at 6.44%, 6.9%, 6.9%, 6.9% and 5.58%, respectively.

On August 12, 2005, the Company paid Hainan ¥575,722 towards the amount due to Hainan. On September 25, 2005, Hainan acquired Mr. Li’s receivable from the Company. On November 18, 2005, the Company and Hainan entered into an agreement whereby ¥1,897,683 of the payable to Hainan was forgiven by Hainan and the remaining balance payable to Hainan of ¥2,526,594 was offset against the receivable from Hainan discussed above of that same amount. The forgiveness of debt from this related party will be recognized as a contribution to capital. (Unaudited.)

NOTE 9. COMMITMENTS AND CONTINGENCIES

Short-Term Loan – In November 2003, the Company entered into a short term loan for ¥4,800,000, which was due in November 2004, and bore interest at 6.9 percent. The loan was paid in full during 2004.

In February 2005, the Company entered into a short term loan for ¥2,800,000 which required a guarantor and is due in February 2006 and bears interest at 5.58 percent. The Company loaned the unrelated guarantor ¥800,000 under the same terms.

In March 2005, the Company entered into a short term loan for ¥350,000 which was due in May 2005 and bore interest at 0.72 percent. The loan was paid in May 2005.

Operating Lease Agreements – The Company leases offices in Beijing and Shanghai. The amounts of commitments for non-cancelable operating leases in effect at December 31, 2004, were as follows:

	Yuan	U.S. Dollars
2005	¥1,618,035	$195,497
2006	730,093	88,213

The Company incurred rental expense, of ¥1,521,183, ¥1,737,078 and ¥1,848,113 ($223,296) during 2002, 2003, 2004, and rental expense of ¥1,117,738 and ¥1,126,310 for the six months ended June 30, 2004, respectively.

Other Commitments – At the end of 2004, the Company had entered into two contracts for construction and remodeling of office space. The total amounts of the contracts is ¥280,700 ($33,983), of which the Company has made deposits of ¥19,500 ($2,356).

Software Infringement Indemnity – Standard software license agreements contain an infringement indemnity clause under which the company agrees to indemnify and hold harmless customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by their software products. The terms constitute a form of guarantee that is subject to the disclosure requirements, but not the initial recognition or measurement provisions of Financial Accounting Standards Board issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others.”

Litigation – In August 2002, the Company was sued for the termination of contracts between the Company and another party. The other party sued for costs and losses in the amount of ¥665,500 ($80,347). The case is currently in the procedure of first instance or first trial.

1) In the administration of adjudication of Civil litigations in P.R.China, the people’s courts adopt the system whereby a case shall be finally decided after at most two trials, which are called first instance and second instance respectively. This means: (a) Judgments or orders of the first instance shall come from a local people’s court, and a party may bring an appeal only once to the people’s court at the next higher level; (b) Judgments or orders of the first instance of the local people’s courts at various levels become legally effective if, within the prescribed period for appeal, no party makes an appeal; (c) judgments and orders of the court of the second instance, if any, shall be seen as final decisions of the case and cannot be appealed, however, any judgments and orders rendered by the Supreme People’s Court as the court of the first instance shall become immediately legally effective. This case isn’t with the Supreme People’s Court.

2) We have accrued ¥665,500 in claims and expenses. There might be additional expenses related to this claim but it is impossible for us to forecast all of the possibilities related to this case. To our actual knowledge, the additional expenses that could be incurred include:

(a) additional accrued interest expense

(b) execution(of the legally effective legal documents) expenses of the case

(c) accepting fee of People’s Court(s)

We have considered the likely out come of this case based on past experience with similar cases and determined that the total amount of estimated costs should be accrued and expensed as a result of the claim. There could be additional costs related to the case which can not be estimated at this time.

NOTE 10. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed balance sheets

	Chinese Yuan (Renminbi)			U.S. dollars
	December 31,		June 30, 2005	December 31, 2004
	2003	2004
				(unaudited)
ASSETS
Current assets
Cash and cash equivalents	¥116	¥112	¥7,393	$14

Total current assets	116	112	7,393	14

Non-current assets
Investments in and amounts due from subsidiary	4,544,437	9,597,508	9,283,904	1,159,828
Deferred offering costs	—	—	500,246	—

Total non-current assets	4,544,437	9,597,508	9,784,150	1,159,828

Total assets	¥4,544,553	¥9,597,620	¥9,791,543	$1,159,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Amounts due to related parties	¥5,000,000	¥5,000,000	¥5,000,000	$604,120

Total current liabilities	5,000,000	5,000,000	5,000,000	604,120

Long-term liability
Mandatorily redeemable Series A convertible preferred stock, ¥ 0.0826 ($0.01) par value; 4,016,610 shares authorized and outstanding; liquidation preference of ¥20,650,000 ($ 2,500,000)	30,583,993	30,583,993	—	3,695,281

Shareholders’ equity
Undesignated preferred shares, ¥ 0.6257 ($0.0756) par value; 5,983,390 shares authorized; no shares outstanding	—	—	—	—
Ordinary shares, ¥ 0.6257 ($0.0756) par value; 40,000,000 shares authorized; 921,875, 921,875 and 1,500,000 shares outstanding, respectively	576,817	576,817	938,550	69,693
Additional paid-in capital	889,663	1,235,759	31,596,372	149,328
Statutory reserves	1,584,702	1,584,702	1,584,702	191,470
Subscriptions receivable	(575,722)	(575,722)	(575,722)	(69,561)
Accumulated deficit	(33,514,900)	(28,807,929)	(28,752,359)	(3,480,489)

Total shareholders’ equity	(31,039,440)	(25,986,373)	4,791,543	(3,139,559)

Total liabilities and shareholders’ equity	¥4,544,553	¥9,597,620	¥9,791,543	$1,159,842

Condensed statements of operations

	Chinese Yuan (Renminbi)					U.S. dollars
	For the years ended December 31,			For the six months ended June 30,		For the year ended December 31, 2004
	2002	2003	2004	2004	2005
						(unaudited)
General and administrative expense	¥(32,561)	¥(15,694)	¥(34,932)	¥(9,618)	¥(603)	$(4,221)

Operating loss	(32,561)	(15,694)	(34,932)	(9,618)	(603)	(4,221)

Equity in profit (loss) of subsidiary	(6,430,690)	(662,541)	5,087,999	339,451	187,249	614,752
Other income	—	—	—	—	8,260
Interest income	647,724	—	—	—	—	—
Interest expense	(324,839)	(347,694)	(346,096)	(172,102)	(139,336)	(41,815)

Net income (loss)	¥(6,140,366)	¥(1,025,929)	¥4,706,971	¥157,731	¥55,570	$568,716

Condensed cash flow statements

	Chinese Yuan (Renminbi)					U.S. dollars
	For the years ended December 31,			For the six months ended June 30,		For the year ended December 31, 2004
	2002	2003	2004	2004	2005
						(unaudited)
Cash flows from operating activities:
Net income (loss)	¥(6,140,366)	¥(1,025,929)	¥4,706,971	¥157,731	¥55,570	$568,716
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (profit) loss of subsidiary	6,430,690	662,541	(5,087,999)	(339,451)	(187,249)	(614,751)
Interest on notes payable contributed by shareholders	321,750	345,150	346,096	172,102	138,353	41,815
Expenses paid by subsidiary on behalf of parent	—	—	34,928	9,621	607	4,220

Net cash provided by (used in) operating activities	612,074	(18,238)	(4)	3	7,281	—

Cash flows from investing activities:
Advances to subsidiary	(11,481,400)	—	—	—	—	—

Net cash used in investing activities	(11,481,400)	—	—	—	—	—

Net (decrease) increase in cash	(10,869,326)	(18,238)	(4)	3	7,281	—
Cash and cash equivalents at beginning of year	10,887,680	18,354	116	116	112	14

Cash and cash equivalents at end of year	¥18,354	¥116	¥112	¥119	¥7,393	$14

Supplemental cash flow disclosures Interest paid	¥3,089	¥—	¥—	¥—	¥983	$—

Noncash investing and financing activities
Deferred offering costs paid by subsidiary on behalf of parent	¥—	¥—	¥—	¥—	¥500,246	$—

Basis of presentation

For the purposes of the presentation of e-Future Cayman’s (the parent) condensed financial information, the parent has recorded its investment in e-Future Beijing (the subsidiary) under the equity method of accounting as prescribed in APB opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”.

Since acquiring the subsidiary in December 2001, the subsidiary incurred losses that exceeded the Company’s investment. The excess losses in excess of the investment have been credited to amounts due from subsidiaries. The profit or loss from the subsidiary is reflected on the condensed statements of operations as “Equity in profit (loss) of subsidiary”.

Under PRC laws and regulations, there are restrictions on the Company’s PRC subsidiary, e-Future Beijing, to transfer certain of its net assets to the Company either in the form of dividends, loans, and advances. The amounts restricted include paid-in capital and statutory reserves of e-Future Beijing totaling approximately ¥6,584,702 as of December 31, 2004.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Until     , 2005 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Ordinary Shares

1,000,000 Share Minimum

1,500,000 Share Maximum

e-Future Information Technology Inc.

Prospectus

Anderson & Strudwick,

Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law and Article 123 of our amended and restated articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our articles of association, indemnification is not available, however, if those events were incurred or sustained by or through their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.	Recent Sales of Unregistered Securities

In the three years prior to the date of this registration statement, we have not sold unregistered securities.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number	Document

1.1	Form of Underwriting Agreement (2)

1.2	Form of Escrow Agreement (2)

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (2)

3.2	Amended and Restated Memorandum of Association of the Registrant (2)

3.3	Written resolutions of the Registrant amending the terms of its Memorandum of Association dated June 16, 2005 (2)

4.1	Specimen Certificate for Ordinary Shares (2)

4.2	Form of Underwriter’s Warrant, as amended (2)

5.1	Opinion of Campbells, Cayman counsel (2)

10.1	Loan Agreement by and between the Registrant and Beijing Haidan District Yuyuantan Rural Credit Cooperative (2)

10.2	Labor Contract by and between e-Future Beijing and Adam Yan (2)

10.3	Labor Contract by and between e-Future Beijing and Qicheng Yang (2)

10.4	Labor Contract by and between e-Future Beijing and Hongjun Zou (2)

10.5	Labor Contract by and between e-Future Beijing and Johnson Li (2)

10.6	Labor Contract by and between the e-Future Beijing and Zhou Kefu (2)

10.7	Registration Rights Agreement by and among the Registrant, C Tech Fund and e-Millennium Limited (2)

10.8	Summary of translation of Share Transfer Agreement of Hainan e-Future Computer Co., Ltd. by and between Qicheng Yang and Ling Zhang (2)

10.9	Summary of translation of Share Transfer Agreement of Hainan e-Future Computer Co., Ltd. by and between Adam Yan and Xuejun Zhang (2)

10.10	Summary of translation of Share Transfer Agreement of e-Future (Beijing) Tornado Information Technology, Inc. by and between Dafu Zou and Johnson Li (2)

10.11	New Agreement to terminate Agreement and forgive debt (2)

10.12	Memorandum of Understanding by and between IBM China Company Limited and the Registrant (2)

10.13	ISV Advantage Agreement by and between IBM Engineering Technology (Shanghai) Co., Ltd. and the Registrant (2)

10.15	Termination and Debt Forgiveness Agreement by and among e-Future (Beijing) Tornado Information Technology Inc., e-Future Information Technology Inc. and Hainan Future Computer Co., Ltd. (1)

21.1	Subsidiaries of the Registrant (2)

23.1	Consent of Hansen, Barnett & Maxwell (1)

24.1	Power of Attorney (included on page II-4 of the Registration Statement (2)

99.1	Stock Option Plan (2)

99.2	Undertaking of the Cayman Islands Governor in Council regarding taxation issues (2)

(1)	Filed herewith.

(2)	Previously filed.

(b)	Financial Statement Schedules

None.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 4 to a Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on the 2nd day of December, 2005.

E-FUTURE INFORMATION TECHNOLOGY INC.

By:	/s/ Adam Yan
Name:	Adam Yan
Title:	Chairman and Chief Executive Officer (Principal Executive Officer and Principal Accounting Officer)

Date:	December 2, 2005

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam Yan	Chairman, Chief Executive Officer and Director (Principal Executive Officer and Principal Accounting Officer)	December 2, 2005

* Xin Wu	Director	December 2, 2005

* L. McCarthy Downs, III	Director	December 2, 2005

* Wenhua Tong	Director	December 2, 2005

* Dong Cheng	Director	December 2, 2005

* Chaoyong Wang	Director	December 2, 2005

* Ming Zhu	Director	December 2, 2005

/s/ Ming Zhu Ming Zhu	Authorized U.S. Representative	December 2, 2005

* By:	/s/ Adam Yan
Adam Yan Attorney-in-Fact December 2, 2005

Exhibit Number	Document

1.1	Form of Underwriting Agreement (2)

1.2	Form of Escrow Agreement (2)

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (2)

3.2	Amended and Restated Memorandum of Association of the Registrant (2)

3.3	Written resolutions of the Registrant amending the terms of its Memorandum of Association dated June 16, 2005 (2)

4.1	Specimen Certificate for Ordinary Shares (2)

4.2	Form of Underwriter’s Warrant, as amended (2)

5.1	Opinion of Campbells, Cayman counsel (2)

10.1	Loan Agreement by and between the Registrant and Beijing Haidan District Yuyuantan Rural Credit Cooperative (2)

10.2	Labor Contract by and between e-Future Beijing and Adam Yan (2)

10.3	Labor Contract by and between e-Future Beijing and Qicheng Yang (2)

10.4	Labor Contract by and between e-Future Beijing and Hongjun Zou (2)

10.5	Labor Contract by and between e-Future Beijing and Johnson Li (2)

10.6	Labor Contract by and between the e-Future Beijing and Zhou Kefu (2)

10.7	Registration Rights Agreement by and among the Registrant, C Tech Fund and e-Millennium Limited (2)

10.8	Summary of translation of Share Transfer Agreement of Hainan e-Future Computer Co., Ltd. by and between Qicheng Yang and Ling Zhang (2)

10.9	Summary of translation of Share Transfer Agreement of Hainan e-Future Computer Co., Ltd. by and between Adam Yan and Xuejun Zhang (2)

10.10	Summary of translation of Share Transfer Agreement of e-Future (Beijing) Tornado Information Technology, Inc. by and between Dafu Zou and Johnson Li (2)

10.11	New Agreement to terminate Agreement and forgive debt (2)

10.12	Memorandum of Understanding by and between IBM China Company Limited and the Registrant (2)

10.13	ISV Advantage Agreement by and between IBM Engineering Technology (Shanghai) Co., Ltd. and the Registrant (2)

10.15	Termination and Debt Forgiveness Agreement by and among e-Future (Beijing) Tornado Information Technology Inc., e-Future Information Technology Inc. and Hainan Future Computer Co., Ltd. (1)

21.1	Subsidiaries of the Registrant (2)

23.1	Consent of Hansen, Barnett & Maxwell (1)

24.1	Power of Attorney (included on page II-4 of the Registration Statement (2)

99.1	Stock Option Plan (2)

99.2	Undertaking of the Cayman Islands Governor in Council regarding taxation issues (2)

(1)	Filed herewith.

(2)	Previously filed.